Exhibit 10.2

FACILITIES PURCHASE AND SALE AGREEMENT
BY AND AMONG

SUNRISE SENIOR LIVING INVESTMENTS, INC.,

as Purchaser

AND

FOUNTAINS CANTERBURY LIMITED PARTNERSHIP,
FOUNTAINS ALBEMARLE LIMITED PARTNERSHIP,
FOUNTAINS LA CHOLLA LIMITED PARTNERSHIP,
FOUNTAINS CRYSTAL LAKE LIMITED PARTNERSHIP,
FOUNTAINS CORBY LIMITED PARTNERSHIP,
FOUNTAINS LA JOLLA LIMITED PARTNERSHIP,
FOUNTAINS SENIOR PROPERTIES OF KALAMAZOO, L.L.C.,
THE FOUNTAINS AT LOGAN SQUARE, L.L.C.,
THE FOUNTAINS AT RIVERVUE, L.L.C.,
THE FOUNTAINS OF VIRGINIA, L.L.C.,
THE FOUNTAINS SENIOR PROPERTIES OF CALIFORNIA, L.L.C.,
THE FOUNTAINS SENIOR PROPERTIES OF FLORIDA, L.L.C.,
THE FOUNTAINS SENIOR PROPERTIES OF MICHIGAN, L.L.C.,
THE FOUNTAINS SENIOR PROPERTIES OF NEW YORK, L.L.C.,
THE FOUNTAINS AT GREENBRIAR, INC.
THE FOUNTAINS SEA BLUFFS LEASING, L.L.C.

as Sellers

AND
FOUNTAINS CHARITABLE INCOME TRUST

Dated as of January 19, 2005

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		2
1.1	Transfer of Purchased Assets	2
1.2	Assets Not Being Transferred	3
1.3	Further Assurances	3
1.4	Assignment of Contracts, Permits, Rights, Etc.	3

ARTICLE II ASSUMED OBLIGATIONS; EXCLUDED OBLIGATIONS		4
2.1	Liabilities Being Assumed at Closing	4
2.2	Liabilities Not Being Assumed	4

ARTICLE III PURCHASE PRICE		5
3.1	Purchase Price	5
3.2	Adjustments to the Purchase Price	5
3.3	Entrance Fee Liability Adjustment	6
3.4	Payment of Purchase Price at Closing	6
3.5	Allocation of Purchase Price	7

ARTICLE IV THE CLOSING		7
4.1	The Closing	7
4.2	Closing Deliveries by the Sellers and the Greenbriar Stockholders	8
4.3	Closing Deliveries by Purchaser	9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE TRUST		9
5.1	Organization, Power, Authority and Good Standing	9
5.2	Authority; No Conflicts	10
5.3	Consents and Authorizations	10
5.4	Ownership of the Sellers	11
5.5	Books and Records	11
5.6	Financial Information	11
5.7	Absence of Undisclosed Liabilities	12
5.8	Absence of Changes	12
5.9	Tax Matters	14
5.10	Title to Purchased Assets and Related Matters	15
5.11	Leases	15
5.12	Facilities; Management Agreements	16
5.13	Assigned Contracts	16
5.14	Resident Agreements	17
5.15	Real Property	17
5.16	Intellectual Property	19
5.17	Inventories	20
5.18	Accounts Receivable	20

5.19	Litigation, Etc.	21
5.20	Compliance with Laws	21
5.21	Permits	21
5.22	Insurance	22
5.23	Labor Relations: Employees	22
5.24	Pension and Benefit Plans and Compliance with Employment Laws	23
5.25	WARN Act	24
5.26	Environmental Matters	24
5.27	Brokers	25
5.28	Suppliers and Vendors	25
5.29	Payments	25
5.30	Seller Documents	26
5.31	Solvency	26
5.32	Health Regulatory Compliance	26
5.33	Subsidiaries; Affiliate Transactions	28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		29
6.1	Organization; Corporate Authority	29
6.2	Authority; No Conflicts	29
6.3	Brokers	29
6.4	Consents	30

ARTICLE VII COVENANTS AND AGREEMENTS		30
7.1	Access to Records and Properties	30
7.2	Conduct Pending Closing	33
7.3	Efforts to Consummate	34
7.4	Exclusivity	36
7.5	Notice of Prospective Breach	36
7.6	Public Announcements	36
7.7	Confidentiality	37
7.8	Non-Compete Agreement	38
7.9	Use of Name; Other Intellectual Property Rights	39
7.10	New Management Agreements	39
7.11	Bulk Sales	40
7.12	Retention of Liabilities	40
7.13	Assurances Company	40
7.14	Accounts Receivable Adjustment	40
7.15	Payment of Retained Liabilities and Accounts Payable	42
7.16	Restrictions on Seller Distributions	42
7.17	Audited Financial Statements	42
7.18	Fiscal Year 2005 Capital Expenditures	42
7.19	La Cholla Bonds	43
7.20	Financing Transaction	43

ARTICLE VIII EMPLOYEE MATTERS		43
8.1	Employees	43

2

8.2	Non-Solicitation of Hired Employees	46

ARTICLE IX TAX COOPERATION; ALLOCATION OF TAXES		46
9.1	Tax Definitions	46
9.2	Tax Cooperation; Allocation of Taxes	47

ARTICLE X CLOSING CONDITIONS		48
10.1	Conditions to Each Party’s Obligations to Consummate the Closing	48
10.2	Conditions to Obligations of Purchaser	49
10.3	Title Insurance and Survey	51
10.4	Conditions to Obligations of the Sellers and the Trust	54

ARTICLE XI INDEMNIFICATION		55
11.1	Survival of Representations and Warranties	55
11.2	Indemnification	55
11.3	Bulk Sales Laws	58
11.4	General Indemnification Procedures	58
11.5	Effect of Knowledge on Indemnification	59
11.6	No Duplication of Claims	60
11.7	Allocation of Indemnification Payments	60
11.8	Limitations on Indemnification	60

ARTICLE XII TERMINATION; EFFECT OF TERMINATION		61
12.1	Termination	61
12.2	Effect of Termination	62
12.3	Investor Commitment Period	63
12.4	Special Termination Right	66

ARTICLE XIII MISCELLANEOUS PROVISIONS		67
13.1	Amendment; Waiver	67
13.2	Entire Agreement	67
13.3	Severability	67
13.4	No Assignment; Parties in Interest	67
13.5	Fees and Expenses	69
13.6	Notices	69
13.7	Counterparts	70
13.8	Governing Law	70
13.9	Independence of Covenants and Representations and Warranties; Schedules	71
13.10	Interpretation, Construction	71
13.11	Resolution of Disputes	72
13.12	Appointment of Representative	72
13.13	Performance by Subsidiaries	72
13.14	Representation by Counsel	73
13.15	Passage of Title and Risk of Loss	73
13.16	Guarantee of Obligations of Purchaser	73

3

     The following is a list of Schedules and Exhibits to the Facilities Purchase and Sale Agreement (other than Schedule 1 and Schedule 7.13 which are attached hereto) that have been intentionally omitted. Sunrise Senior Living, Inc. agrees to furnish supplementally a copy of any omitted Schedule or Exhibit upon request of the Securities and Exchange Commission.

Exhibits

Exhibit 4.2(a)	Bills of Sale
Exhibit 4.2(b)	Assignment and Assumption Agreement
Exhibit 10.2(c)	Opinion from Sellers’ Counsel
Exhibit 12.3(a)	Purchaser Replacement and Release Agreement
Exhibit 12.3(b)	Investor Commitment Escrow Agreement

Schedules

Schedule 1.1	Purchased Assets
Schedule 1.2	Assets Not Being Transferred
Schedule 2.1	Assumed Liabilities
Schedule 2.2	Liabilities Not Being Assumed
Schedule 3.3	Logan Square/Millbrook Entrance Fee Obligations
Schedule 4.2(e)	Agreements to Be Terminated and/or Replaced
Schedule 6.4	Operating Licenses & Material Permits
Schedule 7.8(a)	Non-Competition Agreement
Schedule 7.10	Existing Management Agreements
Schedule 7.19	La Cholla Documents
Schedule 7.20	Term Sheet Relating to Financing
Schedule 8.1(j)	Service Credit Exceptions
Schedule 10.1(a)	Material Regulatory Approvals
Schedule 10.2(d)	Third Party Consents
Seller Disclosure Schedule

4

     This FACILITIES PURCHASE AND SALE AGREEMENT dated as of January 19, 2005, by and among (i) Sunrise Senior Living Investments, Inc., a Virginia corporation, (“Purchaser”), (ii) each of the entities listed on the attached Schedule 1 (individually, a “Seller” and collectively, “Sellers”), and (iii) Fountains Charitable Income Trust (the “Trust”).

PREAMBLE

     WHEREAS, the Sellers and the Trust, together with Fountains Continuum of Care, Inc., a Delaware corporation (“FCC”), directly and indirectly through their respective Subsidiaries, have been engaged in the business of owning, managing and/or leasing Senior Living Facilities (as defined herein) and providing home care services in certain of the states in which its Senior Living Facilities are located (collectively, the “Business”);

     WHEREAS, the Sellers own the Senior Living Facilities set forth opposite their names on Schedule 5.12(a) hereto (each a “Facility”) and certain other Assets (as defined herein) used in the Business;

     WHEREAS, the Sellers desire to sell, convey, assign and/or transfer to Purchaser, and Purchaser desires to purchase from the Sellers, the Facilities and certain other Assets of the Sellers related to the Business, subject to Purchaser’s assumption of certain specified liabilities of the Sellers related to the Business, all on the terms and subject to the limitations, exclusions and conditions contained in this Agreement;

     WHEREAS, FCC and certain of its directly and indirectly owned Subsidiaries and certain other Persons (collectively the “APA Sellers”), have agreed to sell all of their rights, title and interest in and to certain of the Assets of the APA Sellers to the purchaser, pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of the date hereof by and among the APA Sellers and the other parties named therein (the “FCC Sale Transaction”);

     WHEREAS, the parties intend that prior to the Closing (as defined herein), Fountains Retirement Communities, Inc. and each of the other parties to an Existing Management Agreement (as defined herein) will enter into a new management agreement for each of the Facilities, to become effective subject to and upon the consummation of the closing under the Asset Purchase Agreement, in the form or forms to be provided by Purchaser to Sellers prior to the Closing (the “New Management Agreements”) to replace each of the management agreements listed on Schedule 7.10 (the “Existing Management Agreements”), as contemplated in Section 7.10 of this Agreement, which New Management Agreements would be assigned to and would be assumed by and would be binding on Purchaser pursuant to this Agreement;

     WHEREAS, the Facilities known as Millbrook, located in Millbrook, New York, (the “Millbrook Facility”) and RiverVue, located in Tuckahoe, New York, (the “RiverVue Facility”) are leased by the applicable Seller to The Fountains Operating Company (NY), Inc., a New York corporation (“FOC NY”) that is owned by Mitchell T. Pozez and David Freshwater (collectively, the “Greenbriar Stockholders”), the sole stockholders of the Fountains of Greenbriar, Inc. (“Greenbriar”) (one of the Sellers), and Purchaser either desires to acquire the leaseholds with respect to the Millbrook Facility (the “Millbrook Lease”) and the RiverVue Facility (the “RiverVue Lease”), require the termination of said leaseholds prior to the Closing or replace such existing leasehold arrangements with new arrangements mutually acceptable to Purchaser and FOC NY;

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated herein and certain additional agreements related thereto; and

     WHEREAS, certain capitalized terms used in this Agreement are defined on Annex I attached hereto.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Transfer of Purchased Assets.

     (a) On the terms and subject to the conditions contained in this Agreement, at the Closing each Seller shall sell, lease, convey, assign, license, transfer and deliver to Purchaser, free and clear of all Encumbrances other than the Permitted Encumbrances identified on Schedule 5.10(b) hereto, and Purchaser shall purchase and acquire from each Seller, all of the right, title and interest in, to and under the Assets included on Schedule 1.1, wherever located (collectively, the “Purchased Assets”).

     (b) In the event the sale, lease, conveyance, assignment, license or transfer of any of the Permits listed on Schedule 1.1 (collectively referred to herein as the “Assigned Permits”) is unlawful or is not permissible under any agreement or under any Law, such terms for the purposes of this Agreement with respect to any such Assigned Permits shall be deemed to mean and require (i) the applicable Seller’s relinquishment of all of its right, title, benefit and interest in and to and authority under, such Assigned Permits as of the Closing and (ii) the issuance or grant to Purchaser by the appropriate Governmental Entity or other third Person of a Permit conferring upon Purchaser, as of the Closing, all right, title, benefit, interest and authority at least equal to that relinquished by such Seller, as the case may be, including the right, authority and approval for Purchaser to own and operate the Facilities and the other Purchased Assets from and after the Closing in the same manner as the Sellers prior to the Closing. For clarification purposes, the parties acknowledge and agree that, to the extent permitted by Law, Purchaser shall have the option to acquire or assume any Seller’s Medicare or Medicaid provider numbers used in the operation of the Facilities or the conduct of the Business or submit an application for new Medicare and Medicaid provider numbers with respect to the operation of the Facilities or the conduct of the Business after the Closing.

1.2 Assets Not Being Transferred.

     Except for the Purchased Assets, on the Closing Date, the Sellers are not selling, leasing, conveying, assigning, licensing, transferring or delivering to Purchaser, and Purchaser is not purchasing or acquiring any other Assets of the Sellers, including any of the Assets listed on Schedule 1.2.

1.3 Further Assurances.

     Each Seller shall and shall cause each Seller Subsidiary to, at any time and from time to time during the period from and after the Closing until the later of (i) the fourth anniversary of the Closing Date or (ii) such time as all consents of any Governmental Entity or other third Person to the assignment of the Assigned Contracts and Assigned Permits have been obtained, upon the request of Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to sell, lease, convey, assign, license, transfer and deliver to Purchaser, or to aid and assist in the collection of or reducing to possession by Purchaser, of the applicable Purchased Assets, or to vest in Purchaser good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances identified on Schedule 5.10(b).

1.4 Assignment of Contracts, Permits, Rights, Etc.

     (a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any Assigned Contract (as defined below), any Assigned Permit or Proceeding or right with respect to any benefit arising thereunder or resulting therefrom, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto or of any Governmental Entity or other third Person, would constitute a breach thereof or in any way affect the rights of Purchaser or any Seller thereunder or is unlawful or is not permissible under any agreement or under any Law.

     (b) The parties understand and agree that, without limiting any representation, warranty, condition, or indemnification contained in this Agreement, if, as of the Closing, the Sellers shall not have effectively obtained any or all consents of any third Person set forth on Schedule 5.3 to the assignment of any of the New Management Agreements or any other Contract that is listed on Schedule 1.1 as one of the Purchased Assets to be assigned to Purchaser hereunder (collectively referred to herein as the “Assigned Contracts”), in respect of which such third Person’s consent to assign is required in order to preserve the value of such Assigned Contract for Purchaser or otherwise, then the assignment by the applicable Seller and the assumption by Purchaser of such Assigned Contract shall, notwithstanding anything to the contrary in this Agreement, not become effective at the Closing or thereafter until the applicable Seller shall have obtained the requisite consent (which such Seller shall use Commercially Reasonable Efforts to obtain, together with the cooperation of Purchaser), and such assignment and assumption shall become effective as aforesaid subsequent to the Closing pursuant to such documentation as shall be reasonably acceptable to Purchaser and the applicable Seller; and the Sellers shall and shall cause their respective Seller Subsidiaries to not take or permit any action which would impair the full force and effect of any such Assigned Contract, or otherwise cause or permit the modification, amendment, or termination of any such Assigned Contract (except insofar as consented to in writing by Purchaser, which consent shall not be unreasonably withheld or delayed) until the effective assignment thereof as aforesaid. The parties understand and agree that the Sellers, subsequent to the Closing, shall not be entitled to any of the rights and privileges under any Assigned Contract, all of which shall accrue to the benefit of Purchaser, and the Sellers shall be deemed to hold any Assigned Contracts subject to this Section 1.4(b) in trust for Purchaser. To the extent, and only to the extent, that Purchaser is able to receive the economic rights and privileges under an Assigned Contract, Purchaser shall be responsible for the Assumed Liabilities, if any, arising under such Assigned Contract. To the extent any Seller is unable to keep an Assigned Contract in full force and effect and to otherwise enable Purchaser to receive the economic rights and privileges under an Assigned Contract in accordance with the foregoing because the Sellers have transferred to Purchaser certain Assets that are reasonably necessary for the performance by such Seller of such Assigned Contract, then Purchaser shall perform such Seller’s obligations under such Assigned Contract using such Assets or otherwise as an independent contractor to such Seller at no additional cost to such Seller. The Sellers shall jointly and severally pay and discharge, and shall indemnify and hold harmless Purchaser from and against, any and all costs, expenses and other Losses of seeking to obtain or obtaining any consent or approval of any third Person set forth on Schedule 5.3, whether before or after the Closing Date. Nothing in this Section 1.4 shall be deemed a waiver by Purchaser of its right to have received at the Closing an effective assignment of all of the Assigned Contracts and other Purchased Assets nor shall this Section 1.4 be deemed to constitute an agreement to exclude from the Purchased Assets any of the Assets listed on Schedule 1.1.

ARTICLE II
ASSUMED OBLIGATIONS; EXCLUDED OBLIGATIONS

2.1 Liabilities Being Assumed at Closing.

     On the terms and subject to the conditions contained in this Agreement, simultaneously with the sale, lease, conveyance, assignment, license, transfer and delivery to Purchaser of the Purchased Assets at the Closing, Purchaser shall assume only the Liabilities of each of the Sellers listed on Schedule 2.1 (collectively, the “Assumed Liabilities”).

2.2 Liabilities Not Being Assumed.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR IN ANY RELATED DOCUMENT, EXCEPT FOR THE ASSUMED LIABILITIES ASSUMED PURSUANT TO SECTION 2.1, PURCHASER SHALL NOT ASSUME, PAY, BEAR, PERFORM OR DISCHARGE ANY LIABILITIES OF THE SELLERS, THE TRUST OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING ANY SELLER SUBSIDIARY) WHETHER OR NOT ARISING OUT OF OR RELATING TO THE PURCHASED ASSETS OR THE BUSINESS OR ANY OTHER BUSINESS OF THE SELLERS, THE TRUST OR THEIR RESPECTIVE AFFILIATES (INCLUDING ANY SELLER SUBSIDIARY), AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE CLOSING, INCLUDING ANY OF THE LIABILITIES OR OBLIGATIONS LISTED ON

SCHEDULE 2.2, ALL OF WHICH LIABILITIES SHALL FROM AND AFTER THE CLOSING REMAIN THE EXCLUSIVE RESPONSIBILITY OF THE SELLERS, THE TRUST OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING ANY SELLER SUBSIDIARY), AS APPLICABLE.

ARTICLE III
PURCHASE PRICE

3.1 Purchase Price.

     The aggregate consideration to be paid by Purchaser to the Sellers for the Purchased Assets (the “Purchase Price”) shall be (i) US$416,500,000.00 (the “Cash Payment”) subject to adjustment as provided in Sections 3.2, 3.3, 7.14, 10.3(d)(ii) and 10.3(f), plus (ii) US$55,000,000.00 (the “Loan Amount”), plus (iii) the assumption of the Assumed Liabilities. The Purchase Price will be paid as provided in Section 3.4.

3.2 Adjustments to the Purchase Price.

     (a) All income and expenses of the Sellers with respect to the Purchased Assets identified on the Proration Schedule shall be prorated on a daily basis between the Sellers and Purchaser as of 11:59 p.m. on the Closing Date (the “Proration Time”). Such items to be pro rated shall consist of: (i) payments under any Assigned Contract, if any, (ii) rents under the Leases and monthly fees and other fees and charges under the Resident Agreements to which any Seller is a party and other income, if any, including prepaid rents and other amounts, (iii) ad valorem real and tangible personal property Taxes with respect to the Purchased Assets, (iv) utility charges, if any, (v) insurance or other charges with respect to any of the Purchased Assets, or (vi) any other items the parties mutually determine to be necessary. Purchaser and the Sellers shall prepare a proposed schedule or schedules (the “Proration Schedule”) prior to the Closing, including the items listed above and any other items the parties mutually determine to be necessary. The Sellers and Purchaser shall use Commercially Reasonable Efforts to finalize and agree on the Proration Schedule at least two Business Days prior to the Closing.

     (b) Any escrow accounts held by any utility companies or other third Persons, any cash deposits made by or on behalf of any of the Sellers prior to the Closing to secure obligations under any Assigned Contracts and any reserve funds which are on deposit for the states of Florida or California, or any other states requiring such reserve deposits, and any funds held in resident trust funds, shall be paid to the Sellers or, if assigned to Purchaser, the Sellers shall receive a credit (i.e., an increase in the Purchase Price) in the amount thereof at the Closing.

     (c) The parties agree that any amounts that may become due under Section 3.2(a) or (b) shall be paid at the Closing as can best be determined. A post-Closing reconciliation of pro-rated items shall be made by the parties within 75 days after the Closing and any amounts due at that time shall be promptly forwarded to Purchaser, on the one hand, or the Representative (as agent for the Sellers), on the other hand, in a lump sum payment. Any additional amounts which may become due after such determination shall be forwarded at the time they are received. Any amounts due under Section 3.2(a) or (b) which cannot be determined within 75 days after the

Closing shall be reconciled as soon thereafter as such amounts can be determined. Subject to any applicable privileges (including attorney-client privilege), (i) each of the Sellers and the Trust agrees that Purchaser shall have the right to audit the applicable records of the Sellers in connection with any such post-Closing reconciliation, and (ii) Purchaser agrees that the Sellers shall have the right to audit the applicable records of Purchaser in connection with any such post-Closing reconciliation.

     (d) The Sellers shall be responsible for all expenses of the Purchased Assets attributable to the period prior to and including the Proration Time. For the avoidance of doubt, any Entrance Fees or Resident Deposits received by Purchaser after the Closing Date, or Resident Deposits received by Purchaser on or prior to the Closing Date, in either case pursuant to Resident Agreements entered into by any Seller or any Affiliate of any Seller on or prior to the Closing Date shall not be pro rated pursuant to Section 3.2(a) or otherwise subject to payment or reimbursement to Sellers under any other provision of this Agreement (including Section 3.2(b)).

     (e) Purchaser shall receive all income from the Purchased Assets attributable to the period after the Proration Time and shall, except as otherwise provided for in this Agreement, be responsible for all expenses of the Purchased Assets attributable to the period after the Proration Time. In the event any Seller receives any payment from a resident for rent due for any period after the Proration Time, the Sellers shall promptly forward or cause to be forwarded such payment to Purchaser. In addition, in the event any Seller has received any prepaid rent from a resident for any period from and after the Proration Time, the Sellers shall promptly forward or cause to be forwarded to Purchaser such prepaid rent.

     (f) Notwithstanding anything to the contrary in this Agreement, this Section 3.2 shall not apply to any Purchased Accounts Receivable of the Sellers.

3.3 Entrance Fee Liability Adjustment.

     At the Closing, the Purchase Price shall be reduced in accordance with this Section 3.3 by an amount equal to US$3,300,000.00 less all Entrance Fee refund obligations actually paid by the Sellers after November 1, 2004 and prior to the Closing in respect of the US$2,003,597.00 in Entrance Fee refund obligations at the Logan Square East Facility and the Millbrook Facility, as reflected on Schedule 3.3, that were triggered prior to November 1, 2004 but not paid prior to November 1, 2004. At least one Business Day prior to the Closing Date, the Sellers shall deliver to Purchaser documentation reasonably acceptable to Purchaser that evidences the actual payment since November 1, 2004 of any such Entrance Fee refund obligations specified on Schedule 3.3 for purposes of determining the amount of the purchase price adjustment under this Section 3.3.

3.4 Payment of Purchase Price at Closing.

     At the Closing, subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article X (including the consummation of the arrangements contemplated in Section 10.1(e)), and subject to and in accordance with the other terms and conditions of this Agreement, an amount equal to the Cash Payment (plus or minus the amount of any adjustments pursuant to Section 3.2, 3.3, 7.14, 10.3(d)(ii) or 10.3(f)) shall be paid by Purchaser to or for the benefit of the Sellers by wire transfer of immediately available funds to the account designated in writing by the Representative at least three Business Days prior to the Closing.

3.5 Allocation of Purchase Price.

     Purchaser shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provisions of state, local or foreign Law, as appropriate). Within 15 days of the determination of any adjustments pursuant to Section 3.2(c) or 7.14, Purchaser shall deliver to the Sellers such allocation. The Sellers shall within 5 days after receipt of such allocation give written notice to Purchaser of their agreement or disagreement with such allocation. If the Sellers object to Purchaser’s allocation, the Sellers shall give Purchaser written notice of the objections and the Sellers and Purchaser shall use Commercially Reasonable Efforts to resolve the differences. If within 30 days after the date on which the Sellers have given Purchaser notice of any objections, the parties have not adopted the allocation, any dispute related thereto shall be referred to an accounting firm selected by Purchaser and the Representative (or, if Purchaser and the Representative are unable to agree, an independent accounting firm selected by Purchaser’s and the Sellers’ independent accounting firms) (such firm, the “Accounting Firm”) and resolved within 30 days after such referral. The Accounting Firm’s determination shall be final, binding and conclusive upon Purchaser, the Sellers, and their respective Affiliates. The costs, expenses, and fees of the Accounting Firm shall be borne equally by the parties. The resulting allocation, whether or not objected to by the Sellers or as determined by the Accounting Firm, is referred to as the “Allocation Agreement”. Purchaser, each of the Sellers, and their respective Affiliates shall be bound by the Allocation Agreement and shall, as applicable, (a) complete and execute a Form 8594 Asset Acquisition Statement under Code Section 1060 promptly upon receipt of such allocation, in a manner consistent with the Allocation Agreement, (b) file a copy of such form with their respective tax returns for the period which includes the Closing, and (c) act in accordance with such allocation in the preparation of all financial statements and filing of all Tax Returns. None of the parties hereto shall take any action or position or cause their Affiliates to take any action or position inconsistent for tax or accounting purposes with the Allocation Agreement prepared in accordance with this Section 3.5, unless otherwise required by the relevant taxing authority.

ARTICLE IV
THE CLOSING

4.1 The Closing.

     The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington D.C. 20004, at 10:00 a.m. (Washington, D.C. time) on the last Business Day of the month in which the fulfillment or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article X (other than those conditions which by their nature are intended to be fulfilled at the Closing) occurs or such other place or time or on such other date as Purchaser and the Representative may mutually agree in writing (the “Closing Date”).

4.2 Closing Deliveries by the Sellers and the Greenbriar Stockholders.

     At the Closing, the Sellers and/or the Greenbriar Stockholders, as the case may be, shall deliver to Purchaser:

     (a) one or more bills of sale for all of the Purchased Assets which are tangible personal property in substantially the form attached hereto as Exhibit 4.2(a) (the “Bills of Sale”), executed by each of the Sellers;

     (b) one or more assignments of all of the Purchased Assets which are intangible personal property in substantially the form attached hereto as Exhibit 4.2(b), which assignment shall also contain Purchaser’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreements”), executed by each of the Sellers;

     (c) (i) such other deeds, bills of sale, assignments, certificates of title, title affidavits, Documents and other instruments of transfer and conveyance as may reasonably be requested by Purchaser, including warranty deeds with respect to the Purchased Real Property, each in form and substance acceptable to Purchaser and its legal counsel (which acceptance shall not be unreasonably withheld or delayed) and executed by each of the Sellers and, (ii) with respect to the Condominium Facilities, such assignments of declarant rights and other assignments necessary to convey to Purchaser all of the rights of the applicable Seller with respect to the Condominium Facilities and under the applicable Condominium Documents, each in form and substance reasonably acceptable to Purchaser and its legal counsel (which acceptance shall not be unreasonably withheld or delayed) and executed by the applicable Seller;

     (d) a certificate of non-foreign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such Section from each Seller conveying Purchased Real Property;

     (e) evidence that the agreements listed on Schedule 4.2(e) have been replaced with new arrangements mutually acceptable to Purchaser and the other parties thereto, assigned to Purchaser or terminated, as Purchaser shall direct; it being understood that with respect to arrangements with FOC NY regarding the Millbrook and RiverVue Facilities, to the extent that Assets of FOC NY that are used in the operation of the Business at the Millbrook and RiverVue Facilities (other than intercompany accounts, whether or not represented by promissory notes) are not included as Purchased Assets under this Agreement, such Assets shall be conveyed to Purchaser at the Closing (or at such later time, if alternative arrangements are entered into between Purchaser and FOC NY as contemplated above), without the payment by Purchaser of additional consideration therefore;

     (f) the certificates, consents and other Documents referred to herein, including in Section 10.2, as then deliverable by the Sellers, the Trust and the Greenbriar Stockholders;

     (g) such landlord estoppel certificates and property owner association estoppel certificates as Purchaser may reasonably request, executed by the applicable landlord or property owner association; and

     (h) evidence reasonably satisfactory to Purchaser of the permanent waiver or other cancellation or termination of the right of first refusal previously granted by Episcopal Retirement Community, Inc. to Clinic Building Associates, Ltd. with respect to the Canterbury Facility.

4.3 Closing Deliveries by Purchaser.

     At the Closing, Purchaser shall deliver to or for the benefit of the Sellers (unless otherwise noted):

     (a) an amount equal to the Cash Payment (plus or minus the amount of any adjustments pursuant to Section 3.2, 3.3, 7.14, 10.3(d)(ii) or 10.3(f)), by wire transfer of immediately available funds to the account designated pursuant to Section 3.4;

     (b) the Assignment and Assumption Agreements executed by Purchaser; and

     (c) the certificates, consents and other Documents referred to herein, including in Section 10.4, as then deliverable by Purchaser.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE TRUST

     Each Seller and the Trust hereby jointly and severally represents and warrants to Purchaser (and in the case of Sections 5.1, 5.2, 5.4 and 5.30 only, the Greenbriar Stockholders severally, but not jointly, represent and warrant to Purchaser, as to Greenbriar) as follows:

5.1 Organization, Power, Authority and Good Standing.

     (a) Each Seller that is a corporation, is duly organized, and each Seller is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Seller has the necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Each Seller has all necessary corporate, limited liability company, or partnership power and authority and all Permits required to own, lease and operate its Assets and to carry on its business as currently conducted.

     (b) Each Seller is duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth opposite its name on Schedule 5.1(b), which constitute all the jurisdictions in which the character of the property owned, leased or operated by such Seller or the nature of the business or activities conducted by such Seller makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the business, operations, Assets, liabilities, financial condition or results of operations of such Seller.

     (c) The execution and delivery by each of the Sellers and the Trust of this Agreement and each Related Document to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of such Seller and the stockholders, members, partners or trustees thereof, none of which actions have been modified or rescinded and all of which actions remain in full force and effect. Each of the Greenbriar Stockholders has the full and unrestricted right, power and authority and the requisite capacity to execute and deliver this Agreement and the Related Documents to which he is or will be a party, to perform his obligations under this Agreement and any Related Document to which he is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Document to which any Seller, the Trust or the Greenbriar Stockholders is or will be a party has been or upon the execution thereof will be, duly and validly executed and delivered by a duly authorized representative of each Seller and the Trust and by such Greenbriar Stockholder, and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of such Seller, the Trust and such Greenbriar Stockholder, enforceable against such Seller, the Trust and such Greenbriar Stockholder in accordance with its terms.

     (d) Each Seller has not, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth opposite its name on Schedule 5.1(d) or (ii) operated any business other than the Business.

5.2 Authority; No Conflicts.

     Except as set forth on Schedule 5.2, neither the execution, delivery or performance by any Seller, the Trust or the Greenbriar Stockholders of this Agreement and each Related Document to which it or he is or will be a party, nor the consummation of the transactions contemplated hereby and thereby by any Seller, the Trust or the Greenbriar Stockholders will (with or without notice or lapse of time, or both): (i) breach or violate any provision of the certificate or articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational documents of a Seller or the Trust or any resolution adopted by the board of directors or a stockholder, member, partner or trustee of such Seller or the Trust; (ii) breach or violate any applicable Law; (iii) conflict with, result in a breach of or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration of, any Contract to which a Seller, the Trust or any of their respective Affiliates is a party or by which any of their respective properties or Assets may be bound or affected; or (iv) result in the imposition or creation of any Liability on any Seller or any Seller Subsidiary or any Encumbrance upon or with respect to any of the Purchased Assets, or result in or permit the acceleration of any indebtedness or other obligation of any Seller or any of its Affiliates pursuant to any of the foregoing.

5.3 Consents and Authorizations.

     Except as set forth on Schedule 5.3, any filings or approvals required under the Hart-Scott-Rodino Act, and any filings or approvals listed on Schedule 6.4, no consent, approval, Permit, Order, notification or authorization of, or any exemption from or registration, declaration or filing with, any Governmental Entity or any other third Person is required in connection with the execution, delivery and performance by each Seller, the Trust and the Greenbriar Stockholders of this Agreement or any Related Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, including consents, approvals, notifications, authorizations or determinations from parties to Contracts.

5.4 Ownership of the Sellers.

     The Trust owns one hundred percent (100%) of the ownership interests in each Seller, except that the Greenbriar Stockholders own one hundred percent (100%) of the ownership interests in Greenbriar and own one hundred percent (100%) of the ownership interests in FOC NY. All transfers of Equity Interests in the Sellers to the Trust within the 12 months immediately prior to the date of this Agreement were made in accordance with applicable Law.

5.5 Books and Records.

     The Books and Records are true and complete in all material respects and have been maintained in accordance with sound business practices, and reasonably reflect, in reasonable detail, all material transactions involving the Assets of the Sellers and any Seller Subsidiary, including the Purchased Assets, the Assumed Liabilities and the Business. Each Seller and each Seller Subsidiary has made and kept books, records and accounts which, in reasonable detail, accurately reflect, in all material respects, its transactions and the disposition of its Assets to permit preparation of financial statements in conformity with GAAP.

5.6 Financial Information.

     (a) Schedule 5.6(a) contains true, correct and complete copies of the following: (i) the audited balance sheet of FCC and its consolidated Subsidiaries as of June 30, 2004, and the related audited statements of operations and cash flows of FCC and its consolidated Subsidiaries for the fiscal years then ended, including the footnotes thereto, as audited by (and together with the report of their audit) Ernst & Young LLP (all of foregoing being hereinafter collectively called the “Audited Seller Financial Statements”); (ii) the audited balance sheets of (A) the Washington House Facility and (B) the Carlotta Facility as of June 30, 2004, and the related audited statements of operations and cash flows of (A) the Washington House Facility and (B) the Carlotta Facility for the fiscal years then ended, including the footnotes thereto, as audited by (and together with the report of their audit) Ernst & Young LLP (all of foregoing being hereinafter collectively called the “Audited Facility Financial Statements”); and (iii) the unaudited balance sheet of the Trust and its consolidated Subsidiaries as of October 31, 2004, and the unaudited statements of operations and cash flows of the Trust and its consolidated Subsidiaries for the three months then ended (all of the foregoing being hereinafter collectively referred to as the “Unaudited Seller Financial Statements” and, collectively with the Audited Seller Financial Statements and the Audited Facility Financial Statements, the “Seller Financial Statements”).

     (b) The Audited Seller Financial Statements fairly present the financial position of FCC and its consolidated Subsidiaries as of the dates indicated and the results of operations of FCC and its consolidated Subsidiaries for the periods indicated. The Audited Facility Financial Statements fairly present the financial position of (A) the Washington House Facility and (B) the Carlotta Facility as of the dates indicated and the results of operations of (A) the Washington House Facility and (B) the Carlotta Facility for the periods indicated. The Unaudited Seller

Financial Statements fairly present the financial position of the Trust and its consolidated Subsidiaries as of the dates indicated and the results of operations of the Trust and its consolidated Subsidiaries for the periods indicated. The Seller Financial Statements (x) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Seller Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be significant) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Seller Financial Statements) and (y) are complete and correct in all material respects and have been prepared in accordance with the Books and Records of the Sellers.

     (c) The historical financial information for each Facility delivered to Purchaser and listed on Schedule 5.6(c) presents fairly in all material respects the financial matters set forth therein for the Facilities covered thereby; it being understood that such information is unaudited and subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be significant).

5.7 Absence of Undisclosed Liabilities.

     Except as set forth on Schedule 5.7, the Sellers have no material Liabilities, whether accrued, contingent or otherwise (and to the knowledge of the Sellers, there are no threatened charges, complaints, Proceedings or demands against any Seller giving rise to any Liability), except for Liabilities disclosed or reserved against in the balance sheets included in the Seller Financial Statements and current liabilities incurred in the ordinary course since the date of the most recent balance sheet included in the Seller Financial Statements (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law, or arose out of any charge, complaint, Proceeding or demand, or are, either individually or in the aggregate, material).

5.8 Absence of Changes.

     Since June 30, 2004, except as set forth on Schedule 5.8 and except to the extent expressly contemplated or required by this Agreement, the Sellers have operated the Business in the ordinary course, consistent with past practice, and, subject to those exceptions, there has not been:

     (a) any material adverse effect on the Assets, business, operations, financial condition or results of operations of the Sellers or the Business;

     (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any material Assets of any of the Sellers;

     (c) any change by any of the Sellers in its accounting methods, principles or practices;

     (d) any redemption, purchase or other acquisition of any interests in any Seller or any payment by a Seller to any of its Affiliates;

     (e) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of options, appreciation rights, performance awards or restricted stock or membership awards), stock or membership purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to members, stockholders, managers, directors, officers or employees of any Seller, except as set forth on Schedule 5.8 and except for increases in salaries or wages payable or to become payable in the ordinary and usual course to employees of a Seller who are not members, stockholders, managers, directors or officers of such Seller;

     (f) any transaction or Contract material to any Seller or any commitment for the same, entered into by a Seller other than in the ordinary and usual course;

     (g) any transfer, Encumbrance or disposition by any Seller of any of its Assets, other than in the ordinary and usual course and not material, either individually or in the aggregate;

     (h) any receipt by any Seller of written or, to the knowledge of the Sellers, oral, notice that any Contract or arrangement to which such Seller is a party relating to the Purchased Assets, the Assumed Liabilities or the Business has been or will be canceled;

     (i) any issuance by any Seller of any bond, note, option, warrant or other corporate security or membership or partnership interest;

     (j) (i) any individual capital expenditure by any Seller in excess of $250,000 or (ii) any individual commitment by any Seller to make any such capital expenditure in excess of $100,000, in either case not included in the Sellers’ fiscal year 2005 capital expenditure budget attached to Schedule 5.8 (the “Seller 2005 Capital Expenditure Budget”);

     (k) any payment of, or incurrence of liability to pay, any Taxes, other than those arising and discharged or to be discharged in the ordinary and usual course;

     (l) any loans made by any Seller to any Person, including any Affiliate, member, stockholder, manager, director, employee or officer of any Seller, in excess of $100,000 individually or $250,000 in the aggregate;

     (m) any incurrence of indebtedness by any Seller for borrowed money or commitment by any Seller to borrow money other than in the ordinary and usual course;

     (n) any payment of management fees to any Affiliate (other than in accordance with the terms of the Existing Management Agreements as they exist on the date hereof); or

     (o) any authorization, approval, agreement or commitment by any Seller to take any action described in subparagraphs (c) through (n) above.

5.9 Tax Matters.

     Except as set forth on Schedule 5.9,

     (a) All Taxes owed by the Sellers and the Seller Subsidiaries (whether or not shown on any Tax Return) have been paid and will be paid for all periods ending on or prior to the Closing Date. Each of the Sellers and their respective Seller Subsidiaries have properly and timely filed and will, prior to the Closing, properly and timely file, all Tax Returns they were required to file. None of the Sellers or any Seller Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Sellers or the Seller Subsidiaries do not file Tax Returns that the Sellers or any Seller Subsidiaries are or may be subject to taxation by that jurisdiction. There are no liens on any of the Assets of the Sellers or any Seller Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) Each of the Sellers and the Seller Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

     (c) Neither the Trust nor any officer or director (or employee responsible for Tax matters) of the Sellers or any Seller Subsidiaries expects any authority to assess additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Sellers or any Seller Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Trust or the directors and officers (and employees responsible for Tax matters) of the Sellers or the Seller Subsidiaries has knowledge based upon personal contact with any agent of such authority.

     (d) Neither the Sellers nor any Seller Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) The unpaid Taxes of the Sellers and the Seller Subsidiaries (A) did not, as of the date of the Unaudited Seller Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Seller Financial Statements (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Sellers and the Seller Subsidiaries in filing their Tax Returns.

     (f) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G. The Sellers have not been for any tax year for which the statute of limitations is open a party to any Tax allocation or sharing agreement. The Sellers have not been members of any Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was FCC) and have no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

     (g) None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the Sellers or any of Seller Subsidiary is a foreign person within the meaning of Section 1.1445-2(b) of the Regulations under Section 1445 of the Code.

5.10 Title to Purchased Assets and Related Matters.

     (a) Except for the Assets identified on Schedule 5.10(a), the Purchased Assets constitute all Assets that are necessary for the operation of the Facilities and the conduct of the Business in the manner currently operated and conducted by the Sellers.

     (b) Each of the Sellers has, and at the Closing Purchaser will receive, good and marketable title to all of the Purchased Assets identified on Schedule 1.1 as owned by such Seller, and the Purchased Assets are free and clear of all Encumbrances, except for Permitted Encumbrances existing on the date hereof described on Schedule 5.10(b) and except with respect to those Purchased Assets that constitute Purchased Real Property as to which Section 10.3 shall apply. There are no outstanding rights, options, agreements or other commitments giving any Person any current or future right to require any Seller or, following the Closing Date, Purchaser, to sell or transfer to such Person or to any third Person any interest in any Seller or in any of the Purchased Assets, including any Facility. All of the Purchased Assets which are material to the conduct of the Business at any Facility are in good operating condition and repair (normal wear and tear excepted) and are suitable for the uses for which they are used or intended to be used in the Business and the operation of the Facilities.

     (c) The tangible Purchased Assets are located in the States and at the addresses set forth on Schedule 5.10(c).

5.11 Leases.

     Schedule 5.11 is a true and complete list of (i) all real property Leases under which any of the Sellers is a lessor or lessee and (ii) all other Leases under which any of the Sellers is a lessor or lessee (A) providing for annual lease payments to or by any Seller or Seller Subsidiary in excess of $100,000 or (B) for a term of more than one year and not terminable by such Seller or Seller Subsidiary by notice of not more than 60 days for a cost of less than $25,000. All such Leases are valid and binding and in full force and effect in accordance with the terms thereof and, except as set forth on such Schedule 5.11, have not been modified, amended, nor any provision thereof waived and constitute the entire agreement between the lessor and lessee thereunder with respect to the premises demised thereunder. The lessors under the Leases are holding security deposits in the amounts set forth on Schedule 5.11. None of the Sellers is in default in any material respect under any such Lease, nor to the knowledge of the Sellers, does any condition exist that, with or without notice or lapse of time or both, would constitute a material default thereunder. To the knowledge of the Sellers, no other party to any such Lease (i) is in default thereunder in any material respect or (ii) has threatened to cancel or otherwise terminate any such Lease. All premises leased under the Leases are in appropriate condition and repair and are suitable for the conduct of the Business and the operation of the Facilities. True and complete copies of all Leases listed on Schedule 5.11 shall have been furnished or made available to Purchaser during the Due Diligence Period.

5.12 Facilities; Management Agreements.

     Schedule 5.12 sets forth a true, correct and complete list of each Senior Living Facility operated, managed or leased by the Sellers or any Seller Subsidiary, and indicates, among other things, the ownership and location thereof as well the number of units occupied/unoccupied as of a recent date set forth on such Schedule, organized by unit type. Except for the Existing Management Agreements and the New Management Agreements, as applicable, no Contract provides for the management or operation of any of the Facilities. There are no currently deferred or accrued distributions or other amounts currently owing or due to any “licensee” under any Existing Management Agreement (whether such currently deferred or accrued distribution or other amounts currently owning or due are payable now or at some future date).

5.13 Assigned Contracts.

     (a) Schedule 5.13 is a true and complete list, as of the date hereof, of each of the following Contracts relating to the Business to which any Seller or any Seller Subsidiary is a party or by which any Seller (or any Seller Subsidiary) or any of its properties, rights or assets is subject or by which any thereof is bound, other than the Leases and the Existing Management Agreements (collectively, the “Seller Contracts”): (i) each Contract to which a Seller or Seller Subsidiary is a party which (A) provides for aggregate annual payments or receipts by a Seller or Seller Subsidiary of $100,000 or more or (B) is not terminable by such Seller or Seller Subsidiary by notice of not more than 60 days for a cost of less than $25,000; (ii) each Contract containing a covenant not to compete or other similar covenant restricting the ability of any Seller or Seller Subsidiary to compete or conduct the Business in any manner or place; (iii) each Contract under which a Seller or Seller Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness of such Seller or Seller Subsidiary in any such case which, individually, is in excess of $100,000; (iv) each Contract under which (A) any person has directly or indirectly guaranteed Liabilities of a Seller or Seller Subsidiary or (B) a Seller or Seller Subsidiary has directly or indirectly guaranteed Liabilities of any Person; (v) each Contract providing for (A) indemnification by a Seller or Seller Subsidiary of any current or former employee, officer, director or consultant or (B) indemnification by a Seller or Seller Subsidiary of any Person with respect to material Liabilities relating to any current or former business of a Seller, Seller Subsidiary or any predecessor Person (other than, in the case of (B), contracts providing for indemnification made in the ordinary course of business consistent with past practice); (vi) each Contract for the purchase or sale of any real or material personal property; (vii) each joint venture or partnership agreement or arrangement or other agreement or arrangement involving the sharing of profits or losses; (viii) each health insurance benefit agreement with the United States Department of Health and Human Services; (ix) each Medicare or Medicaid provider agreement with respect to the Facilities; (x) each managed care or other third party payor Contract (e.g., private insurance carriers or health maintenance organizations), in each case which provides for aggregate payments or receipts in excess of $100,000 annually; (xi) each Contract with any hospital, physician, nursing facility, home health entity, durable medical equipment provider or pharmacy or any other Person involving patient care, including physical therapy and home care, in each case which provides for aggregate payments or receipts in excess of $100,000 annually; (xii) each Contract with any referral source; or (xiii) and any other Contract that is material to the Business.

     (b) Except as set forth on Schedule 5.13, all of the Assigned Contracts are duly and validly executed by a Seller and have been executed by the other parties thereto, are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. Except as set forth on Schedule 5.13, each Seller (and any Seller Subsidiary party thereto) has in all material respects performed all of the obligations required to be performed by it to date under each such Assigned Contract. Except as set forth on Schedule 5.13, to the knowledge of the Sellers, no event has occurred which, with or without notice or the passage of time or both, constitutes or would constitute a material breach or default by a Seller or any other party under any Assigned Contract or permit any other party to accelerate, terminate, cancel or modify such Assigned Contract. Except as set for on Schedule 5.13, to the knowledge of the Sellers, there has been no threatened cancellations by any third Person of any Assigned Contract. None of the parties to any of the Assigned Contracts has a right to terminate the Assigned Contract prior to the expiration of the current term thereof (other than as a result of the breach thereof occurring after the Closing). True and complete copies of all Assigned Contracts, including all amendments, waivers and modifications thereto, shall have been furnished or made available to Purchaser during the Due Diligence Period.

5.14 Resident Agreements.

     Schedule 5.14 sets forth a true and correct “rent roll” for each Facility (collectively, the “Rent Roll”) as of the most recent practicable date (as identified on Schedule 5.14). All Resident Agreements are evidenced by a written agreement either (i) in one of the forms of resident agreement attached to Schedule 5.14 or (ii) containing terms that are substantially similar to the terms set forth in one of the forms of resident agreement attached to Schedule 5.14 and not containing provisions that impose any obligations on the part of any Seller that differ in any material respect from the type or nature of the obligations on the part of any Seller included in any of the forms of resident agreement attached to Schedule 5.14. No Seller is in default under any of its obligations under any Resident Agreement, except where such default would not have a material adverse effect on the Assets of such Seller or the Business conducted by such Seller, and, except as set forth on the Rent Roll (or the Closing Rent Roll, as defined in Section 10.2(m), as applicable), no Seller has any knowledge of any material default on the part of any other party thereto. All of the Resident Agreements identified on the Rent Roll are currently in full force and effect as of the date of the Rent Roll or the Closing Rent Roll, as applicable.

5.15 Real Property.

     (a) Except for the real property listed on Schedule 1.1 as among the Purchased Assets to be transferred to Purchaser hereunder (collectively referred to herein as the “Purchased Real Property”), the Sellers and the Seller Subsidiaries do not own any interest in real property. With respect to the Purchased Real Property, except as set forth on Schedule 5.15(a): (i) no portion thereof is subject to any pending condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory Proceedings or Proceeding by any public or quasi-public authority and there is no threatened condemnation or Proceeding with respect thereto which would have a material adverse effect on the use and operation of any portion of the Purchased Real Property for its intended purpose; (ii) there are no Contracts to which any of the Sellers or any of their Affiliates is a party, granting to any party or parties except such Seller the right of use or occupancy of any portion of the parcels of the Purchased Real Property, except for any Contracts useful in the conduct of the Business and (A) for a term of less than one year or terminable by such Seller or Seller Subsidiary by notice of not more than 60 days for a cost of not more than $25,000, or (B) not relating to a portion of the parcels that is material to the principal use of such parcel, or (C) not relating to any use or occupancy that could materially impair the use or occupancy of a parcel by any Seller; (iii) there are no parties in possession of the Purchased Real Property except the Sellers; (iv) no notice of any contemplated special assessment has been received by the Sellers or the Trust and, to the knowledge of the Sellers, there is no threatened special assessment pertaining to any of the Purchased Real Property and (v) none of the Sellers or the Trust has received any notice of a violation or claimed violation of any Real Property Law. All Permits, certificates, easements and rights of way, including proof of dedication, required from all Governmental Entities having jurisdiction over the Purchased Real Property for the use and operation of the Purchased Real Property as currently used and to ensure vehicular and pedestrian ingress to and egress from the Purchased Real Property have been obtained. No portion of the Purchased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired. Except as set forth on Schedule 5.15(a), (i) there are no material physical or mechanical defects in any of the Purchased Real Property and the Purchased Real Property is in good operating condition and repair, reasonable wear and tear excepted; (ii) there are no unsatisfied requests for any material repairs, restorations or improvements to the Purchased Real Property from any Person, including any Governmental Entity; and (iii) there are no ongoing material repairs to the Purchased Real Property being made by or on behalf of any of the Sellers.

     (b) Except as described on Schedule 5.15(b), each Facility is an independent unit which as of the date hereof does not rely on any facilities (other than the facilities of public utility, sewer and water companies) located on any property not included in such Facility (i) to fulfill any zoning, building code, or other municipal or governmental requirement, or (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to, electric, plumbing, mechanical, heating, ventilating and air conditioning systems. No building or other improvements not included in the Facilities relies on any part of the Facilities to fulfill any zoning, building, code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities.

     (c) Each Facility has adequate water supply, storm and sanitary sewer facilities, adequate access to telephone, gas (but only where such Facility is served by a natural gas utility) and electricity connections, adequate fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities. The parking facilities located on each Facility meet all applicable requirements imposed by applicable Law or requisite exceptions or variances to such Laws. All such public utilities are installed and operating and all installation and connection charges have been paid in full. All streets and roads necessary for access to and full utilization of each of the Facilities, and every part thereof, have been built, completed, dedicated and accepted for maintenance and public use by the appropriate Governmental Entities or are otherwise owned and maintained by local governments for public use. Seller has no knowledge of any fact or condition existing that would result or could result in the termination or reduction of the current access from the Facilities to the existing roads and highways or to sewer or other utility services presently serving the Facilities.

     (d) The current uses of each of the Facilities are permitted under the applicable municipal zoning ordinances, or special exceptions, variances, or conditions thereto, and the Facilities comply, to the extent required (including any waiver or grandfathering), with all conditions, restrictions and requirements of such zoning ordinances and all amendments thereto.

     (e) With respect to the Facilities known as The Fountains at Pacific Regent – Bellevue, The Fountains at Pacific Regent -La Jolla and The Fountains at Sea Bluffs (Dana Point) (the “Condominium Facilities”): (i) each of the Condominium Facilities is subject to one or more condominium declarations (each, a “Condominium Declaration”) and other Documents related to or entered into pursuant to or in accordance with the Condominium Declaration (collectively, the “Condominium Documents”); (ii) the Sellers have provided to Purchaser a true and correct copy of all material Condominium Documents as listed on Schedule 5.15(e); (iii) the applicable Seller is in compliance with all of its material obligations under the Condominium Documents; (iv) the applicable Seller is the holder of the rights of the Declarant under each Condominium Declaration, which rights may be duly and validly assigned to Purchaser; and (v) the current uses of each of the Condominium Facilities are permitted under the Condominium Documents and the Condominium Documents provide the applicable Seller with all material easements and other rights necessary for the operation of the applicable Condominium Facility as it is currently being operated.

5.16 Intellectual Property.

     (a) Schedule 5.16(a) sets forth a true, correct and complete list of all issued patents, patent applications, common law trademarks and service marks (including logos, designs and trade dress), trademark and service mark applications and registrations, trade names, domain names, material copyrights (including proprietary software, templates and forms, manuals, and web site content, architecture and underlying software), and copyright applications and registrations included in Owned Requisite Rights, identifying the jurisdiction, application or serial number, filing or issuance date and owner of record for any and all registered and pending tradenames, trademarks and service marks, patent applications and issued patents, and registered and pending copyrights included in the Purchased Assets (if any). Except as set forth on Schedule 5.16(a), the Sellers have not licensed or granted any right to use any Requisite Rights to any person.

     (b) Schedule 5.16(b) sets forth a true, correct and complete list of all Licensed Requisite Rights (including licenses of the “Fountains” name and mark), identifying the licensor of such Licensed Requisite Rights.

     (c) Without limiting any other representations and warranties contained in this Agreement, each Seller owns all Owned Requisite Rights and has licenses to all Licensed Requisite Rights and has full power and authority to make the assignments and to fulfill the obligations with respect to the assignment and transfer of its right, title and interest in and to the

Requisite Rights pursuant to this Agreement. At the Closing Date, all of the Sellers’ right, title and interest in and to the Requisite Rights shall transfer by the Sellers to Purchaser, free and clear of any and all Encumbrances. The Requisite Rights constitutes all Intellectual Property needed, used or useful for continued operation of the Business and the Facilities. Except as set forth on Schedule 5.16(c), no consents or licenses are required from any Person for any Seller to transfer to Purchaser all of its right, title and interest in and to the Requisite Rights. No written notice or, to the knowledge of the Sellers, oral notice has been received by the Sellers or any of their Affiliates, nor to the knowledge of the Sellers is any notice anticipated, that any rights being transferred to Purchaser in the Requisite Rights are invalid or unenforceable or that any infringement or misappropriation thereof, in whole or in part, by any third Person has occurred. There are no claims, disputes, investigations or legal Proceedings with respect to any Requisite Rights pending or, to the knowledge of the Sellers, threatened against any Seller which, individually or in the aggregate, is or are likely to materially adversely affect any Seller, the Purchased Assets or the continued operation of the Business or the Facilities or which may involve or result in Damages or restrictions which in the aggregate or individually is material.

5.17 Inventories.

     All items included in the Inventories that are material to the normal operation of the Business consist of items of a quality usable or saleable in the ordinary course of the Business consistent with past practices and are in quantities sufficient for the normal operation of the Business in accordance with past practice. The Inventories set forth on the Seller Financial Statements were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP. Inventories now on hand that were purchased after September 30, 2004 were purchased in the ordinary course of the Business at a cost not exceeding market prices prevailing at the time of purchase. All of the Inventories are owned by the Sellers free and clear of all Encumbrances.

5.18 Accounts Receivable.

     All Accounts Receivable that are reflected on the most recent balance sheet included in the Seller Financial Statements, the Pre-Closing Accounts Receivable Schedule and the Final Accounts Receivable Schedule (as such terms are defined in Section 7.14) represent or will represent valid, bona fide obligations arising from sales actually made or services actually performed by Seller, requiring no further act under any circumstances on the part of any Seller or any of its Affiliates to cause such Accounts Receivable to be due and payable by the account debtor with respect thereto, and arise from arm’s length transactions between unrelated parties in the ordinary course of business of a Seller. No Seller has pledged any such Accounts Receivable, and each Seller owns all of its Accounts Receivable free and clear of all Encumbrances. Except to the extent paid prior to the Closing Date, each such Accounts Receivable is unconditionally owing to the applicable Seller in the face amount thereof, is valid and enforceable against the applicable account debtor and is not subject to any setoffs, discounts, allowances, claims, defenses, counterclaims or disputes arising prior to the Closing. For the sake of clarity, the Sellers are not making any representation or warranty as to the collectibility of the Accounts Receivable.

5.19 Litigation, Etc.

     Other than as set forth on Schedule 5.19, no Seller or any of its Affiliates is a party to, and to the knowledge of the Sellers, is subject to, any Order arising out of, in connection with, relating to or otherwise affecting the Business or the Purchased Assets, including, any Order concerning or relating to any federal or state funded health care program, any federal or state licensing Laws, or any federal or state Laws pertaining to the provision of assisted living, skilled nursing, long-term care, home health and other related healthcare and support services. Other than as set forth on Schedule 5.19, there is no litigation, arbitration, or, to the knowledge of the Sellers, audit or other Proceeding by or before any Governmental Entity or arbitrator pending or, to the knowledge of the Sellers, threatened against a Seller or any of its Affiliates, which relates to the Purchased Assets, the Assumed Liabilities, the FCC Sale Transaction, this Agreement, the Related Documents or the transactions contemplated hereby or thereby. Other than as set forth on Schedule 5.19, no Governmental Entity, or to the knowledge of the Sellers, any other Person, has at any time challenged, questioned, or commenced or given notice of intention to commence any investigation relating to, the legal right of the Sellers to conduct the Business as now or heretofore conducted by the Sellers or any of the transactions contemplated under this Agreement or the FCC Sale Transaction. Other than as set forth on Schedule 5.19, there is no litigation, arbitration, or, to the knowledge of the Sellers, audit or other Proceeding or any claim alleging, with respect to a Seller, the Business, the Purchased Assets or the Assumed Liabilities, any violation of any Law.

5.20 Compliance with Laws.

     The operation of the Business by the Sellers, the use of the Purchased Assets, and the Assumed Liabilities have been and are in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 5.20, each of the Sellers has complied with all federal, state and local Laws affecting the conduct of the Business, the ownership or operation of its properties, and the sale or purchase of its properties, except any non-compliance which would not have a material adverse effect on Purchaser’s ability to conduct the Business in the manner in which it is currently conducted by the Sellers, on the ownership, possession or use of any of the Purchased Assets, on the Assumed Liabilities, or on the consummation of the transactions contemplated by this Agreement, and no Seller has received written notice, or, to the knowledge of Sellers, oral notice, of any non-compliance. Each of the Sellers has filed all forms, reports, statements and other Documents required to be filed with any Governmental Entity, including state and federal health regulatory authorities, except where the failure to file such forms, reports, statements or other Documents would not have a material adverse effect on the operation of the Business, except for matters addressed in Section 5.9 (taxes), Section 5.23 (labor relations), and Section 5.26 (environmental) hereof, which shall be governed by such Section 5.9 (taxes), Section 5.23 (labor relations), and Section 5.26 (environmental), respectively.

5.21 Permits.

     Set forth on Schedule 5.21 is a true and complete description of all of the Operating Licenses and other material required Permits owned or held by or issued to each Seller and all Operating Licenses and other material required Permits owned or held by or issued to any other Seller Subsidiary relating to the Business or the Purchased Assets, and such Operating Licenses and such other material required Permits constitute all the Operating Licenses and other Permits necessary for the conduct of the operation of the Business and the Facilities by the Sellers and the use of the Purchased Assets. Each Seller is the duly authorized holder of all the Operating Licenses and other material required Permits set forth under its name on Schedule 5.21, all of which are in full force and effect and unimpaired. There is no pending or threatened action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Operating Licenses or other material required Permits set forth on Schedule 5.21. Except as otherwise noted on Schedule 5.21, true and complete copies of all the Operating Licenses and other material required Permits set forth on Schedule 5.21 have been furnished to Purchaser. None of the Sellers or any Seller Subsidiary has received written notice from any Governmental Entity asserting the violation of the terms of any such Operating License or such other material required Permit, or threatening to revoke, cancel, suspend or not renew the terms of any such Operating License or other material required Permits. To the knowledge of the Sellers, no Facility is operating in violation of any material required Permit or any terms or conditions thereof, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operation of such Facility.

5.22 Insurance.

     Schedule 5.22 contains a true, correct and complete list of all policies of liability, theft, fidelity, life, fire, product liability, workmen’s compensation, health and other forms of insurance for the Business and the Purchased Assets (specifying the insurer, amount of coverage, type of insurance, policy number, deductible or retention amount, premium, policy term and any pending claims thereunder). The Sellers have furnished to Purchaser true, correct and complete copies of the claims history relating to the Business for the five years prior to the date of this Agreement.

5.23 Labor Relations: Employees.

     (a) Schedule 5.23(a)(i) sets forth a list of (i) all community-level employees of the Sellers or any Seller Subsidiary or any other Affiliate of the Sellers relating to the Business (collectively, the “Community Employees”) and (ii) all other employees (corporate and regional employees) of the Sellers or any Seller Subsidiary or any other Affiliate of the Sellers relating to the Business (collectively, the “Corporate and Regional Employees,” and together with the Community Employees, the “Seller Employees”), together with their current compensation (including salary, wages, bonuses and commissions) and the respective dates on which they commenced employment. Each of the Corporate and Regional Employees is identified as such on Schedule 5.23(a)(i). To the knowledge of the Sellers, none of the Seller Employees has any plans or intends to terminate his or her employment or engagement and no former key employee has left the service of any of the Sellers or any Seller Subsidiary or other Affiliate within the six (6) months preceding the date of this Agreement. Except as set forth on Schedule 5.23(a)(ii), all such employees are employees at-will and none of the Sellers or any of their respective Affiliates has any written employment agreement (including executive compensation, severance or retention agreements) or oral employment arrangements with any such employees or with any other Persons relating to the Business.

     (b) Except as set forth on Schedule 5.23(b): (i) each of the Sellers and their respective Seller Subsidiaries generally enjoy good relations with their employees, and there is no labor controversy, strike, dispute, disturbance, grievance, slowdown or stoppage actually pending, anticipated by, or, to the knowledge of the Sellers, threatened against or involving the Sellers or any Seller Subsidiary; (ii) none of the Sellers has any knowledge of any facts that would be likely to give rise to such a controversy, strike, dispute, disturbance, grievance, slowdown or stoppage; (iii) none of the Sellers or any Seller Subsidiary is a party to or bound by any collective bargaining agreement or union contract; (iv) there is no collective bargaining or union contract currently being negotiated by any of the Sellers or any Seller Subsidiary and (v) no labor union has taken any action with respect to organizing employees of the Sellers or any Seller Subsidiaries and, to the knowledge of the Sellers, there are no employees of any of the Sellers or any Seller Subsidiary seeking union representation. The relations of the Sellers with their employees are satisfactory, and none of the Sellers has knowledge of any facts that would be likely to adversely affect such relations prior to the Closing Date.

5.24 Pension and Benefit Plans and Compliance with Employment Laws.

     (a) Except as set forth on Schedule 5.24(a), none of the Sellers or any Seller Subsidiary (i) maintains or has ever maintained any Plan or Other Arrangement; (ii) is or has even been a party to any Plan or Other Arrangement; or (iii) has any obligation under any Plan or Other Arrangement.

     (b) The Sellers shall have furnished or made available to Purchaser during the Due Diligence Period true and complete copies of each of the following documents for each Plan and Other Arrangement, as applicable: (i) the documents setting forth the terms of each Plan and Other Arrangement, and all amendments thereto; (ii) all related agreements, including trust agreements, annuity agreements, insurance contracts (including policies), and any other funding document, and agreements with service providers; (iii) the three most recent annual reports (Form 5500 series) on each Plan that have been filed with any Governmental Entity, if any; (iv) the current summary plan description and subsequent summaries of material modifications for each Plan; (v) the most recent determination letter from the Internal Revenue Service for each Plan which is intended to be a Pension Plan; and (vi) all correspondence within the last three years with any Governmental Body with respect to any Plan or Other Arrangement. No Plan is or has been subject to Title IV of ERISA.

     (c) The Sellers and any Seller Subsidiary, as applicable, have timely made all contributions and other payments required by and due under the terms of each Plan and Other Arrangement.

     (d) The Sellers and any Seller Subsidiary, as applicable, have received a determination letter from the Internal Revenue Service dated after December 31, 2001 that each Plan that is intended to be a Pension Plan complies with the requirements of Section 401(a) of the Code.

     (e) None of the Sellers or any Seller Subsidiary has pending or, to the knowledge of the Sellers, threatened claims arising under the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the

Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, or threatened unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits, by or before any Governmental Entity or arbitrator.

     (f) No ERISA Event has occurred or is reasonably expected to occur.

     (g) All Plans that are Welfare Plans that are subject to Section 4980B(f) of the Code and Sections 601 through 609 of ERISA comply with and have been administered in material compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA, and all other applicable Laws regarding continuation and/or conversion coverage. All Welfare Plans listed on Schedule 5.24(g) have, in all material respects, been administered in accordance with their terms and are in material compliance with ERISA, the Code and all other applicable Laws.

5.25 WARN Act.

     Schedule 5.25 lists the full name, job title, job site and unit, date of Employment Loss, and type of Employment Loss (termination, layoff, or reduction in work hours) of each employee of the Sellers or any Seller Subsidiary who has experienced an Employment Loss in the 90 days preceding the date of this Agreement. Except as set forth on Schedule 5.25 and except as expressly contemplated in Section 8.1, the Sellers do not presently intend to take any action that would result in any Employment Loss by any employee of the Sellers between the date of this Agreement and the Closing. “Employment Loss” for this purpose shall mean (a) an employment termination, other than a discharge for cause, voluntary departure, or retirement, (b) a layoff exceeding six (6) months or (c) a reduction in hours of work of more than fifty percent (50%), and “Employee” shall mean any employee, including officers, managers and supervisors, but excluding employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six (6) of the preceding twelve (12) months.

5.26 Environmental Matters.

     Except as set forth on Schedule 5.26, none of the Sellers has generated, stored or disposed of any Hazardous Waste at any of the Purchased Real Property or any other real property owned, operated or leased by any Seller or Seller Subsidiary (collectively, the “Properties”) and the Sellers have no knowledge of any previous or present generation, storage, disposal or existence of any hazardous waste at any of the Properties other than in accordance with all applicable Laws. The term “Hazardous Waste” shall mean (a) “hazardous waste,” “hazardous substances,” “pollutants or contaminants,” “chemical substances,” “solid waste” or other similar or related terms as defined or used from time to time in the Environmental Laws; (b) asbestos containing materials, polychlorinated biphenyls (“PCBs”) and petroleum or any fraction thereof; and (c) any other material, substance or waste that is listed, regulated or defined under any Environmental Law. “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.) (“CERCLA”), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), similar state Laws and any other Law or common law ruling related to protection of human health or the environment. No Seller has filed or, to the Sellers’ knowledge, been required to file any notice reporting a release of any Hazardous Waste into the environment, and no notice pursuant to Section 103(a) or (c) of CERCLA or any other applicable Environmental Law has been or was required to be filed. No Seller has received any notice letter under CERCLA or any notice or claim under any Environmental Law, and there is no investigation pending or to Sellers’ knowledge, threatened, to the effect that any Seller is or may be liable under Environmental Law or for or as a result of the release or threatened release of Hazardous Waste into the environment or for the suspected presence of any Hazardous Waste thereon. There are no facts, circumstances or conditions existing, initiated or occurring prior to the Closing that have resulted or will result in Liability of the Sellers or any Seller Subsidiary under any Environmental Law. Except as set forth on Schedule 5.26, there is no asbestos, fill, PCBs, lead paint, underground or above ground storage tanks or any wetlands at any of the Properties. For sake of clarity and notwithstanding anything herein to the contrary, mold is not included in the foregoing provisions of this Section 5.26. The Sellers hereby represent and warrant that, except as set forth on Schedule 5.26, to the Sellers’ knowledge, there is no material mold at any of the Facilities.

5.27 Brokers.

     (a) No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of any of the Sellers or the Trust or any of their respective Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or the Related Documents.

     (b) David Freshwater, one of the Greenbriar Stockholders and a director and/or officer of certain of the Sellers, is licensed as a real estate broker in the State of Arizona. Mr. Freshwater is not and will not be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or the Related Documents.

5.28 Suppliers and Vendors.

     Except as set forth on Schedule 5.28, in the ordinary course of business, no material supplier or vendor used in connection with the Business and no Person providing maintenance services to the Business has canceled or otherwise terminated within the two years preceding the date of this Agreement or threatened within the two years preceding the date of this Agreement to cancel or otherwise terminate, its relationship with any of the Sellers or the Business or has during that period decreased, limited or otherwise modified, or, to the knowledge of the Sellers, threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to any of the Sellers.

5.29 Payments.

     To the knowledge of Sellers, no Seller, Affiliate of any Seller, or agent or representative of any Seller or any Affiliate of any Seller has ever made, directly or indirectly, any contribution, gift or payment in connection with the Business to any Person, which contribution, gift or payment was in violation of applicable Law.

5.30 Seller Documents.

     No representation or warranty or other statement made by any Seller, the Greenbriar Stockholders or the Trust in this Agreement, the schedules hereto, or the Documents (including any certificates) executed and delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any of the statements contained herein or therein, in light of the circumstances in which it was made, not misleading.

5.31 Solvency.

     (a) None of the Sellers or any Seller Subsidiary is now insolvent, and none of the Sellers or any Seller Subsidiary will be rendered insolvent by any of the transactions contemplated hereby or in any of the Related Documents. As used in this Section 5.31, “insolvent” means that the sum of each Person’s existing and probable Liabilities do not and would not exceed the present fair saleable value of such Person’s assets.

     (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) each of the Sellers and their respective Seller Subsidiaries will be able to pay its Liabilities as they become due in the ordinary course of business, (ii) none of the Sellers or any Seller Subsidiary will have unreasonably small capital with which to conduct its present or proposed business, (iii) each of the Sellers and their respective Seller Subsidiaries will have Assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against such Person in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Person will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of each such Person. The cash available to each of the Sellers and their respective Seller Subsidiaries, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

5.32 Health Regulatory Compliance.

     (a) Each Seller described as being so certified on Schedule 5.32(a) is certified for participation in, and party to, valid provider agreements for payment by the Federal Medicare and all applicable state Medicaid programs (the “Government Programs”) for the provision of assisted living, Alzheimer’s care, skilled nursing, or home health care as reflected on Schedule 5.32(a). All Government Programs in which any Seller or any Seller Subsidiary has participated at any time during the last three years are listed on Schedule 5.32(a). True and complete copies of all such provider agreements shall have been furnished or made available to Purchaser during the Due Diligence Period. Each Seller and Seller Subsidiary is in good standing in each Government Program and any third party payor program. Except as set forth on Schedule 5.32(a), none of the Sellers or any Seller Subsidiary has any liabilities to any third party fiscal intermediary or carrier administering the Government Programs, directly to the Government Programs or any Governmental Entity, or to any other third party payor for the recoupment of any amounts previously paid to a Seller (or Seller Subsidiary) or any predecessor by any such third party fiscal intermediary, carrier, Government Program or other third party payor. There are no concluded or pending or, to the knowledge of the Sellers, threatened investigations, audits or other actions by any third party fiscal intermediary or carrier administering the Government Programs or any Governmental Entity, by the Department of Health and Human Services, any state Medicaid agency, intermediary or carrier or any third party payor, to recoup, set-off, or suspend payments to, or demand a refund from, or terminate the provider agreements with, or asserting any claim, demand, penalty, fine, or other sanction with respect to any of the activities, practices, policies or claims of, a Seller or any Seller Subsidiary, and there are no grounds to anticipate any such audit, investigation or action. Neither the Sellers nor any Seller Subsidiary has at any time since January 1, 2001 violated any condition for participation, or any rule, regulation, policy or standard of, any Government Program which has not, as of the date hereof, been satisfactorily cleared or resolved to the satisfaction of the Government Program, except for cited deficiencies the time for resolution of which has not yet passed. All Medicare Cost Reports for all periods since January 1, 2001 have been accurately completed in all material respects and timely filed.

     (b) Since January 1, 2001, except as set forth on Schedule 5.32(b), neither the Sellers nor any Seller Subsidiary, nor to the knowledge of the Sellers, any other Person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in a Seller, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in a Seller, or (iii) who is an officer, director, manager, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of a Seller, or (iv) who has an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in a Seller, has submitted any claims which are cause for civil penalties under, or mandatory or permissive exclusion from, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. § 1001.2), or has engaged in any activities which are prohibited by 42 U.S.C. Sections 1320a-7a(1)-(7), 1320a-7b(a)(1),(2), (3), and (5), 18 U.S.C. § 1347, 1035, 31 U.S.C. § 3729-3733 (known as the “Federal Civil False Claims Act”), 42 U.S.C. § 1320a-7b (the “Federal Criminal False Claim Act”), Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or the regulations promulgated pursuant thereto or any comparable state Laws, or which are prohibited by an private accrediting organization from which a Seller seeks accreditation or by generally recognized standards of care or conduct, including not having engaged in, or experienced, any of the following:

     (i) a civil monetary penalty assessed against it under 42 U.S.C. Section 1320a-7a or any applicable state Laws;

     (ii) been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program under 42 U.S.C. Sections 1320a-7 or 1320a-7a ,or any applicable state Laws, or any third-party payor program;

     (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the offenses described in 42 U.S.C. Sections 1320a-7(a) and (b)(1), (2), (3),or any

applicable state Law, that could lead to a mandatory or permissive exclusion from any State Health Care Program or Federal Health Care Programs;

     (iv) been suspended, debarred, or excluded from any federal program under 45 C.F.R. Part 76 or from any state program under any applicable state Laws; and

     (v) been subject to any action or investigation under the Federal Criminal False Claim Act or the Federal Civil False Claim Act, or any applicable state false claim or fraud Laws.

     (c) Each Seller, and each Seller Subsidiary, has complied in all material respects with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and, since January 1, 2001, with all applicable regulations promulgated under HIPAA and all applicable state privacy Laws.

5.33 Subsidiaries; Affiliate Transactions.

     Except for the Sellers and the other Persons listed on Schedule 5.33 as “Other Companies”, no other Person is, or during the past six months, has been a Subsidiary of the Trust. Except as set forth on Schedule 5.33, none of the members, securityholders, managers, directors, officers or employees of a Seller, or any Person controlled by a Seller, or any such member, securityholder, manager, director, officer or employee, or any member of the immediate family of any of the foregoing (a) has, or during the past 12 months has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business; (b) owns, of record or beneficially, or has owned, an Equity Interest or other financial or profit interest in, or is an owner, sole proprietor, member, securityholder, partner, director, officer, employee, provider, consultant or agent of, any Person that has or, during the past 12 months, has had (i) business dealings or a material financial interest in any transaction with any Seller (including as a consultant, lessor, lessee, customer or supplier of goods or services) or (ii) engaged in competition with any Seller with respect to the Business in any market presently served by any Seller, except for stock holdings not in excess of ten percent (10%) held solely for investment purposes in securities which are listed on a national securities exchange or which are regularly traded in the over-the-counter market, (c) is a party to any Contract with, or has any claim or right against, any Seller; or (d) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, tangible property or intangible property with a fair market value of $50,000 or more which any Seller currently uses in the Business. As used in this Section 5.33, an individual’s immediate family shall mean such individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to the Sellers as follows:

6.1 Organization; Corporate Authority.

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Purchaser has the necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.

     (b) The execution and delivery by Purchaser of this Agreement and each Related Document to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of Purchaser, none of which actions have been modified or rescinded and all of which actions remain in full force and effect. This Agreement and each Related Document to which Purchaser is or will be a party has been or upon the execution thereof will be, duly and validly executed and delivered by a duly authorized representative of Purchaser, and constitutes, or upon its execution and delivery by Purchaser will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

6.2 Authority; No Conflicts.

     Neither the execution, delivery or performance by Purchaser of this Agreement and each Related Document to which it is or will be a party, nor the consummation by Purchaser of the transactions contemplated hereby and thereby will (with or without notice or lapse of time, or both): (i) breach or violate any provision of the certificate of incorporation, bylaws, or other organizational documents of Purchaser or any resolution adopted by the board of directors or a stockholder of Purchaser; (ii) breach or violate any applicable Law; (iii) conflict with, result in a breach of or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration of, any Contract to which Purchaser is a party or by which any of its properties or Assets may be bound or affected; or (iv) result in the imposition or creation of any Liability on Purchaser or Encumbrance upon or with respect to any of the Purchaser’s Assets, or result in or permit the acceleration of any indebtedness or other obligation of Purchaser, in each case, which would prohibit Purchaser from consummating the transactions contemplated hereby or performing any of its obligations hereunder.

6.3 Brokers.

     Purchaser has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby for which any of the Sellers will have any Liability after the Closing.

6.4 Consents.

     Except as set forth on Schedule 6.4 and except for any filings or approvals under the Hart-Scott-Rodino Act, no consent, approval, Permit, Order or authorization of, or any exemption from registration, declaration or filing with, any Governmental Entity or any other third Person is required for the execution, delivery and performance by Purchaser of this Agreement or the Related Documents to which Purchaser is or will be a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1 Access to Records and Properties.

     (a) At all reasonable times during the period commencing on the Access Effective Date and expiring at 5:00 P.M. California Time on the 60th calendar day thereafter (the “Due Diligence Period”), Purchaser, its agents, and its representatives shall be entitled, at Purchaser’s sole cost and expense, to: (i) enter onto the Facilities, during normal business hours and upon reasonable advance notice to the Sellers, to perform any inspections, investigations, studies and tests of the Facilities (including, without limitation, physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental tests that Purchaser deems reasonable); (ii) cause environmental assessments of the Purchased Real Property to be performed, upon reasonable advance notice to the Sellers; (iii) review all Books and Records; and (iv) investigate such other matters as Purchaser may request, including the Assets, liabilities, prospects and business of the Sellers relating to the Purchased Assets, the Assumed Liabilities and the Business (including future service obligations) and any regulatory, tax, environmental and/or other legal matters. Purchaser’s entry onto and inspections of the Purchased Real Property in accordance with the terms hereof shall not damage the Purchased Real Property. For the sake of clarity and not as a limitation on any diligence review by Purchasers, Sellers shall present to Purchaser at each Facility, as promptly as practicable following the date of this Agreement, a copy of each the following contracts applicable to one or more Facilities: each managed care or other third party payor Contract, each Contract or grant from any other governmental payment program (e.g., assistance for the elderly or treatment of persons with AIDs), and each Contract with any hospital, physician, nursing facility, home health entity, durable medical equipment provider or pharmacy or any other Person involving patient care, including physical therapy and home care. Any entry by Purchaser onto the Purchased Real Property shall be subject to, and conducted in accordance with, applicable Law.

     (b) Purchaser shall exercise Commercially Reasonable Efforts to minimize, and if reasonably practicable, to avoid interference with the occupancy and use of the Facilities by the Sellers, invitees and lessees of the Sellers, and residents of the Facilities, and to minimize, and if reasonably practicable, to avoid the disturbance of any of the residents or the Sellers’ employees at the Facilities.

     (c) Purchaser shall not, except as may be required by Law, initiate any communications with any Person who at the time of such communication is a resident (or their representatives) of any of the Facilities without the prior authorization of Steve Berlin, Don Millican, David Freshwater, Tom Danker or the Representative, which shall not be unreasonably withheld or delayed, but which may be withheld by the Sellers until Purchaser shall have advised the Sellers that Purchaser has not yet discovered or become aware of a Due Diligence Termination Event.

     (d) Subject to Section 11.5, the investigation contemplated by this Section 7.1 shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties or the indemnification rights of the Purchaser Indemnified Parties contained in this Agreement.

     (e) If Purchaser or its representatives undertake any borings or other disturbances of the soil of the Purchased Real Property, the soil shall, to the extent reasonably practicable, be re-compacted to substantially the same condition as it was in immediately before any such borings or other disturbances were undertaken.

     (f) Purchaser shall from the Access Effective Date through the Due Diligence Termination Date (as hereafter defined) carry, and shall cause its agents and representatives to carry, general liability insurance in the amount of $1,000,000 per occurrence, which insurance shall name the Sellers as additional insured; and upon request, Purchaser shall provide the Sellers with proof of such insurance prior to commencing Purchaser’s physical inspections of the Facilities.

     (g) Purchaser shall keep the Facilities free and clear of any mechanic’s or materialmen’s liens arising out of any entry onto or inspection of the Facilities. Purchaser shall indemnify, protect, defend and hold the Sellers (and the Sellers’ member, directors, partners, shareholders, agents, employees and representatives) harmless from and against any and all Losses (including claims for mechanic’s liens or materialmen’s liens) caused by or arising out of any inspections, investigations, studies or tests carried on by or on behalf of Purchaser pursuant to the terms hereof; provided, however, this indemnity shall not extend to protect the Sellers from any pre-existing Liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination).

     (h) In the event that this Agreement is terminated pursuant to Section 12.1(f), (i) Purchaser shall repair any damage to the Purchased Real Property caused by its entry thereon and restore the same, to the extent reasonably practicable, to substantially the same condition as it was in immediately prior to such entry and (ii) Purchaser shall deliver to the Sellers, upon request and without charge therefor, the results and copies of any and all third party inspections, studies, tests, and surveys made by or for Purchaser with respect to the environmental or physical condition of the Purchased Real Property, subject to any third party restrictions on such delivery. Such delivery shall not constitute a representation or warranty of any kind or nature regarding the accuracy or completeness or any other aspect of such inspections, studies, tests, or surveys. The provisions of this Section 7.1(h) shall survive the termination of this Agreement.

     (i) For purposes of this Agreement, “Due Diligence Termination Date” shall mean the date of expiration of the Due Diligence Period.

     (j) For purposes of this Agreement, “Due Diligence Termination Event” shall mean (i) any facts, events or circumstances that have resulted in or are reasonably expected to result in (A) a material impairment in the value of the Purchased Assets or a material increase in the amount of the Assumed Liabilities, (B) a material impairment in Purchaser’s ability to operate the Business at any Facility, or (C) a material adverse change in the nature of the Assumed Liabilities, (ii) any material Liability under any Environmental Law or any condition relating to the Purchased Real Property or any Facility, including undisclosed locations, types or levels of mold, that could result in material Liability to Purchaser or its Affiliates, (iii) any material Liability under any of the Laws referenced in Section 5.32 that would reasonably be expected to adversely affect Purchaser, (iv) any actuarially estimated future service obligation Liability (determined in accordance with customary actuarial standards used in the senior living industry to estimate future service obligation Liability) not accurately reflected in the forecasts or projections prepared by or on behalf of Sellers and provided to Purchaser that causes such forecasts or projections to materially overstate forecasted or projected net income, net operating income and/or future cash flows in any fiscal years included in such forecasts or projections, (v) a reasonable determination by Purchaser that the Sellers have unsatisfactory relationships with their employees which adversely and materially affect the value of the Business, or (vi) a reasonable determination by Purchaser that the Sellers have unsatisfactory relationships with their residents which adversely and materially affect the value of the Business; it being understood that, to the extent any such impairments, increases in amount, adverse effects or Liabilities are quantifiable, and the aggregate amount of all such quantifiable impairments, increases in amount, adverse effects and Liabilities equals or exceeds the Termination Threshold (as hereafter defined), such quantifiable impairments, increases in amount, adverse effects and/or Liabilities shall collectively be considered a Due Diligence Termination Event for purposes of this Agreement. No facts, events or circumstances specified on a Seller Disclosure Schedule or on a “Seller Disclosure Schedule” to the Asset Purchase Agreement (each hereafter called an “Item”) shall be considered in making the determination whether a Due Diligence Termination Event exists except (i) if an Item is marked with an asterisk on a Seller Disclosure Schedule or on a “Seller Disclosure Schedule” to the Asset Purchase Agreement and the description of the Item on such schedule does not specify an impairment or Liability amount with respect to such Item, then that Item, including the full amount of any Liability or impairment with respect thereto, may be considered in making a determination whether a Due Diligence Termination Event exists or (ii) whether or not an Item is marked with an asterisk on a Seller Disclosure Schedule or on a “Seller Disclosure Schedule” to the Asset Purchase Agreement, if the description of the Item on such schedule specifies an impairment or Liability amount with respect to such Item, then that Item may be considered in making a determination whether a Due Diligence Termination Event exists, but only to the extent the impairment or Liability amount that results therefrom or is reasonably expected to result therefrom exceeds the amount of the impairment or Liability specified on such schedule.

     (k) For purposes of this Agreement, the “Termination Threshold” means an amount equal to $5.0 million.

     (l) Notwithstanding any other provision of this Agreement and the delivery of any Books and Records as part of the Purchased Assets, after the Closing Date, Purchaser shall provide to the Sellers and any of their Affiliates (subject to applicable restrictions imposed by

Law), at no expense to Purchaser, reasonable access during normal business hours and upon reasonable notice to (i) such records included in the Purchased Assets as are reasonably requested by the Sellers or such Affiliates in connection with billing issues, claims, lawsuits, governmental investigations and similar matters (other than Tax matters, which are covered in Article IX) and (ii) the Hired Employees who continue to be employed by Purchaser at such time for the purpose of discussing such matters, in each case for a period of six years beginning on the Closing Date. During such six-year period, Purchaser shall retain and preserve such records; provided that, during such period (A) the Sellers and their Affiliates may copy and retain in connection with billing issues, claims, lawsuits, governmental investigations and similar matters any Documents which were delivered as part of the Purchased Assets or (B) Purchaser may elect to return all such Documents to the Sellers at Purchaser’s expense.

7.2 Conduct Pending Closing.

     (a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XII, each Seller shall and shall cause its Seller Subsidiaries, if any, to, except for those actions expressly contemplated or required to be taken by this Agreement or as consented to by Purchaser in writing: (i) conduct or cause to be conducted the Business, including the operation of the Facilities, as currently conducted and only in the ordinary course consistent with past practice; (ii) use its best efforts to (A) keep available for Purchaser the services of the present officers, employees, consultants, agents and representatives of the Sellers and the Seller Subsidiaries, and (B) preserve the business organization, Assets, ongoing business and goodwill and keep its relationships with its customers, suppliers, licensors, licensees, advertisers, contractors and others having business relations with the Sellers in accordance with past practice; (iii) comply in all material respects with all applicable Laws affecting or relating to the Business; and (iv) maintain in good standing all Operating Licenses and other material required Permits held by such Seller in respect of the Business on a timely basis.

     (b) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XII, none of the Sellers shall, and the Sellers shall not cause or permit their respective Seller Subsidiaries to, except as expressly contemplated or required by this Agreement or as consented to by Purchaser in writing: (i) take or omit to take any action which would result in the representations and warranties contained in this Agreement or the Related Documents being untrue in any material respect (or in the case of representations and warranties which are qualified as to materiality, untrue in any respect) on the Closing Date; (ii) by action or inaction, abandon, terminate, cancel, forfeit, waive or release any of any Seller’s material rights, in whole or in part, with respect to the Purchased Assets, or sell, lease, license, transfer or otherwise dispose of or mortgage, pledge or otherwise suffer to exist any Encumbrance on any of the Purchased Assets other than the Permitted Encumbrances identified on Schedule 5.10(b) hereto; (iii) modify, amend or terminate any Contract that is included in the Purchased Assets or waive, release or assign any material rights or claims thereunder or permit any of the foregoing to occur; (iv) effect any merger, business combination or similar transaction or take any other action, corporate or otherwise, which might affect any Seller’s ability to perform in accordance with this Agreement; (v) cancel or permit the cancellation or lapse of any insurance coverage on the Purchased Assets or the Business; (vi) take any action or enter into any agreement with any Governmental Entity, whether or not related to any Permits; (vii) settle any dispute or threatened dispute with any Governmental Entity or party to any Assigned Contract; (viii) except in the ordinary course of business, grant any increase in salary or benefits of any officer, director, manager, or employee or pay any special bonus to any Person, enter into or modify any employment offer, employment loss, employment status or severance agreement or grant any severance or termination pay (other than pursuant to severance arrangements or policies as in effect on the date of this Agreement), establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement except as required by applicable Law, but only to the extent that any such action would affect Seller Employees, or make any loan or advance to, or enter into any Contract with, any director, manager, officer, employee or consultant of any Seller or Seller Subsidiary; (ix); make any material Tax election or settle or compromise any material income Tax Liability; (x) change its practices, policies or procedures with respect to the timing of the payment of accounts payable or the collection of accounts receivable; (xi) enter into any tolling agreement to extend the statute of limitations with respect to any Liabilities of the Sellers; (xii) modify, amend or terminate any Plan or Other Arrangement; (xiii) take any other action which might affect an Assumed Liability; (xiv) make any alterations or improvements to any of the Facilities or make any capital expenditure with respect to any of the Facilities in excess of $100,000 not included in the Seller 2005 Capital Expenditure Budget; (xv) enter into any Resident Agreements outside the ordinary course of business; or (xvi) agree or otherwise commit to take any of the actions set forth above.

     (c) The Trust and the Greenbriar Stockholders shall not take any action or cause any of the Sellers or any of their respective Seller Subsidiaries to take any action inconsistent with the purposes of Sections 7.2(a) and (b) above and Section 7.2(d) below.

     (d) Notwithstanding anything in Section 5.10(a) of the Agreement, to the extent that any Seller Subsidiary that is not a party to this Agreement has any rights with respect to any Assets that are used in the operation of the Facilities or the conduct of the Business (other than intercompany accounts, whether or not represented by promissory notes), the Sellers shall cause such Assets (and any related rights) to be transferred or conveyed as Purchased Assets pursuant to this Agreement or the Asset Purchase Agreement.

7.3 Efforts to Consummate.

     (a) Subject to the terms and conditions of this Agreement, each party shall use Commercially Reasonable Efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws, in order to consummate the transactions contemplated hereby and by the Related Documents.

     (b) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XII, Purchaser, each Seller and the Trust shall use Commercially Reasonable Efforts to satisfy all of the conditions precedent to its obligations set forth in Article X hereof and to cause the Closing to occur, including making any necessary filings and submissions with all applicable Governmental Entities and other Persons, and procuring written consents of all Persons necessary for the assignment to Purchaser of the Purchased Assets, including the Assigned Permits, and shall reasonably cooperate with each other in connection therewith; provided, however, that nothing in this Section 7.3 shall require any such party to waive any conditions precedent to its obligations pursuant to Article X or to amend this Agreement. Without limiting the foregoing, each of the Sellers and the Trust shall execute and deliver each Related Document to which it is a party. In the event the assignment or transfer of any of the Assigned Permits (other than those Assigned Permits that are referenced on Schedule 10.1(a)) is unlawful or is not permissible under any agreement, or under any Law, such terms for the purposes of this Agreement with respect to any such Assigned Permit shall be deemed to mean and require (i) the Sellers’ relinquishment of all its right, title, benefit and interest in and to and authority under, such Assigned Permits as of the Closing and (ii) the issuance or grant to Purchaser by the appropriate Governmental Entity of an Assigned Permit conferring upon Purchaser, as of the Closing, all right, title, benefit, interest and authority at least equal to that relinquished by the Sellers, as the case may be.

     (c) In the event that any Permits required to be made or obtained prior to the Closing Date from any Governmental Entities are not made or obtained at such time, but all other conditions set forth in Article X are satisfied (other than (i) conditions which, by their nature, are to be satisfied on the Closing Date, and (ii) Section 10.1(a)), the parties shall cooperate in good faith with each other and use Commercially Reasonable Efforts in formulating and implementing mutually acceptable alternatives (if any) that permit the consummation of the transactions contemplated by this Agreement and the Related Documents in accordance with applicable Law in the absence of such Permits.

     (d) Without limiting any representation, warranty, condition or indemnification contained in this Agreement, in the event that, by June, 1, 2005 (assuming this Agreement has not been terminated prior to such date in accordance with Article XII), the condition to consummation of the Closing in Section 10.1(a) shall have been satisfied or deemed satisfied in accordance therewith as to at least 15 Facilities (the “Approved Facilities”), each of the parties shall use its Commercially Reasonable Efforts to develop and negotiate in good faith mutually acceptable modifications and amendments to this Agreement and the Related Documents and any other appropriate arrangements to permit the consummation of the transactions contemplated hereby as to all of the Approved Facilities (including appropriate adjustments to the Purchase Price and the Schedules to reflect the purchase and sale of only those Purchased Assets and the assumption of only those Assumed Liabilities relating to the Approved Facilities).

     (e) Nothing in this Section 7.3 shall require Purchaser to dispose of any of its Assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of any Seller’s Assets or limits on Purchaser’s freedom of action with respect to the businesses of any Seller, or commit or agree to any of the foregoing, and nothing in this Section 7.3 shall authorize the Sellers to commit or agree to any of the foregoing in order to obtain any consents, approvals, permits or authorizations to remove any impediments to the transactions contemplated hereby relating to the Hart-Scott-Rodino Act or other antitrust, competition or trade regulation Law (“Antitrust Laws”) or to obtain any Operating Licenses or other Permits or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding relating to the Antitrust Laws or any Laws relating to the Operating License or any other Permits.

     (f) Purchaser, on the one hand, and Sellers, on the other hand, shall promptly notify, consult with and keep the other advised as to the status of the matters referred to in this Section 7.3, including with respect to any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby.

7.4 Exclusivity.

     From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article XII, Sellers, the Trust, George B. Kaiser (the “Stockholder”) and the Greenbriar Stockholders agree not to, and agree to cause their respective directors, officers, Affiliates, employees, principals, agents, representatives and advisors not to, directly or indirectly solicit, negotiate, participate or continue any discussions or enter into any agreements, arrangements or understandings, relating to any other proposal contemplating a merger, consolidation, business combination, liquidation, sale or transfer of Assets or other similar action involving the Sellers, the Business, the Facilities or the or the Purchased Assets, other than the transactions contemplated by this Agreement and the Asset Purchase Agreement, and further agrees not to encourage any third Person to initiate any action to accomplish or facilitate any of the foregoing. The parties recognize and acknowledge that a breach of this Section 7.4 will cause irreparable and material loss and damage to Purchaser as to which it will not have an adequate remedy at law or in equity. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy, without the necessity of posting a bond, cash or otherwise and without the necessity of actual monetary loss being proved or the establishment of the inadequacy of any remedy at Law, is an appropriate remedy for any such breach.

7.5 Notice of Prospective Breach.

     The Sellers shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to the Sellers, of (i) the occurrence, or failure to occur, of any event that would be reasonably likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date (or, in the case of any representation or warranty already qualified as to materiality, untrue or inaccurate in any respect), and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement. The delivery of any notice pursuant to this Section 7.5 shall not, and shall not be deemed to, modify, amend or supplement the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

7.6 Public Announcements.

     The initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution and delivery of this Agreement. Each party agrees that, except as otherwise required by Law or by obligations pursuant to any listing agreement with any national securities exchange, it will not issue any reports, statements or releases, in each case pertaining to this Agreement or the transactions contemplated hereby, including any termination thereof, without the prior consent of Purchaser, on the one hand, and Sellers, on the other hand. Consistent with the foregoing, the Sellers and the Trust acknowledge and agree that, promptly following the execution and delivery of this Agreement by the parties, Purchaser intends to file a current report on Form 8-K disclosing the execution and delivery of this Agreement.

7.7 Confidentiality.

     (a) Subject to Section 7.7(c), Sellers, the Trust and the Greenbriar Stockholders shall, and shall cause their respective Affiliates (and their respective employees and representatives) to, keep confidential and not to disclose to any Person (other than, with appropriate undertakings of confidentiality, their respective employees, attorneys, accountants and other advisors with a reasonable need to know such information) all Confidential or Proprietary Information relating to Purchaser and its Affiliates obtained by it or them from Purchaser or its Affiliates in preparation for or in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, and shall use such information only in connection with this Agreement, the Related Documents and such transactions.

     (b) Subject to Section 7.7(c), Purchaser shall, and shall cause its Affiliates (and its employees and representatives) to, keep confidential and not to disclose to any Person (other than, with appropriate undertakings of confidentiality, their respective employees, attorneys, accountants and other advisors with a reasonable need to know such information) all Confidential or Proprietary Information relating to the Sellers obtained by it or them from the Sellers or their Affiliates in preparation for or in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, and shall use such information only in connection with this Agreement, the Related Documents and such transactions.

     (c) The obligations imposed by Sections 7.7(a) and 7.7(b) shall not apply, or shall cease to apply to any Confidential or Proprietary Information when, and to the extent that, such Confidential or Proprietary Information: (i) is required to be disclosed by Law or by applicable legal process; (ii) is disclosed by Purchaser after the date of this Agreement to vendors, regulators or other parties related to a Seller as part of an overall effort to facilitate the transactions contemplated hereby and to better enable Purchaser to operate the Business, the Facilities or the other Purchased Assets after the Closing; provided, however, that it is understood and agreed that if the transactions contemplated hereby are not consummated, Purchaser shall no longer be permitted to disclose such information pursuant to this Section 7.7(c)(ii); (iii) is necessary to be disclosed by Purchaser or its Affiliates to lenders and other financing sources and their representatives as a means to facilitate the financing related to the transactions contemplated hereby or in connection with the FCC Sale Transaction; (iv) is necessary or advisable to be disclosed in order to comply with the Hart-Scott Rodino Act or any other applicable Law, national listing exchange, financial accounting requirement or any Governmental Entity requests for additional information or documents; or (v) the party to this Agreement to which the Confidential or Proprietary Information relates expressly consents thereto in writing.

     (d) If the transactions contemplated by this Agreement are not consummated, then upon the request of either Purchaser or the Sellers, the other party shall, and shall cause its Affiliates to, promptly return any written materials they have received from the requesting party and its Affiliates in connection with this Agreement or the transactions contemplated hereby or thereby, without retaining any copies, summaries or extracts thereof.

     (e) Without the prior written consent of Purchaser, the Sellers, the Trust and the Greenbriar Stockholders shall treat all confidential or proprietary information relating to the Business, the Facilities or the other Purchased Assets as confidential, preserve the confidentiality thereof, not duplicate or use such information and instruct their respective employees and representatives who have had access to such information to keep confidential and, from and after the Closing, not use any such information for their own purposes or for the benefit of any Person except Purchaser or any of its Affiliates.

7.8 Non-Compete Agreement.

     (a) Except as otherwise set forth on Schedule 7.20, as a necessary inducement for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers, the Stockholder, the Greenbriar Stockholders and the Trust agree that for a period of five years commencing on the Closing Date (the “Noncompete Period”), the Sellers, the Trust, the Stockholder, and the Greenbriar Stockholders shall not, and shall not cause or permit any of the Seller Subsidiaries or any other entity under any of their control to (each, a “Covered Person”), engage directly or indirectly, in any capacity, in any activities that Compete with the business of developing, owning, operating, leasing or managing a Senior Living Facility or providing home care services within ten (10) miles of any Facility. For purposes of this provision, “Compete” means (i) to, directly or indirectly, conduct, facilitate, participate or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity, or (ii) to, directly or indirectly, have any ownership interest in any Person or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity. Notwithstanding the foregoing, this Section 7.8(a) shall not prohibit the following: (x) any activities of any Covered Person at any of the Senior Living Facilities located within ten (10) miles of any Facility, as identified on Schedule 7.8(a), (y) the ownership by a Covered Person of up to ten percent (10%) of the outstanding Equity Interests of any Person, so long as such Covered Person does not control such Person, or, (z) with respect to David Freshwater only, except as otherwise subsequently agreed upon by Purchaser and Mr. Freshwater in a separate consulting, employment or other agreement, the activities set forth on Schedule 7.8(a).

     (b) Each of the Sellers, the Trust, the Stockholder, and the Greenbriar Stockholders agrees not to solicit, divert or accept business from any customer, supplier, distributor or manufacturer of or to Purchaser or any Affiliate of Purchaser to the detriment of Purchaser or any Affiliate of Purchaser, or otherwise interfere with the relationship between Purchaser or any Affiliate of Purchaser and any customer, supplier, distributor or manufacturer of or to Purchaser or any Affiliate of Purchaser to the detriment of Purchaser or any Affiliate of Purchaser.

     (c) The parties recognize and acknowledge that a breach of this Section 7.8 by Sellers, the Trust, the Stockholder, or the Greenbriar Stockholders or any of their respective Affiliates will cause irreparable and material loss and damage to Purchaser and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Purchaser’s establishing the inadequacy of any remedy at Law, and order that the breach or threatened breach of such provisions may be effectively restrained.

7.9 Use of Name; Other Intellectual Property Rights.

     (a) As soon as reasonably practicable (and, in any event, within 10 days after the Closing), each of the Sellers, the Trust and the Greenbriar Stockholders shall, and shall cause any Seller Subsidiary or, in the case of each Greenbriar Stockholder, any entity in which he holds Equity Interests (including Greenbriar and FOC NY, unless otherwise agreed to in writing by Purchaser and FOC NY), to cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, in each case which include the words and phrases “The Fountains,” “We’re Creating Extraordinary Communities Where People Choose to Be,” “The Best Move of Your Life” and “Renaissance Community”. Each of the Sellers, the Trust and the Greenbriar Stockholders acknowledges and agrees, on behalf of itself and any Seller Subsidiary and, in the case of each Greenbriar Stockholder, any entity in which he holds Equity Interests (including Greenbriar and FOC NY, unless otherwise agreed to in writing by Purchaser and FOC NY), that after the Closing, neither it nor any Seller Subsidiary nor any such other entity shall have the right to use the words or phrases “The Fountains,” “We’re Creating Extraordinary Communities Where People Choose to Be,” “The Best Move of Your Life” and “Renaissance Community” in the conduct of its business without the prior written consent of Purchaser.

     (b) As soon as reasonably practicable (and, in any event, within 30 days after the Closing), each of the Sellers and the Trust shall change, and shall cause any Seller Subsidiaries to change and the Greenbriar Stockholders shall cause Greenbriar, FOC NY (unless otherwise agreed to in writing by Purchaser and FOC NY) and any other entity in which he holds Equity Interests to change, as applicable, its corporate, limited liability company, limited partnership or other names, as the case may be, to a name that does not include the words “The Fountains”. Immediately after such name change, the Sellers, the Trust and the Greenbriar Stockholders will deliver evidence thereof to Purchaser.

7.10 New Management Agreements.

     Prior to the Closing, each of the Sellers shall cause each of the Existing Management agreements listed on Schedule 7.10 to be replaced with the New Management Agreements in the form or forms to be provided by Purchaser to Sellers prior to the Closing hereunder, consistent with Schedule 7.20. The New Management Agreements shall become effective only subject to and upon the consummation of the closing under the Asset Purchase Agreement. Promptly following the execution and delivery of the New Management Agreements by the parties thereto, and in any event at or prior to the Closing, the Sellers shall provide fully-executed copies of the New Management Agreements to Purchaser.

7.11 Bulk Sales.

     Purchaser and the Sellers hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar Law) (the “Bulk Sales Laws”) if and to the extent applicable in connection with the sale of the Purchased Assets to Purchaser and other transactions contemplated by this Agreement.

7.12 Retention of Liabilities.

     Any Liability of a Seller or its Affiliates other than the Assumed Liabilities shall, as between them, on the one hand, and Purchaser and its Affiliates, on the other hand, continue to be an obligation solely of, and shall solely be legally and financially borne by, Sellers and their respective Affiliates. In furtherance (and not in limitation) of the foregoing, Purchaser is not, and shall not be treated or viewed as, a successor employer or legal successor of any of the Sellers as a matter of Law and each of the Sellers shall jointly and severally indemnify and hold Purchaser harmless from and against any Losses arising as a result of any such treatment in accordance with the provisions of Article XI.

7.13 Assurances Company.

     Contemporaneously with the Closing, the Stockholder shall organize and capitalize, or cause to be organized and capitalized, an Oklahoma limited liability company (the “Assurances Company”), having an operating agreement and other organizational documents reasonably acceptable to Purchaser as contemplated on Schedule 7.13 and the capitalization described on Schedule 7.13. As of the Closing, the Assurances Company will guarantee the timely payment and performance of all obligations of the Seller and the other Seller Indemnifying Persons pursuant to Article XI and other applicable provisions of this Agreement in accordance with this Section 7.13 and Schedule 7.13. The obligations of the Assurances Company hereunder and under Schedule 7.13 will be for the benefit of the Purchaser and the other Purchaser Indemnified Persons (including, if the Purchaser Replacement and Release Agreement is executed and delivered, Sunrise Senior Living Investments, Inc.) and will not limit in any way the obligations of the Sellers and the other Seller Indemnifying Persons or the rights and remedies of the Purchaser and the other Purchaser Indemnified Persons in accordance with this Agreement. As contemplated on Schedule 7.13, the Assurances Company shall execute and deliver this Agreement (and the Purchaser Replacement and Release Agreement, if any) solely for the purposes of acknowledging and agreeing to this Section 7.13 (including Schedule 7.13) and guaranteeing the obligations of Sellers and the other Seller Indemnifying Persons pursuant to Article XI and other applicable provisions of this Agreement and the Asset Purchase Agreement.

7.14 Accounts Receivable Adjustment.

     (a) Purchaser and the Sellers acknowledge and agree that all uncollected Accounts Receivable of the Sellers arising out of services rendered, care provided, goods sold, or property leased by the Sellers to or for the benefit of any residents of the Facilities prior to the Closing Date shall be included in the Purchased Assets to be transferred to Purchaser at the Closing (collectively, the “Purchased Accounts Receivable”).

     (b) The Sellers shall prepare and deliver to Purchaser two Business Days prior to the Closing, a schedule of all Accounts Receivable of the Sellers expected to be included in the Purchased Assets (including the aging of each such Accounts Receivable and such other information as Purchaser shall reasonably request) which have been invoiced (the “Pre-Closing Accounts Receivable Schedule”). The Cash Payment to be paid at Closing shall be increased by an amount equal to the aggregate of (i) 72.5% of the invoice amount of all Accounts Receivable included on the Pre-Closing Accounts Receivable Schedule that have been outstanding not more than 90 days as of the Closing Date; and (ii) 0% of the invoice amount of all Accounts Receivable included on the Pre-Closing Accounts Receivable Schedule that have been outstanding more than 90 days as of the Closing Date (the “Estimated Accounts Receivable Adjustment Amount”).

     (c) As promptly as practicable, but in any event no later than 60 days after the Closing Date, Purchaser shall prepare and deliver to the Representative a final schedule of all Purchased Accounts Receivable as of the Closing Date (including the aging of each such Accounts Receivable and such other information as Purchaser shall reasonably request) (the “Final Accounts Receivable Schedule”). There shall be a post-Closing reconciliation of the Estimated Accounts Receivable Adjustment Amount to the amount equal to the aggregate of (i) 72.5% of the invoice amount of all Purchased Accounts Receivable included on the Final Accounts Receivable Schedule that have been outstanding not more than 90 days as of the Closing Date; and (ii) 0% of the invoice amount of all Purchased Accounts Receivable included on the Final Accounts Receivable Schedule that have been outstanding more than 90 days as of the Closing Date (the “Final Accounts Receivable Adjustment Amount”). Any amount by which the Final Accounts Receivable Adjustment Amount exceeds the Estimated Accounts Receivable Adjustment Amount shall be promptly forwarded to the Representative (as agent for the Sellers) by Purchaser in a lump sum payment. Any amount by which the Estimated Accounts Receivable Adjustment Amount exceeds the Final Accounts Receivable Adjustment Amount shall be promptly forwarded to Purchaser by the Sellers in a lump sum payment. Subject to any applicable privileges (including attorney-client privilege), (i) each of the Sellers agrees that Purchaser shall have the right to audit the applicable records of the Sellers in connection with any such post-Closing reconciliation, and (ii) Purchaser agrees that the Sellers shall have the right to audit the applicable records of Purchaser in connection with any such post-Closing reconciliation.

     (d) In the event that any funds are paid to Purchaser on account of any Purchased Accounts Receivable, and such payment is accompanied by an invoice or other Document specifying that such payment is being made in respect of Purchased Accounts Receivable that were outstanding more than 90 days as of the Closing Date, or other documentation clearly establishes that such payment relates to Purchased Accounts Receivable that were outstanding more than 90 days as of the Closing Date or Purchaser otherwise determines in good faith that such payment relates to Purchased Accounts Receivable that were outstanding more than 90 days as of the Closing Date, Purchaser shall promptly remit such funds to the Representative (as agent for the Sellers). In the event any funds are paid to the Sellers (or the Representative) on account of any Purchased Accounts Receivable or any Accounts Receivable arising after the Closing Date and not directly to Purchaser, and such payment is not accompanied by an invoice or other Document specifying that such payment is being made in respect of Purchased Accounts

Receivable that were outstanding more than 90 days as of the Closing Date or the Sellers reasonably determine that such payment relates to a Purchased Accounts Receivable outstanding for not more than 90 days as of the Closing Date, the Sellers (or the Representative) shall promptly remit such funds to Purchaser.

7.15 Payment of Retained Liabilities and Accounts Payable.

     The Sellers shall pay, discharge or otherwise satisfy in full all Liabilities of the Sellers (other than the Assumed Liabilities) and Accounts Payable on or prior to the Closing Date or as soon as practicable after the Closing Date (i.e., at such time as a Liability becomes known), except for such Liabilities or Accounts Payable which the Sellers in good faith dispute. Notwithstanding anything to the contrary in this Agreement, immediately following the Closing, the Sellers shall repay and discharge in full all of the Liabilities owed to Kaiser Capital Limited Partnership (previously owed to, and described as the debt to Kaiser-Francis Oil Company and/or Kaiser Energy Ltd.) and its Affiliates referenced or included in the Seller Financial Statements or on Schedule 5.7.

7.16 Restrictions on Seller Distributions.

     None of the Sellers shall make any distribution of the proceeds received pursuant to this Agreement until the Sellers’ payment of, or until the Sellers make adequate provision for the payment of, their respective obligations pursuant to Section 7.15 and Section 9.2(b).

7.17 Audited Financial Statements.

     Upon Purchaser’s request, Sellers shall timely prepare and furnish to Purchaser (at Sellers’ expense, except to the extent that such financial statements requested exceed the cost and scope of the type of financial statements prepared by the Sellers in accordance with Sellers’ practices within the past 18 months, giving effect to any Asset transfers occurring within such period) copies of (a) audited consolidated financial statements of the Sellers and audited unconsolidated financial statements of any Seller for any annual period ending on or before the Closing Date and, (b) unaudited consolidated financial statements of the Sellers and unaudited unconsolidated financial statements of any Seller for any interim period ending on or before the Closing Date, to the extent such financial statements are required to be filed by Purchaser pursuant to the rules and regulations of the Securities and Exchange Commission. Sellers shall prepare and furnish to Purchaser such financial statements so as to permit Purchaser to timely file them with the Securities and Exchange Commission as required under applicable rules and regulations of the Securities and Exchange Commission.

7.18 Fiscal Year 2005 Capital Expenditures.

     Sellers shall and shall cause their respective Seller Subsidiaries to use Commercially Reasonable Efforts to complete, on or prior to June 30, 2005, all of the capital expenditures budgeted for fiscal year 2005 as set forth in the 2005 Capital Expenditure Budget in accordance with the 2005 Capital Expenditure Budget and consistent with the applicable Seller’s historical budget approval process. For the sake of clarity, the Sellers shall not be deemed to have breached this Section 7.18 if (i) Purchaser approves in writing a determination by the Sellers not to pursue a particular budgeted capital expenditure, or (ii) the Sellers, in good faith and consistent with historic practice, determine for valid business reasons, to complete an unbudgeted capital expenditure project in lieu of completing a particular budgeted capital expenditure as long as the substitution of capital expenditure projects does not result in a net reduction in the aggregate amount reasonably expected to be expended by Purchaser on fiscal year 2005 capital expenditure projects. Notwithstanding the foregoing, the Sellers agree to continue without interruption the ongoing capital expenditures at the Washington House Facility and the Crystal Lake Facility.

7.19 La Cholla Bonds.

     On or prior to the Closing Date, Fountains La Cholla Limited Partnership (“FLCLP”) shall use its Commercially Reasonable Efforts (i) to cause those certain Variable Rate Demand Multifamily Housing Revenue Refunding Bonds (The Fountains at La Cholla Apartments Project) Series 1996, issued by The Industrial Development Authority of the County of Pima, in the outstanding principal amount of $12,705,000 (the “La Cholla Bonds”) to be redeemed, paid, or otherwise satisfied in full, and (ii) to cause any related Liabilities of FLCLP or any of its Affiliates relating to the La Cholla Bonds to have been paid, discharged or otherwise satisfied in full, including causing each of the agreements set forth on Schedule 7.19 and any other agreements to which FLCLP or any of its Affiliates is a party relating to the La Cholla Bonds (collectively, the “La Cholla Documents”) to be terminated, effective prior to the Closing.

7.20 Financing Transaction.

     As an inducement for Purchaser to enter into this Agreement and as a condition to Purchaser’s obligation to consummate the Closing, the Trust has agreed to provide or to cause to be provided by one or more Affiliates of the Stockholder financing in an amount equal to the Loan Amount with respect to the Facilities identified on Schedule 7.20 in accordance with the terms set forth on Schedule 7.20 (the “Financing Transaction”). The parties shall cooperate in good faith with each other and use Commercially Reasonable Efforts to complete the definitive documentation with respect to the Financing Transaction (including using Commercially Reasonable Efforts to prepare and to circulate initial drafts of such definitive documentation no later than thirty days following the execution and delivery of this Agreement) and, subject to the proviso in Section 10.1(e), to otherwise effectuate the Financing Transaction substantially in accordance with the terms set forth on Schedule 7.20 at the Closing.

ARTICLE VIII

EMPLOYEE MATTERS

8.1 Employees.

     (a) Until Closing, the Sellers shall use their best efforts to retain the services of the Seller Employees. The Sellers shall not, and shall cause any Seller Subsidiary not to, at any time within the 90-day period prior to the Closing Date, provide notice of or otherwise effectuate a “Plant Closing” or “Mass Layoff”, as those terms are defined in the WARN Act or any similar Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Sellers or any Seller Subsidiary, without notifying Purchaser in advance and without complying with the notice requirements and other provisions of the WARN Act and any similar Law.

     (b) Purchaser or one or more of its Affiliates shall, in accordance with this Section 8.1(b), offer employment to all of the Seller Employees, subject to and as of the Closing. The terms of such offers of employment shall be with comparable positions and salaries consistent with Purchaser’s management structure. Those Community Employees who accept such offers of employment shall be new employees of Purchaser or its Affiliates, effective from and after the Closing, and are hereafter referred to as the “Hired Community Employees”. Those Corporate and Regional Employees who accept such offers of employment shall be new employees of Purchaser or its Affiliates, effective from and after the Closing, and are hereafter referred to as the “Hired Corporate and Regional Employees” (and together with the Hired Community Employees, the “Hired Employees”). As soon as practicable following the acceptance or rejection of all offers of employment by Purchaser or its Affiliates, but in any event not later than five Business Days prior to the Closing, Purchaser shall advise Sellers of the names of the Hired Employees as of such date. For purposes of this Agreement and the Related Documents only, any entity that is the licensee of the Millbrook Facility or the RiverVue Facility, as contemplated on Schedule 10.1(a), shall be deemed to be an Affiliate of Purchaser.

     (c) The Sellers shall, at the Closing, certify to Purchaser the total amount of the Sellers’ accrued expenses for holiday, vacation or other employee benefits, whether similar or dissimilar, which have been earned by and are vested in the Hired Employees as of the Closing Date (the “Sellers’ Benefit Payout Obligations”). The Sellers shall pay out the Sellers’ Benefit Payout Obligations to the Hired Employees as promptly as practicable following the Closing. In addition, the Sellers shall be responsible for paying any and all wages, benefits and other amounts, including amounts due upon termination, owing to all employees of the Sellers through the date immediately preceding the Closing Date (collectively, the “Sellers’ Employee Obligations”). The Sellers shall jointly and severally indemnify and hold Purchaser harmless from any Losses (including any tort or contract claims) arising out of any Sellers’ Benefit Payout Obligations or Sellers’ Employee Obligations in accordance with the provisions of Article XI.

     (d) Immediately prior to the Closing, all Seller Employees who are not Hired Employees, shall be terminated by the Sellers on such terms and conditions as the Sellers, in their sole discretion, shall deem appropriate. Purchaser and its Affiliates shall have no obligations with respect to any employees of the Sellers or the Business who are not Hired Employees, including obligations with respect to employment, termination of employment, severance, and unemployment benefits. The Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser and its Affiliates from and against all Losses whatsoever with respect to past or present employees or retirees of each Seller and any Affiliate of Sellers who are not Hired Employees, including Losses arising by reason of the non-transfer of such employees contemplated by this Section 8.1(d). The parties agree that the employment relationship between the Hired Employees and Purchaser or one of its Affiliates shall be a new employment relationship and that Purchaser is not intended to be, and is not, a successor to any Seller in any legal sense with respect to the employment relationships existing prior to the Closing between such Hired Employees and such Seller. Purchaser and the Sellers shall cooperate with each other in connection with actions to be taken with respect to the Hired Employees, including, consulting with each other with respect to all communications to Hired Employees during the period from the date of the execution and delivery of this Agreement until the Closing. In addition, in connection with this Section 8.1, Sellers and Purchaser shall cooperate in the timely preparation and filing of all documentation required to be filed with the Internal Revenue Service, the United States Department of Labor and any other Governmental Entity.

     (e) All Hired Employees shall be employed by Purchaser strictly on an at-will basis; that is, at all times during their employment, Hired Employees shall have the right to terminate their employment and Purchaser or its Affiliates shall have the right to terminate their employment, with or without notice, for any reason or for no reason at all. Nothing herein shall prevent Purchaser or its Affiliates at any time after the Closing Date from terminating, reassigning, promoting, demoting or taking any other employment action with respect to any employee or changing adversely or favorably the titles, powers, duties, responsibilities, functions, locations, salaries, other compensation, or the terms and conditions of employment of individual officers and employees of Purchaser or any of its Affiliates. Nothing contained herein shall restrict in any way the right of Purchaser or any of its Affiliates after the Closing Date to establish, amend or terminate any employee benefit plan, arrangement, program, practice, policy or procedure, and Purchaser or any of its Affiliates shall be free at all times to modify, add or eliminate any employee benefit plan, arrangement, program, policy or procedure. Notwithstanding the foregoing, Purchaser (or any Affiliate of Purchaser) shall pay to each Hired Corporate and Regional Employee (in accordance with Purchaser’s or its Affiliate’s normal payroll practices or as a lump sum, as Purchaser or such Affiliate may determine), other than any Hired Corporate and Regional Employee who enters into a separate employment or consulting agreement with Purchaser or one of its Affiliates, an amount equal to the salary of such Hired Corporate and Regional Employee set forth opposite such Hired Corporate and Regional Employee’s name on Schedule 5.23(a)(i) through the earlier of (i) December 31, 2005 or (ii) such Hired Corporate and Regional Employee’s death, voluntary resignation from employment or termination of employment for Cause (as defined below) by Purchaser or any of its Affiliates. Nothing herein expressed or implied shall confer upon any Person (other than any of the Corporate and Regional Employees who become Hired Employees, and only to the extent set forth in the immediately preceding sentence) any right to employment by Purchaser or any of its Affiliates for any period or under any particular terms and conditions or any third party beneficiary rights hereunder. For purposes of this Section 8.1(e), “Cause” shall mean: (i) an employee’s conviction for (or pleading nolo contendere to) (A) any felony or (B) a misdemeanor involving moral turpitude; (ii) willful misconduct by the employee with regard to the Business, including dishonesty, misappropriation or fraud; or (iii) the willful and continuing failure or habitual neglect by the employee to perform the employee’s duties.

     (f) Except to the extent set forth on Schedule 1.1 or 2.1, Purchaser shall not assume any Plans or Other Arrangements of the Sellers or any Seller Subsidiary or other Affiliate, any Liabilities thereunder, or any related trust agreements, insurance contracts, or other agreements made in connection with the Sellers’ or any Seller Subsidiary’s or other Affiliate’s Plans and Other Arrangements.

     (g) Neither Purchaser nor any of its Affiliates or any of the benefit plans of Purchaser shall have any Liabilities or responsibility for any benefit claim or Liability incurred by or pertaining to any Seller Employee, former employee of the Sellers or any Seller Subsidiary or other Affiliate, or retiree of Sellers or any Seller Subsidiary or other Affiliate prior to the Closing, except to the extent expressly provided herein.

     (h) The Sellers and each Seller Subsidiary agree to furnish Purchaser and its Affiliates with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, as is necessary and appropriate to effect the transactions contemplated hereby.

     (i) Prior to the Closing Date, the Sellers shall take all actions necessary and appropriate to terminate any 401(k) Plans maintained by the Sellers (the “Sellers’ 401(k) Plans”), effective as of the Closing Date. The Sellers shall take all actions necessary in connection with the termination of the Sellers’ 401(k) Plans to ensure that such termination does not result in the disqualification of the Sellers’ 401(k) Plans or the loss of tax-exempt status for any trust related to the Sellers’ 401(k) Plans. Immediately prior to such termination, the Sellers shall make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax qualified status of Sellers’ 401(k) Plans and (ii) for elective deferrals made pursuant to the Sellers’ 401(k) Plans for the period prior to termination.

     (j) Purchaser shall assume the fully-insured welfare plans sponsored by Sellers listed on Schedule 5.24(g), effective as of the Closing Date. To the extent Hired Employees become participants in the employee benefit plans sponsored or maintained by Purchaser immediately prior to the Closing Date, subject to the terms of such plans, and, except as set forth on Schedule 8.1(j), each such Hired Employee shall receive credit for all service with Sellers for purposes of eligibility and vesting under such plans (and in the case of vacation plans, for the purpose of determining the Hired Employee’s annual entitlement to vacation), except where such credit would result in the duplication of benefits.

8.2 Non-Solicitation of Hired Employees.

     Except as set forth on Schedule 7.20, without the prior written consent of Purchaser, no Seller or any of its respective Affiliates (including the Trust and the Greenbriar Stockholders) shall, for a period of two years after the Closing Date, hire or attempt to hire or solicit, induce or attempt to solicit or induce any Hired Employee to perform work or services for any individual or entity other than Purchaser or any Subsidiary or Affiliate of Purchaser. The foregoing obligations of Sellers and their respective Affiliates shall not apply to employees who are terminated or given notice thereof by Purchaser or any of its Affiliates, as the case may be.

ARTICLE IX
TAX COOPERATION; ALLOCATION OF TAXES

9.1 Tax Definitions.

     The following terms, as used herein, have the following meanings:

     “Apportioned Obligations” means all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date.

     “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

     “Post-Closing Tax Period” means any Tax period after the Closing Date.

     “Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer, and similar Taxes, levies, charges and fees.

9.2 Tax Cooperation; Allocation of Taxes.

     (a) Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Facilities, the other Purchased Assets and the Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of an election relating to Taxes, the preparation of any audit by any Taxing Authority and the prosecution or defense of any Proceeding relating to any Tax. Purchaser and the Sellers shall retain all books and records with respect to Taxes for the Pre-Closing Tax Period pertaining to the Purchased Assets and the Assumed Liabilities for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other Proceeding relating to the Taxes involving the Business, the Facilities, the other Purchased Assets or the Assumed Liabilities.

     (b) All Apportioned Obligations shall be apportioned between Purchaser and the Sellers based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such Post-Closing Tax Period. Each of the Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, the party that receives such bill shall present a statement to the other party setting forth the amount of such Tax for which such other party is responsible, together with such supporting evidence as is reasonably necessary to calculate the pro-rata amount. The pro-rata amount shall be paid by the party owing it to the other party within 10 days after delivery of such statement. In the event that either any Seller or Purchaser shall make any payment for which the other party is responsible, such Purchaser or Seller shall be entitled to be reimbursed for the amount of such payment and the other party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled, together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement.

     (c) All Transfer Taxes incurred solely in connection with the sale of the Purchased Assets and the assumption of the Assumed Liabilities at the Closing pursuant to this Agreement shall be borne by Purchaser, on the one hand, and Sellers, on the other hand, in accordance with applicable local custom for the jurisdictions in which the Purchased Assets are located. Purchaser and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable Law to make the filings, reports or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

     (d) Purchaser and the Sellers agree to utilize, or cause their respective Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

ARTICLE X
CLOSING CONDITIONS

10.1 Conditions to Each Party’s Obligations to Consummate the Closing.

     The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of the following conditions unless waived (to the extent such conditions can be waived) by the Sellers and Purchaser:

     (a) The authorizations, consents, Permits, Orders or approvals of, or declarations or filings with, or expiration of waiting periods of any Governmental Entity listed on Schedule 10.1(a) (each, a “Material Regulatory Approval”) shall have been obtained or made; provided however that if, as contemplated in Section 7.3(c), the parties implement an acceptable alternative that permits the consummation of the transactions contemplated by this Agreement and the Related Documents in accordance with applicable Law in the absence of any such Material Regulatory Approval, this condition shall be deemed satisfied to the extent of such Material Regulatory Approval.

     (b) No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

     (c) No Law shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement or the Related Documents by any Governmental Entity that would, in the reasonable judgment of Purchaser or the Sellers, (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby, (ii) render any party unable to consummate the transactions contemplated hereby or thereby in any material respect or (iii) adversely and materially affect the right of Purchaser to own the Purchased Assets and/or operate the Business.

     (d) The Closing of the FCC Sale Transaction under the Asset Purchase Agreement shall have occurred.

     (e) The Financing Transaction shall have been consummated; provided, however, that the condition in this Section 10.1(e) shall be deemed waived by the Sellers if Purchaser elects, in its sole discretion by notice given not less than five Business Days prior to the Closing Date, to increase the Cash Payment to be paid at the Closing by an amount equal to the Loan Amount and pays such additional amount at the Closing.

10.2 Conditions to Obligations of Purchaser.

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of the following conditions unless waived (to the extent such conditions can be waived) by Purchaser:

     (a) All of the representations and warranties made by the Sellers, the Trust and the Greenbriar Stockholders in this Agreement (i) shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and (ii) shall be repeated and shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date (except those representations and warranties which are made expressly only as of another date) with the same effect as if such representations and warranties had been made at and as of the Closing Date.

     (b) Each of the Sellers, the Trust and the Greenbriar Stockholders shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with respectively by them under this Agreement and the Related Documents prior to or as of the Closing.

     (c) Purchaser shall have received an opinion dated the Closing Date from counsel for the Sellers, in substantially the form set forth in Exhibit 10.2(c).

     (d) All required consents, approvals, Permits, Orders, notifications or authorizations set forth on Schedule 10.2(d) shall have been made and/or obtained or shall have occurred and Purchaser shall have received duly executed copies, in form and substance reasonably satisfactory to Purchaser and its counsel, of any of the foregoing that Purchaser may reasonably request.

     (e) Since the date of this Agreement, there shall have been no material adverse change in the Purchased Assets or the Assumed Liabilities or in the business, operations, financial condition, operating results or prospects of any of the Sellers.

     (f) There shall not be any pending or threatened litigation, Proceeding or other event that calls into question or challenges the validity of this Agreement, or that is reasonably likely to impede or delay the Closing, or that is reasonably likely to materially adversely affect the business, financial condition, operating results or prospects of any Seller, the Purchased Assets or the Business, including matters arising out of third party reimbursement policies, and all actual and potential claims against the Purchased Assets or the Business arising therefrom shall have been settled, released and discharged or an adequate amount shall have been reserved and set aside for their payment to Purchaser’s reasonable satisfaction.

     (g) (i) The Sellers and the other parties to the New Management Agreements shall have executed and delivered the New Management Agreements, (ii) such New Management Agreements shall be in full force and effect and shall not have been amended, and (iii) true and correct copies thereof shall have been delivered to Purchaser.

     (h) Purchaser shall have received all of the other Documents required by Section 4.2 to be delivered to Purchaser.

     (i) Purchaser shall have received the following:

     (i) a certificate signed by an executive officer of each of the Sellers, dated as of the Closing Date, and certifying as to (A) the incumbency and genuineness of the signatures of each Person executing this Agreement and the Related Documents on behalf of such Seller; (B) the genuineness of the resolutions (attached thereto) of the board of directors (or other governing body) and stockholders (or partners, as the case may be) of each of the Sellers authorizing the execution, delivery and performance of this Agreement and the Related Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby; (C) the accuracy of the representations and warranties of such Seller contained herein, as contemplated by Section 10.2(a) hereof; (D) the performance of the covenants of such Seller contained herein, as contemplated in Section 10.2(b) hereof; and (E) the accuracy of the Closing Rent Roll;

     (ii) a certificate of a duly authorized executive officer of each of the Sellers and by the Trust and the Greenbriar Stockholders, dated as of the Closing Date, certifying that none of the Sellers, the Trust or the Greenbriar Stockholders is a foreign person within the meaning of Section 1445 of the Code;

     (iii) a certificate of the Trust, dated the Closing Date, and certifying as to the accuracy of the representations and warranties of the Sellers and the Trust contained herein, as contemplated by Section 10.2(a) hereof; and

     (iv) a certificate of the Greenbriar Stockholders, dated the Closing Date, and certifying as to the accuracy of the representations and warranties of Greenbriar and FOC NY (as Sellers) and of the Greenbriar Stockholders contained herein, as contemplated by Section 10.2(a) hereof.

     (j) Purchaser shall have received a report in form and substance reasonably satisfactory to Purchaser of ATC Associates, Inc., environmental consultants, with respect to the Purchased Real Property.

     (k) Purchaser shall have obtained title insurance for all Purchased Real Property in form and substance reasonably satisfactory to Purchaser and in accordance with Section 10.3 hereof.

     (l) Each APA Seller and each of its Affiliates that is not a Seller hereunder shall have entered into an appropriate assignment and assumption agreement(s), if and to the extent necessary, providing for the assumption by Purchaser of the obligations of such APA Seller or such Affiliate under any Resident Agreements with residents at any of the Facilities listed on the Closing Rent Roll to which such APA Seller or such Affiliate is a party.

     (m) Purchaser shall have received an updated “rent roll” for each Facility (collectively, the “Closing Rent Roll”) as of a date within two Business Days of the Closing Date.

     (n) (i) The La Cholla Bonds shall have been redeemed, paid, or otherwise satisfied in full and shall no longer be outstanding, (ii) any related Liabilities of FLCLP or any of its Affiliates relating to the La Cholla Bonds shall have been paid, discharged or otherwise satisfied in full, (iii) all of the La Cholla Documents shall have been terminated, effective prior to the Closing, and (iv) and Purchaser shall have received evidence reasonably satisfactory to Purchaser of (i) through (iii) above.

10.3 Title Insurance and Survey.

     (a) Within 10 Business Days after the execution and delivery of this Agreement, Purchaser, at its expense, shall order commitments for owner’s policies of title insurance (the “Title Commitment”) issued by First American Title Insurance Company or another nationally recognized title insurance company selected by Purchaser as title insurer (“Title Insurer”) covering fee simple title to the Purchased Real Property, in which the Title Insurer shall agree to insure, in such amount as Purchaser deems adequate, merchantable title to such interests free from the Schedule B standard printed exceptions and all other exceptions except for (i) exceptions which, under applicable state rules and regulations, cannot be deleted or modified and (ii) Permitted Exceptions (as defined below), with such endorsements as Purchaser shall reasonably require and with insurance coverage over any “gap” period. Such Title Commitments shall have attached thereto complete, legible copies of all instruments noted as exceptions therein.

     (b) Within 10 Business Days after the execution and delivery of this Agreement, Purchaser, at Purchaser’s expense, shall order boundary surveys for the Purchased Real Property (the “Survey” or “Surveys”) prepared by a registered land surveyor or surveyors satisfactory to Purchaser. The Surveys shall (i) be completed in accordance with Purchaser’s reasonable survey requirements, and shall be certified to Purchaser and the Title Insurer by such surveyor; (ii) have one perimeter description for the Purchased Real Property on which the Facilities are located; (iii) show all easements, rights-of-way, setback lines, encroachments and other matters affecting the use or development of the Purchased Real Property; and (iv) disclose on the face thereof the gross and net acreage of the Purchased Real Property. Upon receipt of the Surveys by Purchaser, Purchaser shall promptly furnish a copy of same to the Representative.

     (c) Facility Real Property

          (i) If (x) any of the Title Commitments reflect any exceptions to title that would materially impair the use and operation of any of the Purchased Real Property other than the Unit Real Property (the “Facility Real Property”), materially adversely affect the value of any of the Facility Real Property or render title to any of the Facility Real Property unmarketable, or (y) the Survey delivered to Purchaser pursuant to Section 10.3(b) discloses any state of facts that would materially impair the use and operation of any of the Facility Real Property, materially adversely affect the value of any of the Facility Real Property or render title to any of the Facility Real Property unmarketable, or (z) at any time prior to the Closing, title to each Seller’s interests in any of the Facility Real Property is encumbered by any exception to title other than Permitted Encumbrances, which was not on the initial Title Commitment for such Facility Real Property and is not acceptable to Purchaser in Purchaser’s sole discretion (any such exception or unacceptable state of fact being referred to herein as a “Facility Real Property Title Defect”), then Purchaser shall, on or before 10 Business Days following the later of the receipt of the Title Commitment or the receipt of the Survey for such Facility Real Property, give the Representative, as agent for the Sellers, written notice of such Facility Real Property Title Defect (the “Title Notice”). Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions. The Sellers shall have the right, but not the obligation, within 10 Business Days after receipt by the Representative of any such Title Notice, to notify Purchaser that the Sellers will take the action necessary to remove such Facility Real Property Title Defect. If the Sellers elect to so notify Purchaser, then, on or before the Closing, the Sellers shall provide Purchaser with reasonable evidence of such removal. For avoidance of doubt, title to any of the Facility Real Property shall not be deemed to be unmarketable if there is a Facility Real Property Title Defect with respect to any Facility Real Property which Facility Real Property Title Defect relates to a portion of the applicable Facility Real Property that is not used or intended to be used in the operation of Facility or the conduct of the Business at such Facility Real Property (a “Non-Essential Portion”) and (A) Purchaser is able to obtain a title insurance policy from a nationally recognized title insurance company that title to the Facility Real Property (other than the Non-Essential Portion) is marketable, (B) that the Facility Real Property other than the Non-Essential Portion may be sold as a single parcel without the necessity of any subdivision, zoning or other approvals and (C) the Non-Essential Portion is not necessary to satisfy any parking, density or other zoning or other applicable requirements for the operation of the applicable Facility or the conduct of the Business at such Facility.

          (ii) In the event Purchaser timely gives a Title Notice to the Representative pursuant to Section 10.3(c)(i) and the Facility Real Property Title Defects specified therein are not cured on or before the date on which all other conditions to Closing have been satisfied or waived in writing by the parties, Purchaser shall have the option to (x) waive any Facility Real Property Title Defect and proceed to Closing without any reduction in the Purchase Price or (y) terminate this Agreement. If a Seller has agreed in writing to cure any Facility Real Property Title Defect pursuant to this Section 10.3(c)(i) and fails to do so, Purchaser shall have the right, in addition to the rights described in the preceding sentence, to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default. Any Facility Real Property Title Defect that Purchaser waives pursuant to this subparagraph shall be deemed a “Permitted Exception.”

     (d) Unit Real Property

          (i) If (x) any of the Title Commitments reflect any exceptions to title that would impair the use and operation of any of the Unit Real Property, adversely affect the value of any of the Unit Real Property or render title to any of the Unit Real Property unmarketable, or (y) the Survey delivered to Purchaser pursuant to Section 10.3(b) discloses any state of facts that would impair the use and operation of any of the Unit Real Property, adversely affect the value of any of the Unit Real Property or render title to any of the Unit Real Property unmarketable, or (z) at any time prior to the Closing, title to each Seller’s interests in any of the Unit Real Property is encumbered by any exception to title other than Permitted Encumbrances, which was not on the initial Title Commitment for such Unit Real Property and is not acceptable to Purchaser in Purchaser’s sole discretion (any such exception or unacceptable state of fact being referred to herein as a “Unit Real Property Title Defect”), then Purchaser shall, on or before 10 Business Days following the later of the receipt of the Title Commitment or the receipt of the Survey for such Unit Real Property, give the Representative, as agent for the Sellers, a Title Notice. Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions. The Sellers shall have the right, but not the obligation, within 10 Business Days after receipt by the Representative of any such Title Notice, to notify Purchaser that the Sellers will take the action necessary to remove such Unit Real Property Title Defect. If the Sellers elect to so notify Purchaser, then, on or before the Closing, the Sellers shall provide Purchaser with reasonable evidence of such removal.

          (ii) In the event Purchaser timely gives a Title Notice to the Representative pursuant to this Section 10.3(d)(i) and the Unit Real Property Title Defects specified therein are not cured on or before the date on which all other conditions to Closing have been satisfied or waived in writing by the parties, Purchaser shall have the option to (x) waive any Unit Real Property Title Defect and proceed to Closing with a reduction in the Purchase Price for the applicable Unit Real Property equal to the lesser of the cost and expense to cure the Unit Real Property Title Defects or the fair market value of such Unit Real Property or (y) proceed to Closing without acquiring the applicable Unit Real Property with a reduction in the Purchase Price for the applicable Unit Real Property equal to the fair market value of such Unit Real Property. Any Unit Real Property Title Defect that Purchaser waives pursuant to this subparagraph shall be deemed a Permitted Exception. For purposes of this Section 10.3(d)(ii), the “fair market value” of any Unit Real Property shall mean the fair market value of the Unit Real Property as determined by an independent third party appraisal, conducted by a third party appraiser reasonably acceptable to Sellers, of the Unit Real Property, unless the parties mutually agree in writing on a value for purposes of the Purchase Price adjustment, in which case the “fair market value” for such purpose shall be such mutually agreed upon value.

     (e) Any exception to title that is (i) disclosed in the Title Commitment, or (ii) identified on a Survey, which, in either case, is not identified as a Facility Real Property Title Defect or a Unit Real Property Title Defect in a timely delivered Title Notice, shall be deemed to be a “Permitted Exception” for purposes of this Agreement.

     (f) Notwithstanding anything contained herein to the contrary, each Seller shall be obligated (or shall cause its Affiliates) to expend whatever sums are reasonably required to cure the following matters (the “Required Cure Items”) prior to, or at, the Closing (with the Sellers having the right to apply the Purchase Price or a portion thereof for such purpose) whether or not any of the following would constitute a Facility Real Property Title Defect or Unit Real Property Title Defect hereunder:

          (i) All mortgages, security deeds, other security instruments or other monetary liens;

          (ii) All past due ad valorem taxes and assessments of any kind, whether or not of record, which constitute, or may constitute, an Encumbrance; and

          (iii) Judgments against the Sellers (which do not result from acts or omissions on the part of Purchaser) which have attached to and become an Encumbrance.

If a Seller fails to cure a Required Cure Item by Closing, Purchaser shall have the right, in addition to the rights described in the preceding sentence, to: (x) pay a sum necessary to cure the Required Cure Items and deduct such amount from the Purchase Price, or (y) pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default.

     (g) At Closing, the Title Insurer shall be prepared to issue a title insurance policy in accordance with the Title Commitment, with all endorsements reasonably required by Purchaser and with coverage over any “gap” period.

10.4 Conditions to Obligations of the Sellers and the Trust.

     The obligations of the Sellers and the Trust to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions unless waived (to the extent such conditions can be waived) by the Representative (as agent for the Sellers and the Trust):

     (a) All representations and warranties made by Purchaser in this Agreement (i) shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and (ii) shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date (except those representations and warranties which are made expressly only as of another date) with the same effect as if such representations and warranties had been made at and as of the Closing Date.

     (b) Purchaser shall have performed or complied with in all material respects all obligations and covenants required to have been performed or complied with by it under this Agreement and the Related Documents prior to or as of the Closing Date.

     (c) Each of the Sellers shall have received all of the other Documents required by Section 4.3 to be delivered to such Persons.

     (d) The Sellers shall have received a certificate of a duly authorized executive officer of Purchaser, dated as of the Closing Date, and certifying as to (i) the incumbency and genuineness of the signatures of each Person executing this Agreement and the Related Documents on behalf of Purchaser; (ii) the accuracy of the representations and warranties of Purchaser contained herein, as contemplated by Section 10.4(a) hereof, and (iii) the performance of the covenants of Purchaser contained herein, as contemplated in Section 10.4(b) hereof.

ARTICLE XI
INDEMNIFICATION

11.1 Survival of Representations and Warranties.

     The representations and warranties contained in or made pursuant to this Agreement, the Related Documents or any certificate or other writing delivered in connection with this Agreement or the Closing shall survive for a period of two years after the Closing, except that the representations and warranties contained in Sections 5.1, 5.2, 5.4 and 5.10 shall remain in full force and effect indefinitely and the representations and warranties dealing with Tax matters, Medicare, Medicaid and other third party payor payment Liabilities, and environmental matters shall remain in full force and effect until the expiration of the applicable statute of limitations. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations. This Article XI shall survive the Closing and shall remain in effect (a) with respect to Sections 11.2(a)(i) and 11.2(b)(i), so long as the relevant representations and warranties survive, (b) with respect to Sections 11.2(a)(ii) and 11.2(b)(ii), so long as the applicable covenant survives and (c) with respect to Sections 11.2(a)(iii) through (x) and Sections 11.2(b)(iii) and (b)(iv), indefinitely. If written notice of a Claim has been given prior to the expiration of the applicable limitation period and such Claim is pending and unresolved at the end of any applicable limitation period, such Claim shall continue to be covered by this Article XI notwithstanding any applicable limitation period (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties pursuant to Section 11.4 or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. After the Closing, the rights set forth in this Agreement shall be each party’s sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of representations, warranties or covenants contained in this Agreement, the Related Documents and any certificate or other writing delivered in connection with this Agreement or the Closing, except with respect to (i) actions based upon allegations of fraud or other intentional misrepresentation or (ii) the ability of any party to seek injunctive relief or other appropriate remedies with respect to a breach of any covenants hereunder or thereunder.

11.2 Indemnification.

     (a) Each of the Seller Indemnifying Persons, as the indemnifying party, shall, subject to the provisions of Section 11.8, jointly and severally indemnify, defend and hold the Purchaser Indemnified Persons, each as an indemnified party, harmless from and against any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person relating to, resulting from or arising out of any of the following (collectively, “Purchaser Claims”):

     (i) the untruth, inaccuracy or breach of any representation or warranty of the Sellers, the Greenbriar Stockholders or the Trust contained in this Agreement, any Related Document, or any certificate or other writing delivered in connection with this Agreement or the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach), as of the date of this Agreement or as of the Closing Date;

     (ii) the breach or nonperformance of any agreement or covenant of the Sellers, the Greenbriar Stockholders or the Trust contained in this Agreement or the Related Documents;

     (iii) any Liability of the Sellers, any Seller Subsidiary or the Trust (or any of their respective Affiliates) or any Liability of the Greenbriar Stockholders, other than the Assumed Liabilities, whether or not disclosed to Purchaser pursuant to this Agreement or in the Schedules, including (A) any claim or cause of action relating to the Purchased Assets or the Business arising out of, relating to, or resulting from, any action, inaction, event, condition, facts or circumstances that occurred or existed prior to the Closing, whether pending or threatened at the Closing Date or thereafter (including the matters described on Schedule 5.19 (litigation)) and including any Liability for Taxes, (B) any Liability for Taxes (other than any Transfer Taxes for which Purchaser is liable pursuant to Section 9.2(c)) arising in connection with the consummation of the transactions contemplated hereby, and (C) any Liability for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

     (iv) the matters as to which Sellers have expressly agreed to indemnify Purchaser described in Section 1.4(b) (consents or approvals), Section 7.12 (successor liability), Section 8.1(c) and (d) (employees) and Section 11.3 (Bulk Sales Laws);

     (v) any Liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. Section 2101(a)(6), caused by any action of the Sellers or any Seller Subsidiary prior to the Closing or Purchaser’s decision not to hire previous employees of the Sellers or any Seller Subsidiary;

     (vi) activities in connection with any transfers or conveyances (including such transfers and conveyances) of any Assets, Liabilities, operations, business, or income effected or initiated by or on behalf of any of the Sellers or their respective Affiliates prior to the date of this Agreement, including any Liability resulting from the failure to obtain, or any delay in obtaining, required approvals from Governmental Entities in connection with any such transfers or conveyances;

     (vii) any claims made by or on behalf of any former stockholder of FCC;

     (viii) any assessments, adjustments or offsets made against Purchaser in connection with the recovery by any Governmental Entity or administrative agency or any third party payor of any overpayments made to Sellers for services performed prior to the Closing Date;

     (ix) any Liability arising out of, relating to, or resulting from, any of the arrangements referenced on Schedule 5.33 (Subsidiaries; Affiliate Transactions), including any third party claims involving Fountains Retirement Communities of Arizona, Inc. or any “Other Companies” identified on such Schedule 5.33; and

     (x) any claims made by a resident or former resident at the Millbrook Facility that the Entrance Fee refund obligation originally owed to such resident was not reduced to 70% of the original amount of such obligation (for the sake of clarity, this indemnification is intended to cover the reduction contemplated by paragraph 4(C) of the Millbrook LLC Second Amendment to Restated Offering Plan and the account balances reflected on the books of the Sellers is 70% of such original Entrance Fee refund obligation).

     (b) Purchaser, as the indemnifying party, shall, subject to the provisions of Section 11.8, indemnify, defend and hold each of the Seller Indemnified Persons, each as the indemnified party, harmless from and against any and all Losses sustained, suffered or incurred by any such Seller Indemnified Person relating to, resulting from or arising out of any of the following (collectively, “Seller Claims”; and, together with the Purchaser Claims, the “Claims”):

     (i) the untruth, inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement, any Related Document or any certificate or other writing delivered in connection with this Agreement or the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach), as of the date of this Agreement or as of the Closing Date;

     (ii) the breach or nonperformance of any agreement or covenant of Purchaser contained in this Agreement or the Related Documents;

     (iii) any Assumed Liabilities and all Liabilities arising after the Closing from the operation of the Business by Purchaser and its Affiliates; and

     (iv) the matters as to which Purchaser has expressly agreed to indemnify the Sellers described in Section 7.1(g) (due diligence).

     (c) Notwithstanding anything to the contrary contained herein or in any other Document, Purchaser shall have full recourse and right of recovery (consistent with the limitations on indemnification set forth in Section 11.8) at the option of Purchaser to (i) any Assets of the Sellers or (ii) any Assets of the Assurances Company as contemplated in Section 7.13, in either such case, for payment of any Claims of Purchaser brought pursuant to this Article XI.

     (d) For purposes of this Agreement, a Claim that involves continuing behavior or a series of events, accidents or occurrences shall be deemed to “occur” on the first day of any alleged event, circumstance, or omission (“EC&O”), so long as any subsequent alleged EC&O is substantially similar in nature and/or directly related to or an unambiguous result of the first EC&O. Any other EC&O shall constitute a new EC&O.

11.3 Bulk Sales Laws.

     Each of the Sellers shall jointly and severally indemnify Purchaser and its Affiliates from and hold them harmless against any Losses resulting from or arising out of (i) Sellers’ failure to comply with the Bulk Sales Laws in any jurisdiction in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those Liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

11.4 General Indemnification Procedures.

     (a) Third Party Claims.

          (i) The indemnified party shall give written notice to the indemnifying party of any Claim or Claims asserted against the indemnified party by any third Person within 30 days after obtaining actual knowledge thereof, stating the nature and basis of such Claim and the amount thereof, in reasonable detail, to the extent then known by the indemnified party. Failure to provide such notice shall not act as a waiver of the indemnified party’s rights with respect to such Claim unless, and only to the extent that, such failure materially adversely affects the indemnifying party’s ability to defend against, minimize or eliminate Losses arising out of such Claim. In the event of any litigation or Proceeding by or with any third Person, the indemnified party shall keep the indemnifying party informed and, unless the indemnifying party exercises the right of control set forth in Section 11.4(a)(ii) below, shall use all reasonable efforts to defend such claim, litigation, investigation or proceeding with its or his own legal counsel and present any defense reasonably suggested by the indemnifying party or its or his counsel.

          (ii) The indemnifying party shall have the right to participate in such third party claim or litigation, at its or his own expense, and, upon notice to the indemnified party, to assume and control, at its or his own expense, the defense or prosecution thereof, as the case may be, with counsel approved by the indemnified party (which approval shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the indemnified party shall have the right to assume control of such defense or prosecution if and only if (A) the assumption or control of such defense or prosecution by the indemnified party has been authorized in writing by the indemnifying party, (B) the indemnified party has reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party or (C) the indemnifying party has not in fact employed counsel to assume the defense or prosecution of such action promptly after receiving notice of the commencement thereof, in each of which cases the reasonable fees and expenses of counsel will be paid by the indemnifying party, and the indemnified party shall assume and control the defense or prosecution of such action, and the indemnifying party shall reimburse or pay such reasonable fees and expenses as they are incurred. If the indemnifying party assumes such defense or prosecution in accordance with this Section 11.4(a)(ii), it shall have no liability for any legal or other expenses subsequently incurred by the indemnified party in connection with such litigation or Proceeding (other than the reasonable out-of-pocket costs and attorneys’ fees of investigation and cooperation with the indemnifying party that may be requested by the indemnifying party in such defense or prosecution and as contemplated in Section 11.4(a)(iii)) but the indemnifying party shall thereafter indemnify and hold the indemnified party and its Affiliates harmless from and against all Losses with respect to such litigation or Proceeding in accordance with the terms of this Agreement.

          (iii) The indemnified party shall have the right to participate, and cooperate, in the defense of a Claim for which the indemnifying party has assumed control pursuant to Section 11.4(a)(ii) and may retain separate co-counsel at its sole cost and expense (except that the indemnifying party shall be responsible for the fees and expenses of the separate co-counsel to the extent the indemnified party concludes reasonably that the counsel the indemnifying party has selected has a conflict of interest).

          (iv) The indemnified party shall not make, or offer to make, any settlement of any litigation or Proceeding which might give rise to a right of indemnification from the indemnifying party without the consent of such indemnifying party, which consent shall not be unreasonably withheld or delayed; provided that the indemnified party may do so without such consent if it elects to waive its right of indemnification with respect to the amount of such settlement in connection with such litigation or Proceeding and/or fails to or declines to defend the indemnified party in such litigation or Proceeding. The indemnifying party shall not consent to the entry of any judgment with respect to the matter, or enter into any settlement, which does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified party from all Liability with respect thereto, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

     (b) Direct Claims.

          (i) In the event of any Claim for indemnification under this Article XI other than a third-party claim under Section 11.4(a) hereof, the indemnified party shall give written notice thereof (a “Direct Claim Notice”) to the indemnifying party within 30 days after obtaining actual knowledge thereof, stating the nature and basis of such Claim for indemnification and the amount thereof, in reasonable detail. Failure to provide such Direct Claim Notice within such 30 day period shall not act as a waiver of the indemnified party’s rights with respect to such Claim for indemnification unless, and only to the extent that, such failure materially adversely affects the indemnifying party’s ability to defend against, reduce or eliminate Losses arising out of such Claim.

          (ii) After delivery of the Direct Claim Notice, the parties shall then meet in an attempt to agree upon a resolution of such Claim. If the parties have not resolved any such Claim within 45 days after the date that the Direct Claim Notice is delivered, then either party shall have the right to pursue any and all remedies available at law or in equity with respect to such Claim.

11.5 Effect of Knowledge on Indemnification.

     Notwithstanding anything contained in this Agreement to the contrary, under no circumstances shall any Seller, the Trust or the Greenbriar Stockholders be liable to Purchaser for any breach of Section 11.1(a)(i) to the extent such breach relates to representations or warranties addressing the quality or condition of the Facilities or the physical assets included in the Purchased Assets if the documents photocopied by Purchaser, environmental reports obtained by Purchaser, or other written reports, investigations or studies performed or obtained by or on behalf of Purchaser prior to the Closing disclose the condition, the misrepresentation or the breach of the representation or warranty upon which such a Purchaser’s Claim would be based. Except as provided in the preceding sentence, (i) the right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and agreements set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired ) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement and (ii) the waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

11.6 No Duplication of Claims.

     Any liability for indemnification under this Article XI shall be determined without duplication for recovery because of the state of facts giving rise to the Losses constitute a breach of more than one representation, warranty, covenant or agreement hereunder.

11.7 Allocation of Indemnification Payments.

     The parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price.

11.8 Limitations on Indemnification.

     (a) In no event shall any Seller Indemnifying Person have any indemnification obligation with respect to any given Claim pursuant to Section 11.2(a)(i) or (ii) (x) unless the amount for which indemnity would otherwise be payable by the Seller Indemnifying Persons with respect to such Claim exceeds $25,000 (“Seller Included Claims”) and (y) unless the cumulative amount of all Seller Included Claims plus all “Seller Included Claims” pursuant to the Asset Purchase Agreement exceeds $5.0 million, and in such event, the Seller Indemnifying Persons shall be responsible for only the amount in excess of $5.0 million; provided, however, that the limitations of this Section 11.8(a) shall not apply to indemnification by the Seller Indemnifying Persons pursuant to Section 11.2(a)(i) insofar as arising from a breach of Sections 5.1 (power and authority), 5.2 (no conflicts), 5.4 (ownership of Sellers) and 5.10 (title) or pursuant to Section 11.2(a)(ii) arising from a breach of Section 9.2(b) (taxes). The amount and extent of any Losses for Claims under Section 11.2(a)(i) or (ii) shall be calculated without giving effect to any concept of materiality (or correlative meaning) qualifications included in the representations, warranties and covenants of Sellers (or portions thereof) and, for purposes of calculating the amount and extent of Losses only, each of such representations, warranties and covenants is deemed given as though there were no materiality qualification.

     (b) In no event shall Purchaser have any indemnification obligation with respect to any given Claim pursuant to Section 11.2(b)(i) or (ii) (x) unless the amount for which indemnity would otherwise be payable by Purchaser with respect to such Claim exceeds $25,000

(“Purchaser Included Claims”) and (y) unless the cumulative amount of all Purchaser Included Claims plus all “Purchaser Included Claims” pursuant to the Asset Purchase Agreement exceeds $5.0 million, and in such event, Purchaser shall be responsible for only the amount in excess of $5.0 million; provided, however, that the limitations of this Section 11.8(b) shall not apply to indemnification by Purchaser pursuant to Section 11.2(b)(i) insofar as arising from a breach of Sections 6.1 (power and authority) and 6.2 (no conflicts) or pursuant to Section 11.2(b)(ii) arising from a breach of Section 9.2(b) (taxes). The amount and extent of any Losses for Claims under Section 11.2(b)(i) or (ii) shall be calculated without giving effect to any concept of materiality (or correlative meaning) qualifications included in the representations, warranties and covenants of Purchaser (or portions thereof) and, for purposes of calculating the amount and extent of Losses only, each of such representations, warranties and covenants is deemed given as though there were no materiality qualification.

ARTICLE XII
TERMINATION; EFFECT OF TERMINATION

12.1 Termination.

     This Agreement may be terminated at any time prior to the consummation of the Closing by:

     (a) the mutual written consent of the Sellers, the Trust and Purchaser;

     (b) Purchaser, if there has been a material breach by the Trust, either Greenbriar Stockholder or any of the Sellers of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by such Seller, Greenbriar Stockholder or the Trust within 10 Business Days after notice thereof (provided, however that, Purchaser is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement); provided, however, that, notwithstanding the foregoing, if such breach is not timely cured, Purchaser shall not have the right to terminate this Agreement pursuant to Section 12.1(b) if such breach relates only to four or fewer Facilities and in the case of each such Facility Material Regulatory Approval has not been obtained or deemed obtained (as contemplated in Section 10.1(a)); or

     (c) any of the Sellers, if there has been a material breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by Purchaser within 10 Business Days after notice thereof (provided, however that, none of the Sellers, the Trust or the Greenbriar Stockholders is then in willful and material breach of any representation, warranty or covenant contained in this Agreement); or

     (d) Purchaser, if the conditions set forth in Sections 10.1, 10.2 or 10.3(c)(ii) shall not have been satisfied or waived on or prior to March 31, 2005 (the “Outside Termination Date”), or by Sellers, if the conditions set forth in Sections 10.1 or 10.4 shall not have been satisfied or waived on or prior to the Outside Termination Date; provided, however, that the Outside Termination Date may be extended by Purchaser or the Sellers (upon delivery of written notice thereof to the Representative or Purchaser, as applicable) to June 30, 2005 in the event that all of the authorizations, consents, Permits, Orders or approvals of, or declarations or filings with, or expiration of waiting periods of any Governmental Entity required to consummate the transactions contemplated hereby as listed on Schedule 10.1(a) shall not have been obtained or made (or deemed satisfied in accordance with Section 10.1(a)) on or prior to March 31, 2005 (for the sake of clarity, nothing in this Section 12.1(d) is intended to or shall provide Purchaser with a right to terminate this Agreement for breaches of representations, warranties or covenants if Purchaser does not otherwise have the right to terminate this Agreement for such breaches of representations, warranties or covenants under Section 12.1(b) because of the limitation set forth in the proviso to Section 12.1(b)); or

     (e) Purchaser, or any of the Sellers, if any permanent injunction or other Order of Governmental Entity preventing the Closing shall have become final and nonappealable;

     (f) Purchaser, in the event that (A) Purchaser shall have discovered or shall have become aware of a Due Diligence Termination Event, (B) Purchaser shall have given the Sellers notice of the Due Diligence Termination Event (including a reasonable description thereof and the amounts of any quantifiable impairments, increases in amount, adverse effects and/or Liabilities and Purchaser’s calculation of the Termination Threshold, if applicable, as referenced in Section 7.1(k), on or prior to the Due Diligence Termination Date, and (C) the Sellers shall have failed to (I) cure such Due Diligence Termination Event (if capable of being cured) to the reasonable satisfaction of Purchaser within 20 Business Days of such notice or (II) provide assurances to Purchaser satisfactory to Purchaser, in its sole discretion, within 20 Business Days of such notice, that such Due Diligence Termination Event will be cured prior to the Closing and cause such Due Diligence Termination Event to be cured to the reasonable satisfaction of Purchaser by the date of cure specified by the Sellers; it being understood, that any determination of Purchaser not to exercise, or the failure of Purchaser to timely exercise, its right to terminate this Agreement pursuant to this Section 12.1(f) shall in no way affect any other termination or other rights of Purchaser under this Agreement; or

     (g) Purchaser or any Seller, if the Asset Purchase Agreement shall have been terminated.

provided, however, that none of the Sellers or Purchaser shall be entitled to terminate this Agreement pursuant to clause (b) through (d) above if such party’s breach of this Agreement has been a principal cause for the failure of the condition referred to in said clause. Any termination pursuant to this Section 12.1 (other than a termination pursuant to Section 12.1(a)) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

12.2 Effect of Termination.

     (a) In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect, except for Section 7.6, Section 7.7, Section 12.2(a), Section 12.3 and Article XIII, each of which shall survive the termination of this Agreement, and Section 12.2(b), which shall survive the termination of this Agreement for a period of one year; provided that, except as set forth in Section 12.3(g), if this Agreement is terminated by Purchaser, on the one hand, or any Seller or the Trust, on the other hand, because of a willful failure by the other party to perform or comply with any covenant or obligation herein (following a demand for cure thereof and failure to timely cure) or because one or more of the conditions to such party’s obligations hereunder is not satisfied as a result of the other party’s willful failure to comply with its obligations under this Agreement, it is expressly agreed and understood that the terminating party’s (or parties’) rights to pursue all legal and equitable remedies for breach of contract or otherwise, including Losses relating thereto, shall also survive such termination unimpaired.

     (b) In the event of the termination of this Agreement as provided in Section 12.1, Section 12.3 or Section 12.4, at any time during the one year period following such termination, without the prior written consent of FCC, Purchaser shall not, (a) offer employment to, discuss potential employment with, or hire any person who at the time of such discussion or offer is an employee of any Seller or any Seller Subsidiary; provided, however, that this prohibition shall not apply to any non-targeted advertisement or solicitation addressed to the public or a broad public group or to any employee of any Seller of any Seller Subsidiary who contacts Purchaser on his or her own initiative; or (b) solicit any person who at the time of such solicitation is a resident of any Facility to become a resident of any Senior Living Facility not owned by FCC or its Affiliates; provided, however, that this prohibition shall not apply to any non-targeted advertisement or solicitation addressed to the public or a broad public group.

12.3 Investor Commitment Period.

     (a) In connection with the execution and delivery of this Agreement, Purchaser shall deposit into an escrow account (the “Investor Commitment Escrow”) an amount equal to $5 million, in accordance with the terms of an Investor Commitment Escrow Agreement to be entered into by the parties thereto in substantially the form attached as Exhibit 12.3(a) (the “Investor Commitment Escrow Agreement”). Notwithstanding the foregoing, if the Investor Commitment Escrow Agreement is not entered into in connection with the execution and delivery of this Agreement, Purchaser shall instead deposit on a temporary basis an amount equal to $5 million with Frederic Dorwart (on a non-fee basis) to be held in escrow in a segregated money market account and otherwise in accordance with the terms of the Investor Commitment Escrow Agreement, as if Mr. Dorwart were the escrow agent thereunder (the “Temporary Escrow Arrangement”), until such time as the parties execute and deliver the Investor Commitment Escrow Agreement, in substantially the form attached as Exhibit 12.3(a), together with any changes mutually agreed upon by the parties, at which time the $5 million transferred to Mr. Dorwart pursuant to the Temporary Escrow Arrangement (plus accrued interest) shall be transferred by Mr. Dorwart to the escrow agent under the Investor Commitment Escrow Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement, subject to Section 12.4, this Agreement shall automatically terminate at 11:59 P.M. (McLean, Virginia time) on February 18, 2005 (the “Investor Commitment Termination Date”), unless at or prior to such time:

     (i) each of the parties to this Agreement and an Investor identified by Purchaser and acknowledged in writing by Sellers to be a “Qualified Investor” for purposes of this Agreement, shall have executed and delivered an amendment to this Agreement in the form attached as Exhibit 12.3(b) (the “Purchaser Replacement and Release Agreement”), together with any changes mutually agreed upon by all the parties to this Agreement and such Investor, that, among other things, except to the extent expressly contemplated in the Purchaser Replacement and Release Agreement, removes Sunrise Senior Living Investments, Inc. as a party to this Agreement, substitutes such Investor as the “Purchaser” hereunder (except in certain specified circumstances) and releases Sunrise Senior Living Investments, Inc. and Sunrise Senior Living, Inc. from all obligations and Liability hereunder, in which case all amounts in the Investor Commitment Escrow shall remain in such Escrow and shall either (A) be applied (including any interest thereon) against the “Cash Payment” under the Asset Purchase Agreement at the closing thereunder, (B) be paid (excluding any interest thereon, which interest shall be paid to Sunrise Senior Living Investments, Inc.) as liquidated damages (and not as a penalty) to the Representative (as agent for the Sellers) upon termination of the Asset Purchase Agreement pursuant to Section 12.1(c) of the Asset Purchase Agreement, or (C) be refunded to Sunrise Senior Living Investments, Inc. (including any interest thereon) upon termination of the Asset Purchase Agreement for any other reason, all in accordance with the terms of the Investor Commitment Escrow Agreement;

     (ii) Purchaser provides written notice to the Sellers of Purchaser’s election (in its sole and absolute discretion) to continue as the Purchaser hereunder (in which event this Agreement shall remain in full force and effect in accordance with its terms and shall not automatically terminate on the Investor Commitment Termination Date), in which case all amounts in the Investor Commitment Escrow shall remain in such Escrow and shall either (A) be applied (including any interest thereon) against the Cash Payment at the Closing or, at the election of Sunrise Senior Living Investments, Inc., against the “Cash Payment” under the Asset Purchase Agreement at the closing thereunder, (B) be paid (excluding any interest thereon, which interest shall be paid to Sunrise Senior Living Investments, Inc.) as liquidated damages (and not as a penalty) to the Representative (as agent for the Sellers) upon termination of this Agreement pursuant to Section 12.1(c), or (C) be refunded to Sunrise Senior Living Investments, Inc. (including any interest thereon) upon termination of this Agreement for any other reason, all in accordance with the terms of the Investor Commitment Escrow Agreement; or

     (iii) Purchaser (A) provides written notice of its election (in it sole and absolute discretion) to extend the Investor Commitment Termination Date through 11:59 P.M. (McLean, Virginia time) on or before March 21, 2005 (the “Extended Investor Commitment Termination Date”) and (B) deposits into the Investor Commitment Escrow an additional $5 million.

     (c) Notwithstanding anything to the contrary in this Agreement, subject to Section 12.4, if the Investor Commitment Termination Date has been extended as contemplated in Section 12.3(b)(iii), this Agreement shall automatically terminate at 11:59 P.M. (McLean, Virginia time) on the Extended Investor Commitment Termination Date, unless at or prior to such time:

     (i) each of the parties to this Agreement and an Investor identified by Purchaser and acknowledged in writing by the Sellers to be a “Qualified Investor” for purposes of this Agreement shall have executed and delivered a Purchaser Replacement and Release Agreement, together with any changes mutually agreed upon by all of the parties to this Agreement and such Investor, that, among other things, except to the extent expressly contemplated in the Purchaser Replacement and Release Agreement, removes Sunrise Senior Living Investments, Inc. as a party to this Agreement, substitutes such Investor as the “Purchaser” hereunder (except in certain specified circumstances) and releases Sunrise Senior Living Investments, Inc. and Sunrise Senior Living, Inc. from all obligations and Liability hereunder, in which case all amounts in the Investor Commitment Escrow shall remain in such Escrow and shall either (A) be applied (including any interest thereon) against the “Cash Payment” under the Asset Purchase Agreement at the closing thereunder, (B) be paid (excluding any interest thereon, which interest shall be paid to Sunrise Senior Living Investments, Inc.) as liquidated damages (and not as a penalty) to the Representative (as agent for the Sellers) upon termination of the Asset Purchase Agreement pursuant to Section 12.1(c) of the Asset Purchase Agreement, or (C) be refunded to Sunrise Senior Living Investments, Inc. (including any interest thereon) upon termination of the Asset Purchase Agreement for any other reason, all in accordance with the terms of the Investor Commitment Escrow Agreement; or

     (ii) Purchaser provides written notice of its election (in its sole and absolute discretion) to continue as the Purchaser hereunder (in which event this Agreement shall remain in full force and effect in accordance with its terms and shall not automatically terminate on the Extended Investor Commitment Date), in which case the amounts in the Investor Commitment Escrow shall remain in such Escrow and shall either (A) be applied (including any interest thereon) against the Cash Payment at the Closing or, at the election of Sunrise Senior Living Investments, Inc., against the “Cash Payment” under the Asset Purchase Agreement at the closing thereunder, (B) be paid (excluding any interest thereon, which interest shall be paid to Sunrise Senior Living Investments, Inc.) as liquidated damages (and not as a penalty) to the Representative (as agent for the Sellers) upon termination of this Agreement pursuant to Section 12.1(c), or (C) be refunded to Sunrise Senior Living Investments, Inc. (including any interest thereon) upon termination of this Agreement for any other reason, all in accordance with the terms of the Investor Commitment Escrow Agreement.

     (d) In the event this Agreement automatically terminates pursuant to Section 12.3(b) or (c), (i) all amounts comprising the entire Investor Commitment Escrow (excluding any interest thereon, which interest shall be paid to Sunrise Senior Living Investments, Inc.) shall be paid as liquidated damages (and not as a penalty) to the Representative (as agent for the Sellers) in accordance with the terms of the Investor Commitment Escrow Agreement, unless Purchaser shall have been entitled to provide notice and shall have provided notice to the Sellers of termination of this Agreement in accordance with Section 12.1(b), (e), (f) or (g) prior to such termination (in which case all amounts comprising the entire Investor Commitment Escrow (including any interest thereon) shall be paid to Sunrise Senior Living Investments, Inc. promptly following such termination in accordance with the terms of the Investor Commitment Escrow Agreement), and (ii) this Agreement shall be of no force or effect except for this Section 12.3, Section 7.6 and Section 7.7, which shall survive the termination of this Agreement, and Section 12.2(b) which shall survive the termination of this Agreement for a period of one year.

     (e) Purchaser, the Sellers and the Trust hereby covenant and agree that, in the event a “Qualified Investor” executes and delivers a Purchaser Replacement and Release Agreement at or prior to 11:59 P.M. (McLean, Virginia time) on the Investor Commitment Termination Date (or, if such date is extended in accordance with Section 12.3(b)(iii), then at or prior to 11:59 P.M. (McLean, Virginia time) on the Extended Investor Commitment Termination Date), each of Purchaser, the Sellers and the Trust shall promptly (and in any event prior to 11:59 P.M. (McLean, Virginia time) on the Investor Commitment Termination Date or Extended Investor Commitment Termination Date, as the case may be) execute and deliver such Purchaser Replacement and Release Agreement. For the sake of clarity, nothing in this Section 12.3(e) shall obligate any party hereto to enter into a Purchaser Replacement and Release Agreement containing terms not set forth on Exhibit 12.3(b) that such party has not agreed to as contemplated in Section 12.3(b)(i) or 12.3(c)(i).

     (f) Nothing in this Section 12.3 shall affect any termination rights of any party hereto under Section 12.1 or Section 12.4 of this Agreement.

     (g) The parties acknowledge and agree that the amount of the Investor Commitment Escrow (excluding any interest thereon) is a reasonable estimate of the damages that would be sustained by the Sellers in the event that this Agreement is terminated under circumstances in which the Investor Commitment Escrow (excluding any interest thereon) is paid to the Representative (as agent for the Sellers) pursuant to Section 12.3(b) or 12.3(c), and neither the Sellers nor the Trust shall have any rights to pursue legal or equitable remedies for breach of contract or otherwise, including Losses relating thereto, against Purchaser or any of its Affiliates in connection with such termination or otherwise.

12.4 Special Termination Right.

     Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by Purchaser at any time prior to 11:59 P.M. (McLean, Virginia time) on February 2, 2005 upon notice to the Representative, in the event that, following further review of the Seller Disclosure Schedules and the “Seller Disclosure Schedules” as defined under the Asset Purchase Agreement, Purchaser has determined not to proceed with the transactions contemplated by this Agreement. In the event of such termination, (i) all amounts comprising the entire Investor Commitment Escrow (including any interest thereon) shall be paid to Purchaser promptly following such termination, and (ii) this Agreement shall be of no force or effect except for this Section 12.4, Sections 7.6 and 7.7, which shall survive the termination of this Agreement, and Section 12.2(b), which shall survive the termination of this Agreement for a period of one year.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1 Amendment; Waiver.

     This Agreement may be modified or amended only by agreement in writing of all of the parties hereto. At any time prior to the Closing, Purchaser, on the one hand, and the Sellers and the Trust, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any Document delivered by any such other party pursuant hereto or (c) waive compliance with any of the agreements of such other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

13.2 Entire Agreement.

     This Agreement and the Related Documents constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties with respect to the subject matter hereof, written or oral, including that certain Confidentiality and Due Diligence Agreement dated as of September 24, 2004 by and between FCC and Purchaser.

13.3 Severability.

     It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn by either a court of competent jurisdiction or the parties hereto, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.4 No Assignment; Parties in Interest.

     (a) Except as otherwise provided in Section 13.4(b) below, neither this Agreement nor any rights and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except that Purchaser may, without the consent of the other parties hereto, assign any or all of its rights and interests hereunder to any Affiliate of

Purchaser or any lender providing financing to Purchaser (which assignment shall not relieve Purchaser of its obligations hereunder). Any attempted assignment in violation of this Section 13.4 shall be null and void and of no force and effect. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and (except for the rights expressly created in favor of the Seller Indemnified Persons and Purchaser Indemnified Persons pursuant to Article XI) nothing in this Agreement, express or implied, is intended to confer upon or give any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.

     (b) Purchaser may from time to time assign to one or more Investors the right to purchase one or more of the Facilities and the other Purchased Assets associated with such Facilities by the delivery to Sellers of a notice of assignment (an “Assignment Notice”) notifying Sellers of such assignment, the identity of the Investor and the applicable Facilities. In the case of such assignment, the Investor and the applicable Sellers shall execute and deliver one or more facilities purchase agreements (each, an “Additional Purchase Agreement”) for the applicable Facilities, substantially in the form of this Agreement, subject to the following:

     (i) the Purchase Price under an Additional Purchase Agreement shall be the Purchase Price allocable to the applicable Facilities and associated Purchased Assets;

     (ii) the Trust and, if applicable the Greenbriar Stockholders, shall join in such Additional Purchase Agreement to the same extent as they are a party hereto; and

     (iii) all references to Purchaser in such Additional Purchaser Agreement shall instead mean such Investor under the Additional Purchase Agreement.

          Upon execution of each Additional Purchase Agreement, this Agreement shall be deemed amended as follows:

     (x) to reduce the Purchase Price by the purchase price set forth in such Additional Purchase Agreement; and

     (y) to delete all references to the Facilities and Purchased Assets covered by such Additional Purchase Agreement and to the associated Sellers.

          In addition to any deemed changes to this Agreement in connection with the execution of an Additional Purchase Agreement, the parties agree to make appropriate changes to the Related Documents to effectuate the assignment of Purchaser’s rights with respect to any Purchased Assets and related assumption of Assumed Liabilities to such Investor.

          In the event one or more Additional Purchase Agreements are executed, (A) unless otherwise consented to in writing by Purchaser, it shall be a condition precedent to the Closing hereunder and to the closing under each Additional Purchase Agreement that the Closing hereunder and the Closing under each Additional Purchase Agreement occur simultaneously and

(B) no Additional Purchase Agreement may be amended without the written consent of Purchaser.

13.5 Fees and Expenses.

     Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall each bear their own expenses incurred in connection with this Agreement and the Related Documents and the parties shall each bear one-half of the filing fees incurred in relation to all filings required under the Hart-Scott-Rodino Act in connection with the purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder.

13.6 Notices.

     All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally or by facsimile, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties or other Persons specified below at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to any Seller, the Trust, the Greenbriar Stockholders or the Representative, to:

Steven R. Berlin
Kaiser-Francis Oil Company
P.O. Box 21468
Tulsa, OK 74121-1468
Telephone No.: 918-491-4532
Facsimile No.: 918-491-4694

with a copy (which shall not constitute notice) to:

Frederic Dorwart, Lawyers
Old City Hall
124 East Fourth Street
Tulsa, OK 74103-5010
Attention: Frederic Dorwart
Telephone No.: (918) 583-9945
Facsimile No.: (918) 583-8251

          (b) if to Purchaser, to:

Sunrise Senior Living Investments, Inc.
7902 Westpark Drive
McLean, VA 22102
Attention: Bradley B. Rush
Telephone No.: (703) 744-1890
Facsimile No.: (703) 744-1645

with a copy (which shall not constitute notice) to:

Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, VA 22102
Attention: John F. Gaul, Esq.
Telephone No.: (703) 744-1710
Facsimile No.: (703) 744-1990

and

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Attention: Robert J. Waldman, Esq.
Telephone No.: (202) 637-5600
Facsimile No.: (202) 637-5910.

     All such notices and other communications shall be deemed to have been given and received and shall be effective (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by facsimile, when transmitted (if sent during normal business hours on a Business Day, or one Business Day after the date sent if not sent during normal business hours on a Business Day) to the applicable number so specified herein and an appropriate confirmation of transmission is received, (iii) in the case of overnight delivery by nationally recognized, overnight courier, one Business Day following the date of dispatch, and (iv) in the case of mailing, on the third Business Day following the date of deposit in the mail.

13.7 Counterparts.

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This Agreement may be delivered by facsimile or electronic transmission.

13.8 Governing Law.

     This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule

(whether of the State of Delaware or any other jurisdiction) that would cause the Laws of any jurisdiction other than Delaware to be applied. In furtherance of the foregoing, the Law of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

13.9 Independence of Covenants and Representations and Warranties; Schedules.

     All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of the particular representation and warranty hereunder. Any fact or item which is clearly disclosed on any schedule to this Agreement referenced in Article V (each, a “Seller Disclosure Schedule”) or on any “Seller Disclosure Schedule” to the Asset Purchase Agreement (as defined in the Asset Purchase Agreement) shall be deemed to be disclosed on all Seller Disclosure Schedules, notwithstanding the omission of a reference or cross-reference thereto, and the “Seller Disclosure Schedules” to the Asset Purchase Agreement (as defined in the Asset Purchase Agreement) shall be deemed incorporated by reference into this Agreement for this purpose.

13.10 Interpretation, Construction.

     The term “Agreement” means this agreement together with all schedules and exhibits hereto (which are incorporated herein by reference), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. As used in this Agreement, the term “knowledge” when used to refer to the knowledge of a Seller shall mean and apply to the actual knowledge of the representatives of the Sellers named in this paragraph and the Greenbriar Stockholders and not to any other persons or parties, it being understood and acknowledged that such representatives shall make a good faith inquiry of the other officers, directors, partners, key employees and professional advisers of the Sellers who could reasonably be expected to have actual knowledge of the matters in question, including the executive director of each Facility. The designated representatives of Sellers for purposes of this Section 13.10 only are: George B. Kaiser, David Freshwater, Thomas Danker and Steven R. Berlin. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits to this Agreement, except where otherwise stated. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the schedules referenced in Article V, Article VI and Article X of this Agreement need not be attached to each copy of this Agreement. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein.

13.11 Resolution of Disputes.

     All Proceedings relating to or arising under or in connection with this Agreement or any Related Document (collectively, the “Litigation”) shall be brought only in the federal or state courts located in the State of Delaware, which shall have exclusive jurisdiction to resolve any Litigation, which each Party irrevocably consents to the jurisdiction thereof for any Litigation. THE PARTIES IRREVOCABLY WAIVE TRIAL BY JURY IN ANY LITIGATION INCLUDING ANY COUNTERCLAIM WITH RESPECT THERETO. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Litigation in any Delaware court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of any inconvenient forum to the maintenance of such Litigation in any such court.

13.12 Appointment of Representative.

     Each of the Sellers, the Trust and the Greenbriar Stockholders hereby appoint Steven R. Berlin as its exclusive agent to act on its behalf as the “Representative” under and for the purposes specified in this Agreement. In the event Steven R. Berlin is unable or unwilling to serve in such capacity, and the Sellers fail to timely appoint a substitute Representative, then the Stockholder shall be the “Representative”.

13.13 Performance by Subsidiaries.

     Each party hereto agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other parties hereto in order to consummate the transactions contemplated by this Agreement; provided however, that this Section 13.13 shall not require any party to take any actions with respect to its Subsidiaries that would not be required by such party pursuant to Section 7.3.

13.14 Representation by Counsel.

     The parties each acknowledge that each party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the parties.

13.15 Passage of Title and Risk of Loss.

     Legal and equitable title to, and risk of loss with respect to, the Purchased Assets shall not pass to Purchaser until the Closing occurs.

13.16 Guarantee of Obligations of Purchaser.

     Sunrise Senior Living, Inc. hereby guarantees the timely payment and performance of all obligations of Sunrise Senior Living Investments, Inc. arising under this Agreement and the Related Documents, including, but not limited to, Sunrise Senior Living Investments, Inc.’s representations and warranties pursuant to Article VI. For the sake of clarity, this Section 13.16 shall not apply to any payment or performance obligations of any Investor or any other Person under this Agreement or any Additional Purchase Agreement.

[Signatures begin on next page.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the date first written above.

SELLERS:

FOUNTAINS CANTERBURY LIMITED PARTNERSHIP

By:	Fountains C.I.T. Holdings, L.L.C., General Partner

By: Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

FOUNTAINS ALBEMARLE LIMITED PARTNERSHIP

By:	Fountains C.I.T. Holdings, L.L.C., General Partner

By:	Fountains Retirement Communities, Inc. (its Manager)

By:	/s/ David Freshwater

Name:	David Freshwater
Title:	President

FOUNTAINS LA CHOLLA LIMITED PARTNERSHIP

By:	Fountains C.I.T. Holdings, L.L.C., General Partner

By:	Fountains Retirement Communities, Inc. (its Manager)

By:	/s/ David Freshwater

Name:	David Freshwater
Title:	President

FOUNTAINS CRYSTAL LAKE LIMITED PARTNERSHIP

By: Fountains C.I.T. Holdings, L.L.C., General Partner

By: Fountains Retirement Communities, Inc. (its Manager)

By:	/s/ David Freshwater

Name:	David Freshwater
Title:	President

FOUNTAINS CORBY LIMITED PARTNERSHIP

By: Fountains C.I.T. Holdings, L.L.C., General Partner

By: Fountains Retirement Communities, Inc. (its Manager)

By:	/s/ David Freshwater

Name:	David Freshwater
Title:	President

FOUNTAINS LA JOLLA LIMITED PARTNERSHIP

By: Fountains C.I.T. Holdings, L.L.C., General Partner

By: Fountains Retirement Communities, Inc. (its Manager)

By:	/s/ David Freshwater

Name:	David Freshwater
Title:	President

FOUNTAINS SENIOR PROPERTIES OF KALAMAZOO, L.L.C.

By:	Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

THE FOUNTAINS AT LOGAN SQUARE, L.L.C.

By:	Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

THE FOUNTAINS AT RIVERVUE, L.L.C.

By:	Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

THE FOUNTAINS OF VIRGINIA, L.L.C.

By:	Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

THE FOUNTAINS SENIOR PROPERTIES OF CALIFORNIA, L.L.C.

By:	Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

THE FOUNTAINS SENIOR PROPERTIES OF FLORIDA, L.L.C.

By:	Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

THE FOUNTAINS SENIOR PROPERTIES OF MICHIGAN, L.L.C.

By:	Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

THE FOUNTAINS SENIOR PROPERTIES OF NEW YORK, L.L.C.

By:	Fountains Retirement Communities, Inc. (its Manager)

	By:	/s/ David Freshwater

	Name:	David Freshwater
	Title:	President

THE FOUNTAINS AT GREENBRIAR, INC.

By:	/s/ David Freshwater

Name:	David Freshwater
Title:	President

THE FOUNTAINS SEA BLUFFS LEASING, L.L.C.

By:	/s/ David Freshwater

Name:	David Freshwater
Title:

FOUNTAINS CHARITABLE INCOME TRUST

By:	/s/ Frederic Dorwart

Name:	Frederic Dorwart
Title:	Trustee

GREENBRIAR STOCKHOLDERS

/s/ Mitchell Pozez

MITCHELL POZEZ (for purposes of Articles V and XI and
Sections 4.2, 7.2(c), 7.4, 7.7, 7.8, 7.9, 8.2, 13.4, and
13.12)

/s/ David Freshwater

DAVID FRESHWATER (for purposes of Articles V and XI and
Sections 4.2, 7.2(c), 7.4, 7.7, 7.8, 7.9, 8.2, 13.4, and
13.12)

STOCKHOLDER

/s/ George B. Kaiser

GEORGE B. KAISER (for purposes of Sections 7.4, 7.8
and 7.13 only)

PURCHASER

SUNRISE SENIOR LIVING INVESTMENTS, INC.

	By:	/s/ Bradley B. Rush

	Name:	Bradley B. Rush
	Title:	Vice President

SUNRISE SENIOR LIVING, INC. (for purposes of Section 13.16 only)

By:	/s/ Bradley B. Rush

Name: Bradley B. Rush
Title: Chief Investment Officer

FORM OF JOINDER AGREEMENT

     The undersigned (the “Joining Party”) hereby acknowledges and agrees to become party to and to succeed to all of the obligations of the “Assurances Company” under that certain Facilities Purchase and Sale Agreement dated January 19, 2005, by and among Sunrise Senior Living Investments, Inc. and the other parties identified therein (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

     Accordingly, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Agreement solely for purposes of acknowledging and agreeing to Section 7.13 of the Agreement (including Schedule 7.13) and guaranteeing the obligations of the Sellers and the other Seller Indemnifying Persons pursuant to Article XI and other applicable provisions of the Agreement and the Asset Purchase Agreement. The Joining Party hereby agrees to be bound by, all of the terms, provisions and conditions contained in the Agreement relating to the foregoing.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Joinder Agreement as of the date written below.

Date:

By:

Name:

Title:

Address:

ANNEX I

DEFINITIONS

     “Access Effective Date” shall mean the earlier of (i) the effective date of the Purchaser Replacement and Release Agreement (if any), or (ii) the Investor Commitment Termination Date (or, if such date is extended in accordance with Section 12.3(b)(iii), the Extended Investor Commitment Termination Date).

     “Accounting Firm” has the meaning set forth in Section 3.5.

     “Accounts Payable” shall mean all of a Seller’s obligations for the payment of goods sold or leased or for services rendered to one or more of the Sellers in connection with the Business, billed or unbilled.

     “Accounts Receivable” shall mean all accounts receivable, book debts and other forms of obligations belonging or owing to a Seller arising out of services rendered, care provided, goods sold or property leased by such Seller in connection with the Business, billed or unbilled, and all monies due or to become due to a Seller under all Contracts for the performance of services or the sale of goods or both by such Seller, billed or unbilled, including such obligations which remain outstanding at the time of determination reflected in the Seller Financial Statements, such obligations as of the date hereof listed on Schedule 5.18, and such obligations existing as of the Closing Date or that arise in the ordinary course of business after the Closing Date on account of the conduct of the Business prior to the Closing Date.

     “Additional Purchase Agreement” has the meaning set forth in Section 13.4(b).

     “Affiliate” shall mean, with respect to any specified Person, another Person which, directly or indirectly controls, is controlled by or is under common control with, the specified Person. The term “Affiliate” shall include all Subsidiaries of a Person. For the avoidance of doubt, the Stockholder, the Trust, FCC and their respective Subsidiaries shall be deemed to be Affiliates of each other and all Sellers shall be deemed Affiliates of each other for purposes of this Agreement (including Article XI).

     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

     “Agreement” has the meaning set forth in Section 13.10.

     “Allocation Agreement” has the meaning set forth in Section 3.5.

     “Anti-Kickback Statute” has the meaning set forth in Section 5.32(a).

     “Antitrust Laws” has the meaning set forth in Section 7.3(e).

     “Apportioned Obligations” has the meaning set forth in Section 9.1.

     “Approved Facilities” has the meaning set forth in Section 7.3(d).

     “APA Sellers” has the meaning set forth in the recitals hereto.

     “Asset Purchase Agreement” has the meaning set forth in the recitals hereto.

     “Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

     “Assigned Contracts” has the meaning set forth in Section 1.4(b).

     “Assigned Permits” has the meaning set forth in Section 1.1(b).

     “Assignment and Assumption Agreements” has the meaning set forth in Section 4.2(b).

     “Assignment Notice” has the meaning set forth in Section 13.4(b).

     “Assumed Liabilities” has the meaning set forth in Section 2.1.

     “Assurances Company” has the meaning set forth in Section 7.13(a).

     “Audited Facility Financial Statements” has the meaning set forth in Section 5.6(a)(ii).

     “Audited Seller Financial Statements” has the meaning set forth in Section 5.6(a)(i).

     “Bills of Sale” has the meaning set forth in Section 4.2(a).

     “Books and Records” shall mean all books of account and other books, accounts receivable information, credit history, customer records, medical records of patients, personnel records, financial records, inspection records and other business records of every kind whatsoever pertaining to the Business, the Assets or any of the employees of the Sellers or any Seller Subsidiary.

     “Bulk Sales Laws” has the meaning set forth in Section 7.11.

     “Business” has the meaning set forth in the recitals hereto.

     “Business Day” means the period from 9:00 a.m. to 5:00 p.m. on any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

     “Cash Payment” has the meaning set forth in Section 3.1.

     “CERCLA” has the meaning set forth in Section 5.26.

     “Claims” has the meaning set forth in Section 11.2(b).

     “Closing” has the meaning set forth in Section 4.1.

     “Closing Date” has the meaning set forth in Section 4.1.

     “Closing Rent Roll” has the meaning set forth in Section 10.2(m).

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Commercially Reasonable Efforts” means as to a party, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to, (i) except with respect to the amendment of the Existing Management Agreements as contemplated in Section 7.10, expend funds other than for the payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action, (ii) institute litigation or arbitration as a part of its Commercially Reasonable Efforts or (iii) amend, waive or modify a term or condition of, or grant any concessions under or with respect to, or pay or commit to pay any amount under or with respect to, any Contract or relationship with respect to which an approval, consent or waiver is sought or any other agreement or relationship with such person (other than nominal filing and application fees).

     “Community Employees” has the meaning set forth in Section 5.23(a).

     “Compete” has the meaning set forth in Section 7.8(a).

     “Condominium Declaration” has the meaning set forth in Section 5.15(e).

     “Condominium Documents” has the meaning set forth in Section 5.15(e).

     “Condominium Facilities” has the meaning set forth in Section 5.15(e).

     “Confidential or Proprietary Information” means all information, materials and documents relating to a Person’s and its Subsidiaries’ business, Assets, financial condition, operations and prospects, including all Intellectual Property Rights, other than information, materials and documents which (x) were lawfully in the recipient’s possession prior to any disclosure by such Person, (y) are or become generally available to the public other than as a result of disclosure by the recipient, its Affiliates or its or their respective employees, agents, representatives or others acting on its behalf, or (z) become available to the recipient or its Affiliates on a non-confidential basis from a source other than such Person, its Affiliates or its or their respective employees, agents, representatives or others acting on its behalf.

     “Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, indemnity, indenture, undertaking, promise, purchase order or other agreement, commitment, instrument, or concession (whether oral or in writing).

     “Corporate and Regional Employees” has the meaning set forth in Section 5.23(a).

     “Covered Person” has the meaning set forth in Section 7.8(a).

     “Direct Claim Notice” has the meaning set forth in Section 11.4(b)(i).

     “Documents” shall mean any paper or other material (including computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including legal opinions, mortgages, indentures, notes, instruments, leases, agreements, insurance policies, reports, studies, financial statements (including the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

     “Domain Names” shall mean any top level domain name registrations used in the Business or that incorporate any tradenames, trademarks or service marks used in the Business.

     “Due Diligence Period” has the meaning set forth in Section 7.1(a).

     “Due Diligence Termination Date” has the meaning set forth in Section 7.1(i).

     “Due Diligence Termination Event” has the meaning set forth in Section 7.1(j).

     “EC&O” has the meaning set forth in Section 11.2(d).

     “Employee” has the meaning set forth in Section 5.25.

     “Employment Loss” has the meaning set forth in Section 5.25.

     “Encumbrance” shall mean any security interest, mortgage, lien, pledge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind with respect to any Assets, including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership of such Assets.

     “Entrance Fees” shall mean the entrance fee, membership fee, return of capital, life estate purchase price, unit purchase price or similar payment (whether refundable or nonrefundable) made by residents on or prior to the Closing Date under Resident Agreements entered into on or prior to the Closing Date.

     “Environmental Law” has the meaning set forth in Section 5.26.

     “Equity Interests” means (i) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder.

     “ERISA Affiliate” as applied to any Person, shall mean (a) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is, or was at any time, a member, (b) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is, or was at any time, a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is, or was at any time, a member.

     “ERISA Event” shall mean (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation), (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (d) the withdrawal by a Seller or any ERISA Affiliate of a Seller from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA, (e) the institution by the PBGC of Proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of liability on a Seller or any ERISA Affiliate of a Seller pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal by a Seller or any ERISA Affiliate of a Seller in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Seller or any ERISA Affiliate of a Seller of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (h) the written assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the Assets thereof, or against a Seller or any ERISA Affiliate of a Seller in connection with any such Plan, (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan that is intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code or (j) the imposition of a lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

     “Estimated Accounts Receivable Adjustment Amount” has the meaning set forth in Section 7.14(b).

     “Existing Management Agreements” has the meaning set forth in the recitals hereto.

     “Extended Investor Commitment Termination Date” has the meaning set forth in Section 12.3(b)(iii).

     “Facility” has the meaning set forth in the recitals hereto.

     “Facility Real Property” has the meaning set forth in Section 10.3(c)(i).

     “Facility Real Property Title Defect” has the meaning set forth in Section 10.3(c)(i).

     “FCC” has the meaning set forth in the recitals hereto.

     “FCC Sale Transaction” has the meaning set forth in the recitals hereto.

     “Federal Civil False Claims Act” has the meaning set forth in Section 5.32(a).

     “Federal Criminal False Claims Act” has the meaning set forth in Section 5.32(a).

     “FLCLP” has the meaning set forth in Section 7.19.

     “Final Accounts Receivable Adjustment Amount” has the meaning set forth in Section 7.14(c).

     “Final Accounts Receivable Schedule” has the meaning set forth in Section 7.14(c).

     “Financing Transaction” has the meaning set forth in Section 7.20.

     “FOC NY” has the meaning set forth in the recitals hereto.

     “GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

     “Government Programs” has the meaning set forth in Section 5.32(a).

     “Governmental Entity” means federal, state, municipal, local or foreign government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.

     “Greenbriar” has the meaning set forth in the recitals hereto.

     “Greenbriar Stockholders” has the meaning set forth in the recitals hereto.

     “Hazardous Waste” has the meaning set forth in Section 5.26.

     “HIPAA” has the meaning set forth in Section 5.32(b).

     “Hired Community Employees” has the meaning set forth in Section 8.1(b).

     “Hired Employees” has the meaning set forth in Section 8.1(b).

     “Hired Corporate and Regional Employees” has the meaning set forth in Section 8.1(b).

     “Intellectual Property Rights” means all intellectual property rights, including issued patents, patent applications, common law trademarks and service marks (including logos, designs and trade dress), trademark and service mark applications and registrations, trade names, s and the goodwill connected with the foregoing, domain names, copyrights (including proprietary software, templates and forms, written policies and manuals, and web site content, architecture and underlying software), copyright applications and registrations, know-how, trade secrets, inventions, processes and formulae, confidential information, , franchises, licenses, marketing materials and all documentation and media constituting, describing or relating to the foregoing intellectual property rights, including memoranda and records..

     “Inventories” means all inventories of the Sellers, wherever located, including all finished goods, work in process, raw materials, spare parts and other materials and supplies to be used or consumed by the Sellers in the production of finished goods.

     “Investor Commitment Escrow” has the meaning set forth in Section 12.3(a).

     “Investor Commitment Escrow Agreement” has the meaning set forth in Section 12.3(a).

     “Investor Commitment Termination Date” has the meaning set forth in Section 12.3(b).

     “La Cholla Bonds” has the meaning set forth in Section 7.19.

     “La Cholla Documents” has the meaning set forth in Section 7.19.

     “Law” means any applicable foreign, federal, state or local law (including common law), statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental Laws).

     “Leases” means all lease agreements and other agreements for the lease, use or occupancy of, or of space in, certain facilities, buildings, offices, warehouses, structures, improvements, appurtenances, personal property, equipment, and fixtures used by a Seller in connection with the Business.

     “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     “Licensed Requisite Rights” means all Intellectual Property Rights for which the Seller purports to have a valid license (or sublicense) to use and which are used in, held for use in or otherwise relating to the Business.

     “Litigation” has the meaning set forth in Section 13.11.

     “Loan Amount” has the meaning set forth in Section 3.1.

     “Losses” means any and all losses (including, but without duplication, a diminution in value of Assets or Equity Interests), injuries, claims (including notices of violation or potential responsibility from any Governmental Entity), shortages, fines, penalties, damages (including consequential, special, punitive, exemplary or incidental damages), Liabilities, expenses (including reasonable fees and expenses of attorneys and accountants, experts and other professionals and including costs and expenses relating to any investigation or any defense or prosecution of any Proceedings), assessments, and Taxes (including interest or penalties thereon).

     “Material Regulatory Approval” has the meaning set forth in Section 10.1(a).

     “Millbrook Facility” has the meaning set forth in the recitals hereto.

     “Millbrook Lease” has the meaning set forth in the recitals hereto.

     “Multiemployer Plan” shall mean a “multiemployer plan” as such term is defined in section 3(37) of ERISA.

     “New Management Agreements” has the meaning set forth in the recitals hereto.

     “Noncompete Period” has the meaning set forth in Section 7.8(a).

     “Non-Essential Portion” has the meaning set forth in Section 10.3(c)(i).

     “Operating Licenses” means the Permits required by state health departments or comparable Governmental Entities in order to operate Senior Living Facilities, and all certificates of need or certificates of authority required by state health planning agencies or comparable Governmental Entities to operate Senior Living Facilities.

     “Order” means any judgment, writ, decree, award, compliance agreement, injunction or judicial or administrative order and determination of any Governmental Entity or arbitrator.

     “Other Arrangement” shall mean a program, policy, practice or agreement (including without limitation employment agreements) providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, stock purchase rights, deferred compensation, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including any fringe benefit under Section 132 of the Code) to employees, officers, directors or independent contractors that is not a Plan.

     “Outside Termination Date” has the meaning set forth in Section 12.1(d).

     “Owned Requisite Rights” means all Intellectual Property Rights purported to be owned by the Sellers and which are used in, held for use in or otherwise relating to the Business.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

     “PCBs” has the meaning set forth in Section 5.26.

     “Pension Plan” shall mean an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA.

     “Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

     “Permitted Encumbrances” means: (a) any statutory lien that secures a governmentally required payment not yet due that arises, and is customarily discharged, in the ordinary course of the Sellers’ business, (b) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the present use of the Purchased Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (c) public utility easements of record, in customary form, to serve the Purchased Real Property, (d) any matter that becomes a Permitted Exception pursuant to Section 10.3(c), and (e) any Encumbrance with respect to Assets other than the Purchased Real Property that does not singly or in the aggregate with other such items materially detract from the value of the property subject thereto or materially detract from or interfere with the use of property subject thereto in the ordinary conduct of the Business.

     “Permitted Exception” has the meaning set forth in Section 10.3(c).

     “Person” shall be construed broadly and shall include an individual, a partnership, a corporation (stock or non-stock, membership or non-membership), a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

     “Plan” shall mean any plan, program or arrangement, whether or not written, that is or was an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by a Seller or any of its Affiliates, (b) to which a Seller or any of its Affiliates contributed or was obligated to contribute or to fund or provide benefits, or (c) which provides or promises benefits to any Person who performs or who has performed services for a Seller or any of its Affiliates and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

     “Post-Closing Tax Period” has the meaning set forth in Section 9.1.

     “Pre-Closing Accounts Receivable Schedule” has the meaning set forth in Section 7.14(b).

     “Pre-Closing Tax Period” has the meaning set forth in Section 9.1.

     “Proceedings” means any claim, action, suit, hearing, investigation or proceedings before any Governmental Entity or arbitrator.

     “Properties” has the meaning set forth in Section 5.26.

     “Proration Schedule” has the meaning set forth in Section 3.2.

     “Proration Time” has the meaning set forth in Section 3.2.

     “Purchase Price” has the meaning set forth in Section 3.1.

     “Purchased Accounts Receivable” has the meaning set forth in Section 7.14(a).

     “Purchased Assets” has the meaning set forth in Section 1.1.

     “Purchased Real Property” has the meaning set forth in Section 5.15.

     “Purchaser” has the meaning set forth in the preamble hereto.

     “Purchaser Claims” has the meaning set forth in Section 11.2(a).

     “Purchaser Included Claims” has the meaning set forth in Section 11.8(b).

     “Purchaser Indemnified Persons” means and includes Purchaser and its Affiliates, and each of their permitted successors and assigns, and the respective officers, directors, employees, members, stockholders, partners and agents of each of the foregoing.

     “Purchaser Replacement and Release Agreement” has the meaning set forth in Section 12.3(b)(i).

     “Real Property Law” means building, subdivision, zoning, environmental and other Laws applicable to real property.

     “Related Documents” means, collectively, the Bills of Sale, the Assignment and Assumption Agreements and the Investor Commitment Escrow Agreement.

     “Rent Roll” has the meaning set forth in Section 5.14.

     “Representative” has the meaning set forth in Section 13.12.

     “Required Cure Item” has the meaning set forth in Section 10.3(f).

     “Requisite Rights” means, collectively, the Owned Requisite Rights and the Licensed Requisite Rights.

     “Resident Agreements” means any occupancy, residency, lease, tenancy and similar written agreements entered into in the ordinary course of business with residents of the Facilities, and all amendments, modifications, supplements, renewals, and extensions thereof.

     “Resident Deposits” means any refundable entrance fee deposits, reservation fee deposits, purchase price deposits or other similar deposits made by residents under Resident Agreements on or prior to the Closing Date.

     “RiverVue Facility” has the meaning set forth in the recitals hereto.

     “RiverVue Lease” has the meaning set forth in the recitals hereto.

     “Seller Claims” has the meaning set forth in Section 11.2(b).

     “Seller Contracts” has the meaning set forth in Section 5.13.

     “Seller Disclosure Schedule” has the meaning set forth in Section 13.9.

     “Seller Employees” has the meaning set forth in Section 5.23(a).

     “Seller Financial Statements” has the meaning set forth in Section 5.6(a)(iii).

     “Seller Included Claims” has the meaning set forth in Section 11.8(a).

     “Seller Indemnified Persons” means and includes the Trust, the Greenbriar Stockholders and the Sellers and their respective successors and assigns.

     “Seller Indemnifying Persons” means the Trust, the Greenbriar Stockholders and the Sellers (and the Sellers’ respective successors and assigns).

     “Seller Subsidiary” shall mean any Subsidiary of any of the Sellers or any Subsidiary of such Subsidiary.

     “Seller 2005 Capital Expenditure Budget” has the meaning set forth in Section 5.8(j).

     “Sellers” has the meaning set forth in the preamble hereto.

     “Sellers’ Benefit Payout Obligations” has the meaning set forth in Section 8.1(c).

     “Sellers’ Employee Obligations” has the meaning set forth in Section 8.1(c).

     “Sellers’ 401(k) Plans” has the meaning set forth in Section 8.1(i).

     “Senior Living Facility” shall mean any retirement or senior living facility or community, including independent and/or assisted living facilities, nursing homes, congregate care facilities, continuing care retirement communities and other health care facilities providing full time residential, recreational, personal care, home care, assisted living, nursing care, other health care and like services, in any combination, to senior citizens.

     “Source Document” has the meaning set forth in Section 7.1(j).

     “Stark Act” has the meaning set forth in Section 5.32(a).

     “Stockholder” has the meaning set forth in Section 7.4.

     “Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (ii) any partnership, limited partnership, limited liability company, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest, and (iii) any corporation not having stock but a majority of whose directors, managers, general partners or executive officers are elected by such Person though the holding of membership interests, contractual rights or otherwise.

     “Survey” has the meaning set forth in Section 10.3(b).

     “Taxes” means, with respect to any Person, (A) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity and (B) any Liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (i) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person or a member of an affiliated or combined group, (ii) being a member of an affiliated, consolidated or combined group with any other competitors or (iii) a contractual obligation or otherwise.

     “Taxing Authority” means any Governmental Entity with the power to impose Taxes.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Temporary Escrow Arrangement” has the meaning set forth in Section 12.3(a).

     “Termination Threshold” has the meaning set forth in Section 7.1(k).

     “Title Commitment” has the meaning set forth in Section 10.3(a).

     “Title Insurer” has the meaning set forth in Section 10.3(a).

     “Title Notice” has the meaning set forth in Section 10.3(c)(i).

     “Transfer Taxes” has the meaning set forth in Section 9.1.

     “Trust” has the meaning set forth in the preamble hereto.

     “Unit Real Property” shall mean any of the condominium units owned in fee simple by any of the Sellers included on Schedule 1.1 as Purchased Real Property, or any remainder interests owned by Sellers in any condominium units included on Schedule 1.1 as Purchased Real Property, and in each case together with the right, title and interest of Sellers in any associated common elements, at the Facilities known as The Fountains at Pacific Regent – Bellevue, The Fountains at Pacific Regent – La Jolla or The Fountains as Sea Bluffs (Dana Point).

     “Unit Real Property Title Defect” has the meaning set forth in Section 10.3(d)(i).

     “Unaudited Seller Financial Statements” has the meaning set forth in Section 5.6(a)(iii).

     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

     “Welfare Plan” shall mean an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

Schedule 1

Sellers

1.	Fountains Canterbury Limited Partnership

2.	Fountains Albemarle Limited Partnership

3.	Fountains La Cholla Limited Partnership

4.	Fountains Crystal Lake Limited Partnership

5.	Fountains Corby Limited Partnership

6.	Fountains La Jolla Limited Partnership

7.	Fountains Senior Properties of Kalamazoo, L.L.C.

8.	The Fountains at Logan Square, L.L.C.

9.	The Fountains at RiverVue, L.L.C.

10.	The Fountains of Virginia, L.L.C.

11.	The Fountains Senior Properties of California, L.L.C.

12.	The Fountains Senior Properties of Florida, L.L.C.

13.	The Fountains Senior Properties of Michigan, L.L.C.

14.	The Fountains Senior Properties of New York, L.L.C.

15.	The Fountains at Sea Bluffs Leasing, L.L.C.

16.	The Fountains at Greenbriar, Inc.

Schedule 7.13

Assurances Company

     The Assurances Company (as defined in Section 7.13 of the Agreement) shall be organized contemporaneously with the Closing on the following terms and conditions:

(1)	The Assurances Company shall be organized under the Oklahoma Limited Liability Company Act.

(2)	The Articles of Organization of the Assurances Company shall be the same in form and content as Exhibit A to this Schedule 7.13.

(3)	The Articles of Organization of the Assurances Company shall not be amended without the prior written consent of Purchaser, which Purchaser may grant or deny in its sole discretion.

(4)	The sole member of the Assurances Company shall be George B. Kaiser.

(5)	The Operating Agreement of the Assurances Company shall be the same in form and content as Exhibit B to this Schedule 7.13.

(6)	The single manager of the Assurances Company shall be Don Millican or such person as George B. Kaiser may designate from time to time.

(7)	The Operating Agreement of the Assurances Company shall not be amended without the prior written consent of Purchaser, which Purchaser may grant or deny in its sole discretion.

(8)	The Assurances Company shall be capitalized at Closing by the contribution of a number of shares of Common Stock of BOK Financial Corporation (the “BOKF Stock”), free and clear of all liens, having an aggregate Value (as defined below) at least equal to $75 million plus the amount of all liabilities of the Assurances Company as of the Closing Date (as determined in accordance with generally accepted accounting principles) (the “Assurances Amount”). The “Value” of a share of BOKF Stock shall mean the average of the last reported sales price of the BOKF Stock, as reported on the NASDAQ National Market System, at the end of each trading day during the six-month period ending at the end of the month immediately preceding the month in which the Closing Date occurs.

(9)	Consistent with the Articles of Organization and the Operating Agreement, the Assurances Company shall engage in no business other than to guarantee the obligations of the Sellers and the other Seller Indemnifying Parties arising under Article XI and other applicable provisions of the Agreement as provided in Section 7.13 of the Agreement and arising under Article XI and other applicable provisions of the Asset Purchaser Agreement as provided in Section 7.13 of the Asset Purchase Agreement.

(10)	The Assurances Company shall have the right to substitute shares of BOKF Stock for other collateral (the “Substitute Collateral”) by distributing shares of BOKF Stock to the sole member in exchange for the Substitute Collateral on the following terms and conditions:

(a)	The Substitute Collateral shall be free and clear of all liens and shall have, at the time of the substitution, a value at least equal to the then-current fair market value of the BOKF Stock being distributed.

(b)	The Substitute Collateral shall consist of:

Page 1 of Schedule 7.13

(i)	securities issued by governmental agencies backed by the full faith and credit of the United States government;

(ii)	deposits with, and certificates of deposit issued by, commercial banks or primary financial institutions with capital in excess of $500 million, the unsecured debt of which is rated A-1 or better by Standard & Poors;

(iii)	shares listed for trading on an exchange (as defined in the Securities Exchange Act of 1934) which are rated A-1 or better by Standard & Poors or recommended for purchase or hold by Smith Barney; and/or;

(iv)	such securities as Purchaser may approve which approval shall not be unreasonably withheld.

(11)	The Assurances Company shall execute and deliver the Agreement and the Asset Purchase Agreement solely for the purposes of guaranteeing the obligations of Sellers and the other Seller Indemnifying Persons pursuant to Article XI and other applicable provisions of the Agreement and the Asset Purchase Agreement.

(12)	On or before the 45th day following the end of each calendar quarter, the Assurances Company shall prepare and deliver to Purchaser calendar quarter unaudited financial statements prepared in accordance with the tax (accrual) basis of accounting.

(13)	The Assurances Company will keep the BOKF Stock and any other Substitute Collateral free and clear of all liens.

(14)	Subject to this paragraph 14, Purchaser’s rights under paragraphs 3 and 7 above, as well as the obligations of George B. Kaiser and the Assurances Company set forth on this Schedule shall expire on September 15, 2012 (the “Expiration Date”); it being understood that the expiration of such rights and obligations shall not affect the obligations of the Sellers or the other Seller Indemnifying Persons under Article XI and other applicable provisions of the Agreement or the Asset Purchase Agreement. Notwithstanding the foregoing, to the extent any Purchaser Claims are pending on the Expiration Date, until such Purchaser Claims are paid in full or otherwise finally settled or adjudicated and no longer subject to appeal of further proceedings, (i) shares of BOKF Stock or Substitute Collateral having a value at least equal to the lesser of the then-current value of the BOKF Stock or Substitute Collateral or the aggregate amount of such Purchaser Claims (the “Pending Claims Amount”) shall remain in the Assurances Company and (ii) the obligations of George B. Kaiser and the Assurances Company, and the rights of Purchaser, hereunder shall continue to apply subject to this paragraph 14.

(15)	On the second anniversary of the Closing Date, the parties to the Agreement hereby agree to negotiate in good faith whether there is a need to increase (but not decrease) the value of the BOKF Stock or the Substitute Collateral then included in the Assurances Company, and to implement any mutually agreed-upon changes resulting from such negotiations.

(16)	George B. Kaiser shall be jointly and severally liable with the Assurances Company for any breach or default by the Assurances Company of any of its obligations set forth on this Schedule.

* * *

Page 2 of Schedule 7.13

     The following is a list of Exhibits to Schedule 7.13 that have been intentionally omitted. Sunrise Senior Living, Inc. agrees to furnish supplementally a copy of any omitted Exhibit upon request of the Securities and Exchange Commission.

Exhibits

Exhibit A       Articles of Organization of Assurances Company L.L.C.

Exhibit B       Operating Agreement of Assurances Company L.L.C.